UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed By a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REALOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share (the “Common Stock”), of Realogy Corporation

2)	Aggregate number of securities to which transaction applies:

216,854,805 shares of Common Stock; 10,777,941 options to purchase Common Stock; restricted stock units with respect to 2,468,533 shares of Common Stock; stock appreciation rights with respect to 1,108,343 shares of Common Stock; and deferred unit accounts with respect to 114,410 shares of Common Stock.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 216,854,805 shares of Common Stock multiplied by $30.00 per share; (B) options to purchase 10,777,941 shares of Common Stock with exercise prices less than $30.00 multiplied by $9.0244 (which is the difference between $30.00 and the weighted average exercise price of $20.9756 per share); (C) restricted stock units with respect to 2,468,533 shares of Common Stock multiplied by $30.00 per share; (D) stock appreciation rights to with respect to 1,108,343 shares of Common Stock multiplied by $3.90 (which is the difference between $30.00 and the weighted average exercise price of $26.10 per share); and (E) deferred unit accounts with respect to 114,410 shares of Common Stock multiplied by $30.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum calculated in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$6,684,719,428.46

5)	Total fee paid:

$715,265

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

One Campus Drive

Parsippany, New Jersey 07054

            , 2007

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Realogy Corporation to be held on             , 2007 at              at             .

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 15, 2006, by and among Realogy Corporation, Domus Holdings LLC (formerly Domus Holdings Corp.) and Domus Acquisition Corp., pursuant to which Domus Acquisition Corp. will merge with and into Realogy. Domus Holdings LLC and Domus Acquisition Corp. are affiliates of Apollo Management VI, L.P. If the merger agreement is adopted and the merger is completed, you will be entitled to receive $30.00 in cash, without interest and less any applicable withholding tax, for each share of Realogy common stock owned by you (unless you have exercised your appraisal rights with respect to the merger), as more fully described in the enclosed proxy statement.

Realogy’s board of directors, after careful consideration of a variety of factors including the unanimous recommendation of a special committee of disinterested and independent directors, has unanimously (with three directors abstaining) determined that the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Realogy and its stockholders, and approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, our board of directors unanimously (with three directors abstaining) recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Realogy from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

Henry R. Silverman

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated             , 2007, and is first being mailed to stockholders on or about             , 2007.

Realogy Corporation

One Campus Drive

Parsippany, New Jersey 07054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On             , 2007

To the Stockholders of Realogy Corporation:

A special meeting of stockholders of Realogy Corporation, a Delaware corporation, will be held on             , 2007 at              located at             , for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of December 15, 2006, by and among Realogy, Domus Holdings LLC (formerly known as Domus Holdings Corp.), a Delaware limited liability company (“Parent”), and Domus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Realogy (the “merger”) and each outstanding share of the Realogy’s common stock, par value $0.01 per share (other than shares held in treasury or owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Realogy, shares held by stockholders who have properly demanded statutory appraisal rights, if any, and shares as to which separate treatment is agreed with Parent), will be converted into the right to receive $30.00 in cash, without interest and less any applicable withholding tax, as described in the accompanying proxy statement.

2. To consider and vote on any proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3. To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Our board of directors has specified             , 2007 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting.

After careful consideration, our board of directors (with three directors abstaining) has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Realogy and Realogy’s stockholders. Our board of directors has unanimously (with three directors abstaining) approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger.

THE BOARD OF DIRECTORS UNANIMOUSLY (WITH THREE DIRECTORS ABSTAINING) RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope, or you may submit your proxy by telephone or the Internet by following the instructions printed on your proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your failure to vote in person at the special meeting or to submit a signed proxy card will effectively have the same effect as a vote “AGAINST” the adoption of the merger agreement. Your prompt cooperation is greatly appreciated.

Stockholders of Realogy who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Realogy before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of the Realogy’s common stock. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives) holding admission tickets or other evidence of ownership. The admission ticket is detachable from your proxy card. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock and photo identification. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at One Campus Drive, Parsippany, New Jersey 07054 during ordinary business hours at least 10 days before the special meeting.

By Order of the Board of Directors,

C. Patteson Cardwell, IV

Corporate Secretary

Parsippany, New Jersey

            , 2007

i

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Evercore Group L.L.C.
Annex C	Section 262 of the General Corporation Law of the State of Delaware

ii

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 79. References to “Realogy,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Realogy Corporation and its subsidiaries unless otherwise indicated or the context otherwise requires.

The Parties to the Merger (Page 16)

Realogy Corporation

Realogy, a Delaware corporation, became a publicly traded company after its spin-off from Cendant Corporation in July 2006. Realogy is a global provider of real estate and relocation services and operates its business in four segments: Real Estate Franchise Services, which franchises the Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty® and Coldwell Banker Commercial® brand names; Company Owned Real Estate Brokerage Services, which operates a full-service real estate brokerage business principally under the Coldwell Banker®, ERA®, Corcoran Group® and Sotheby’s International Realty® brand names; Relocation Services, which primarily offers clients employee relocation services such as home sale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household goods moving services, visa and immigration support, intercultural and language training and group move management services; and Title and Settlement Services, which provides full-service title, settlement and vendor management services to real estate companies, affinity groups, corporations and financial institutions with many of these services provided in connection with Realogy’s real estate brokerage and relocation services business.

Domus Holdings LLC

Domus Holdings LLC (formerly known as Domus Holdings Corp.), a Delaware limited liability company (“Parent”), was formed on December 14, 2006 for the sole purpose of completing the merger with Realogy and arranging the related financing transactions. Parent is affiliated with Apollo Management VI, L.P., an affiliate of Apollo

Management, L.P. Parent has not engaged in any business except in anticipation of the merger.

Apollo Investment Fund VI, L.P.

Apollo Management, L.P., founded in 1990, is a leader in private equity, debt and capital markets investing. Since its inception, Apollo has invested over $16 billion in companies representing a wide variety of industries, both in the United States and internationally. Apollo is currently investing its sixth private equity fund, Apollo Investment Fund VI, L.P., which, along with related co-investment entities, represents approximately $12 billion of capital.

Domus Acquisition Corp.

Domus Acquisition Corp., a Delaware corporation (“Merger Sub”), is an indirect wholly owned subsidiary of Parent. Merger Sub was formed exclusively for the purpose of effecting the merger.

The Merger (Page 20)

The Agreement and Plan of Merger, dated as of December 15, 2006 (the “merger agreement”), provides that Merger Sub will merge with and into Realogy (the “merger”). Realogy will be the surviving corporation (the “Surviving Corporation”) in the merger and will continue to do business as “Realogy Corporation” following the merger. In the merger, each outstanding share of Realogy common stock will be converted into the right to receive $30.00 in cash, without interest and less any applicable withholding tax. We refer to this amount in this proxy statement as the merger consideration. However, shares held in treasury or owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Realogy, shares held by stockholders who have properly demanded statutory appraisal rights, if any, and shares as to which separate treatment is agreed with Parent, will not be converted.

Effects of the Merger (Page 54)

If the merger is completed, you will be entitled to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock owned by you, unless you have exercised your statutory appraisal rights with respect to the merger. As a result of the merger, Realogy will cease to be an independent, publicly traded company. You will not own any shares of the Surviving Corporation.

The Special Meeting (Page 17)

Date, Time and Place. The special meeting will be held on             , 2007 at              located at             .

Purpose. You will be asked to consider and vote upon (1) the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into Realogy, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on             , 2007, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were              shares of our common stock issued and outstanding and entitled to vote. A majority of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Common Stock Ownership of Directors and Executive Officers. As of the record date, the directors and executive officers of Realogy held in the aggregate approximately       % of the shares of our common stock entitled to vote at the special meeting. Each of our directors and executive officers has advised us that he or she plans to vote all of his or her shares “FOR” the adoption of the merger agreement.

Voting and Proxies. Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of our common stock are held in “street name” by your broker, you should instruct your broker on how to vote such shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of our common stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting.

Revocability of Proxy. Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, C. Patteson Cardwell, IV, at One Campus Drive, Parsippany, New Jersey 07054;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares of our common stock, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Options and Other Awards (Page 54)

Restricted Stock Units. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding restricted stock units will become fully vested and will be cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by $30.00, without interest and less any applicable withholding taxes.

Stock Appreciation Rights. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding stock appreciation rights will become fully vested and converted into the right to receive a cash payment equal to the number of outstanding shares of our common stock underlying the stock appreciation rights multiplied by the amount (if any) by which $30.00 exceeds the stock appreciation right exercise price, without interest and less any applicable withholding tax.

Deferred Unit Accounts. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all deferred amounts held in unit accounts denominated in shares of our common stock under our Officer Deferred Compensation Plan and the Non-Employee Directors Deferred Compensation Plan will be cancelled and converted into the right to receive a cash payment equal to the number of shares held in such unit accounts multiplied by $30.00, payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such unit account, less any required withholding taxes.

Stock Options. At the effective time of the merger, except as otherwise agreed to by the holder and Parent, all outstanding options to acquire our common stock under equity incentive plans (all of which are currently fully vested), will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $30.00 exceeds the exercise price, without interest and less any applicable withholding taxes.

Recommendation of the Special Committee and Our Board of Directors (Page 26)

Special Committee. The special committee is a committee of three independent and disinterested members of our board of directors that was formed for the purpose of evaluating any proposal that may be made relating to the acquisition of Realogy. The special committee unanimously determined that the merger is advisable and fair to, and in the best interests of, Realogy and its stockholders and unanimously recommended that the board of directors (i) approve the merger agreement and the transactions contemplated thereby, including the merger and (ii) recommend that the stockholders of Realogy vote in favor of adoption of the merger agreement. For a discussion of the factors considered by the special committee in reaching its conclusions, see “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 26.

Board of Directors. The board of directors, acting upon the unanimous recommendation of the special committee, unanimously (with three directors abstaining) (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby and (iii) resolved to recommend that the stockholders adopt the merger agreement and the transactions contemplated thereby and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting. The board of directors (with three directors abstaining) unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 42)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. Such interests include (i) the funding into a “rabbi trust” of a lump sum amount, representing the present value of substantially all of the post-separation benefits to which our CEO is entitled under his existing employment agreement upon a qualifying termination of his employment (this amount will be determined by our compensation committee prior to the closing of the merger), (ii) severance payments and benefits payable to executive officers upon termination of employment under a qualifying termination of employment pursuant to employment or letter agreements, (iii) the accelerated vesting of certain equity awards and the accelerated payment of deferred compensation arrangements for certain directors and officers and (iv) rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. In addition, a number of our executive officers (other than our CEO, who has agreed that he will not participate in the equity or enter into any new ongoing employment arrangement) are currently negotiating and may, prior to the closing of the merger, enter into new arrangements with Parent or the Surviving Corporation regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation.

Opinion of Evercore Group L.L.C. (Page 28)

Evercore Group L.L.C. (“Evercore”) delivered its opinion to our special committee and board of directors that, as of December 15, 2006 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of our common stock (other than shares held in treasury or owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Realogy, shares held by stockholders who have properly demanded statutory appraisal rights, if any, and shares as to which separate treatment is agreed with Parent) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of our common stock.

The full text of the written opinion of Evercore, dated December 15, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Evercore provided its opinion for the information and assistance of the special committee and our board of directors in connection with its consideration of the transaction. The Evercore opinion is not a recommendation as to how any holder of our shares of our common stock should vote with respect to the merger.

Financing (Page 40)

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $8.8 billion, including fees and expenses and accrued but unpaid interest on Realogy’ outstanding indebtedness, which will be funded by new credit facilities, private offerings of debt securities and equity financing, and to the extent available, cash of the Company. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided. See “The Merger—Financing of the Merger” beginning on page 40. The following arrangements are in place for the financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing. Parent has received an equity commitment letter from Apollo Management VI, L.P., on behalf of affiliated investment funds, pursuant to which, and subject to the conditions contained therein, Apollo Management VI, L.P., on behalf of affiliated investment funds, has committed to make a capital contribution equal to $1.99 billion to Parent.

Debt Financing. Parent has received a debt commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Credit Suisse, Credit Suisse Securities (USA) LLC, Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc. and Citigroup North America, Inc. to provide (a) up to $4.27 billion of term loans, revolving credit loans and a synthetic letter of credit under senior secured credit facilities, (b) up to $2.75 billion of senior unsecured loans under a bridge facility, (c) up to $900 million of senior subordinated loans under a bridge facility and (d) up to $1.062 billion of replacement relocation receivables securitization facilities.

Regulatory Approvals (Page 50)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. On January 9, 2007, Realogy and Apollo Investment Fund VI, L.P. filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. The FTC granted early termination of the waiting period on January 17, 2007. The merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

In addition, on January 10, 2007, Parent filed a “Statement Regarding the Acquisition or Change of Control of a Domestic Insurer,” on “Form A,” with the Texas Department of Insurance pursuant to the Texas Insurance Code in connection with the proposed change in control of Title Resources Guaranty Company, a Texas corporation and wholly owned subsidiary of Realogy. Additional filings or notices may be required by other states because of this proposed change in control.

Furthermore, with respect to Fairtide Insurance Ltd, a Bermuda corporation and an indirect wholly owned subsidiary of Realogy, Parent is required to notify the Bermuda Monetary Authority of the proposed change in control. The Bermuda Monetary Authority may also require certain additional filings, such as personal declarations, because of this proposed change in control.

Material U.S. Federal Income Tax Consequences (Page 48)

The exchange of shares of our common stock for cash pursuant to the merger agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of our common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Tax Opinion Pursuant to the Tax Sharing Agreement (Page 50)

In connection with the separation from Cendant, Realogy entered into a tax sharing agreement with Cendant (now Avis Budget Group, Inc.) Wyndham Worldwide Corporation and Travelport Inc., dated as of July 28, 2006 (the “Tax Sharing Agreement”). In order for the entry into the merger agreement to be permitted under the Tax Sharing Agreement, Realogy’s counsel delivered a tax opinion pursuant to the terms of the Tax Sharing Agreement stating that, based on certain facts and information submitted and statements, representations and warranties made by Realogy and Apollo Management VI, L.P., and subject to the limitations and qualifications set forth in such tax opinion, the merger will not result in Distribution Taxes (as defined in the Tax Sharing Agreement).

Conditions to the Merger (Page 62)

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of a majority of the outstanding shares of our common stock;

•	there is no order, injunction, decree or other legal restraint or prohibition preventing the consummation of the merger; and no governmental entity will have filed any action seeking to enjoin, restrain or otherwise prohibit the merger;

•	any applicable waiting period (and any extension thereof) under the HSR Act will have expired or been terminated, and approvals and authorizations from other applicable foreign antitrust authorities will have been granted; and

Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	our representations and warranties must be true and correct, subject to certain materiality thresholds;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date;

•	since the date of the merger agreement, there must not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the merger agreement);

•	we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations;

•	Parent and Merger Sub must have obtained necessary approvals from the Texas Department of Insurance, without the imposition of limitations, restrictions or conditions that would have a Material Adverse Effect;

•	Parent and Merger Sub must have obtained all required pre-closing approvals or consents required by foreign antitrust laws, without the imposition of limitations, restrictions or conditions that would have a Material Adverse Effect; and

•	the tax opinion delivered pursuant to the Tax Sharing Agreement with Avis Budget Group, Inc. and Wyndham Worldwide Corporation must be in effect and not withdrawn or otherwise adversely modified.

Conditions to Realogy’s Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Parent and Merger Sub must be true and correct, subject to certain materiality thresholds;

•	Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date;

•	Parent must deliver to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations; and

•	Parent and Merger Sub must have obtained approval from the Texas Department of Insurance with respect to the proposed change in control of Title Resources Guaranty Company.

Solicitation of Other Offers (Page 64)

Until 11:59 p.m., Eastern Standard Time, on February 16, 2007, we are permitted to initiate, solicit and encourage acquisition proposals (including by way of providing access to non-public information pursuant to one or more confidentiality agreements with appropriate parties), and enter into and maintain discussions or negotiations with respect to acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.

After 11:59 p.m., Eastern Standard Time, on February 16, 2007 (which we sometimes refer to as the end of the “go shop” period), we have agreed not to:

•	initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any acquisition proposals or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•	enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal;

•	enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

Notwithstanding these restrictions:

•	we are permitted to continue discussions and provide non-public information to any party that has made a bona fide acquisition proposal prior to February 16, 2007 or with whom we are having ongoing discussions or negotiations as of February 16, 2007 regarding a bona fide acquisition proposal (the Company must otherwise immediately cease discussions except as permitted below and cause any confidential information provided or made available to be returned or destroyed); and

•	at any time after the date of the merger Agreement and prior to the approval of the merger agreement by our stockholders, we are permitted to furnish information with respect to the Company and its subsidiaries to any person making an acquisition proposal and participate in discussions or negotiations with such person under certain circumstances.

In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Termination of the Merger Agreement (Page 67)

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Realogy and Parent;

•	by either Realogy or Parent if:

•	there is any final and non-appealable action that restrains, enjoins or otherwise prohibits any of the transactions contemplated by the merger agreement or a governmental entity declines to grant an approval necessary to satisfy the conditions to closing;

•	the merger is not completed on or before the Outside Date (as defined under “The Merger Agreement—The Termination of the Merger Agreement”), or in certain circumstances due to delays in obtaining antitrust or regulatory approvals, August 15, 2007; or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof.

•	by Realogy, if:

•	Parent or Merger Sub has breached the merger agreement giving rise to the failure of certain conditions to closing and such breach is incapable of being cured by the Outside Date;

•	the termination is effected prior to receipt of the requisite stockholder approval in order to enter into an agreement with respect to a superior proposal; or

•	if all of the conditions to each party’s obligation to effect the merger, and certain of the conditions to the obligations of Parent and Merger Sub to effect the merger, have been satisfied, and Parent has failed to consummate the merger no later than three calendar days after the last day of the Marketing Period.

•	by Parent, if:

•	we have breached any of our obligations under the merger agreement in a manner that , either individually or in the aggregate, would result in, the failure of certain conditions to closing to be satisfied, and where that breach is not cured within the Outside Date and 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided that Parent and Merger Sub are not in material breach of any of their covenants or agreements contained in the merger agreement; or

•	a change of the recommendation of our board of directors has occurred; we or our board of directors (or any committee thereof) approves, adopts or recommends any acquisition proposal or approves or recommends, or enters into or allows us or any of our subsidiaries to enter into, a letter of intent or agreement for an acquisition proposal;

•	we fail under certain circumstances to issue a press release reaffirming the recommendation of our board of directors that our stockholders adopt the merger agreement;

•	we have intentionally or materially breached any of our obligations under the solicitation provision or the stockholder approval provisions of the merger agreement; we have failed to include in this proxy statement our board recommendation; or we or our board of directors (or any committee thereof) will authorize or publicly propose any of the foregoing actions of this and the preceding two bullet points or

•	there has been a Material Adverse Effect that cannot be cured by the Outside Date.

Termination Fees (Page 69)

If we terminate the merger agreement, or the merger agreement is terminated by Parent or Merger Sub under certain circumstances, we must pay a termination fee to Parent. The termination fee is $215,224,750 unless we terminate the merger agreement in connection with the acceptance of a superior proposal prior to February 16, 2007, in which case the termination fee payable by us is $99,334,500. Under certain circumstances, Parent must pay a termination fee of $215,224,750 to the Company.

We have agreed to reimburse Parent’s reasonably documented expenses incurred in connection with the merger agreement, up to a limit of $30 million, if the merger agreement is terminated due to failure of our stockholders to approve the transaction or due to our material breach.

Liability Cap (Page 70)

If Parent and Merger Sub fail to effect the merger, then our sole and exclusive remedy against Parent, Merger Sub and Apollo Management VI, L.P. for any breach, loss or damage is the termination of the merger agreement and receipt of payment of an amount up to $215,224,750.

Limited Guarantee (Page 42)

In connection with the merger agreement, Apollo Management VI, L.P. and the Company entered into a limited guarantee under which Apollo Management VI, L.P. has guaranteed the due and punctual performance by Parent and Merger Sub of their payment obligations under the merger agreement, up to a maximum of $215,224,750. The limited guarantee is the Company’s sole recourse against Apollo Management VI, L.P. as a guarantor.

Appraisal Rights (Page 76)

Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law (including Section 262 of the General Corporation Law of the state of Delaware (the “DGCL”), the text of which can be found in Annex C of this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Common Stock (Page 73)

The closing sale price of the our common stock on the New York Stock Exchange (the “NYSE”) on December 15, 2006, the last trading day prior to the announcement of the merger, was $25.50. The $30.00 per share to be paid for each share of our common stock in the merger represents a premium of approximately 18% to the closing price on December 15, 2006, the last trading day prior to the announcement of the proposed merger, and a premium of approximately 26% to the average closing share price since our common stock commenced “regular way” trading on the NYSE on August 1, 2006.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Realogy stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 79.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Realogy by Parent, an affiliate of Apollo Management VI, L.P. Once the merger agreement has been adopted by the stockholders and other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, an indirect wholly owned subsidiary of Parent, will merge with and into Realogy. Realogy will be the Surviving Corporation and become an indirect wholly owned subsidiary of Parent.

Q.	What will I receive in the merger?

A.	Upon completion of the merger, you will be entitled to receive $30.00 in cash, without interest and less any applicable withholding tax, for each share of our common stock that you own, unless you have exercised your appraisal rights with respect to the merger. For example, if you own 100 shares of our common stock, you will receive $3,000.00 in cash in exchange for your shares of our common stock, less any applicable withholding tax. You will not own any shares in the Surviving Corporation.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Realogy will be held on , 2007, at , at located at .

Q.	What vote is required for Realogy’s stockholders to adopt the merger agreement?

A.	An affirmative vote of a majority of the outstanding shares of our common stock is required to adopt the merger agreement.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q.	How does Realogy’s board of directors recommend that I vote?

A.	The board of directors, after careful consideration of a variety of factors including the unanimous recommendation of the special committee, unanimously (with three directors abstaining) recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. You should read “The Merger—Reasons for the Merger; Recommendation of the Special Committee and our Board of Directors” for a discussion of the factors that the special committee and the board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.	What effects will the proposed merger have on Realogy?

A.	As a result of the proposed merger, Realogy will cease to be a publicly-traded company and will be wholly owned by Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Realogy will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, Realogy may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses as described under the caption “The Merger Agreement—Termination Fees and Expenses.”

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

Q.	How do I vote?

A:	You may vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet (as permitted by Section 212 of the DGCL) and following the Internet voting instructions printed on your proxy card; or

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, C. Patteson Cardwell, IV, at One Campus Drive, Parsippany, New Jersey 07054;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting again by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the merger agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.	How do I vote my Realogy Corporation Employee Savings Plan shares of common stock?

A.	If you participate in the Realogy Corporation Employee Savings Plan (the “Employee Savings Plan”), you may give voting instructions to Merrill Lynch Trust Company, trustee of the Plan (the “Trustee”), by completing and returning the voting instructions that you will be receiving from the Trustee. Your instructions tell the Trustee how to vote the number of shares of common stock representing your shares in the Employee Savings Plan which you are entitled to vote under the Employee Savings Plan (the “Plan Shares”). Any such instruction will be kept confidential. The Trustee will vote your Plan Shares in accordance with your duly executed and delivered voting instructions. If you do not give the Trustee voting instructions, the Trustee will vote your Plan Shares in the same proportion as the Plan Shares for which the Trustee receives voting instructions from other Plan participants, unless doing so would not be consistent with the Trustee’s duties under applicable law.

Your voting instructions must be received by the Trustee by             , 2007, two business days prior to the date of the special meeting. You will be provided instructions on how to cast your vote. You may revoke previously given voting instructions prior to             . You may revoke your voting instructions by notifying the Trustee by Internet, telephone or mail that you are withdrawing your prior instructions and requesting another voting instruction.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares directly as a record holder in “street name,” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.

These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $30.00 per share in cash to be received by our stockholders in the merger. In order to receive the $30.00 per share, you must hold your shares through completion of the merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 76.

Q.	When is the merger expected to be completed? What is the “Marketing Period”?

A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the spring of 2007. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. In addition, Parent is not obligated to complete the merger until the expiration of a 15-business day “Marketing Period” that it may use to complete its financing for the merger. See “The Merger Agreement—Effective Time; Marketing Period” and “The Merger Agreement—Conditions to the Merger” beginning on pages 53 and 62, respectively.

Q.	Will a proxy solicitor be used?

A.	Yes. The Company expects to engage Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for the special meeting for a fee of approximately $12,500, a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Realogy Investor Relations at (973) 407-2710 or Georgeson, who we expect to be our proxy solicitor, toll-free at (866) 909-6470.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements (as that term is defined under Section 21E of the Securities Exchange Act of 1934) based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Opinion of Financial Advisor,” “Projected Financial Information,” “Regulatory Approvals,” and “Litigation Related to the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Realogy and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the HSR Act;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our franchisee and other business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	a decline in the number of home sales and/or prices; competition in our existing and future lines of business and the financial resources of competitors;

•	our failure to comply with regulations and any changes in regulations;

•	seasonal fluctuation in the residential real estate brokerage business;

•	local and regional conditions in the areas where our franchisees and brokerage operations are located; Realogy’s failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions;

•	actions by our franchisees that could harm our business;

•	our inability to access capital and/or asset-backed markets on a favorable basis;

•	the loss of any of our senior management; and

•	the final resolutions or outcomes with respect to Cendant’s contingent and other corporate liabilities and any related actions for indemnification made pursuant to the Separation Agreement, dated July 27, 2006, or to the Tax Sharing Agreement, dated as of July 28, 2006, by and among us, Cendant (now Avis Budget Group, Inc.), Wyndham Worldwide Corporation and Travelport, Inc.

In addition, for a more detailed discussion of these risks and uncertainties and other factors, please refer to our information statement dated July 13, 2006, which is attached as Exhibit 99.1 to our Current Report on Form 8-K filed July 19, 2006 and was mailed to Cendant stockholders and our quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Realogy

Realogy Corporation

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

Realogy is a Delaware corporation that became a separate publicly traded company after its spin off from Cendant Corporation in July 2006. Realogy is a global provider of real estate and relocation services with its headquarters in Parsippany, New Jersey, and operates its business in four segments: Real Estate Franchise Services, which franchises the Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty® and Coldwell Banker Commercial® brand names; Company Owned Real Estate Brokerage Services, which operates a full-service real estate brokerage business principally under the Coldwell Banker®, ERA®, Corcoran Group® and Sotheby’s International Realty® brand names; Relocation Services, which primarily offers clients employee relocation services such as home sale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household goods moving services, visa and immigration support, intercultural and language training and group move management services; and Title and Settlement Services, which provides full-service title, settlement and vendor management services to real estate companies, affinity groups, corporations and financial institutions with many of these services provided in connection with the Company’s real estate brokerage and relocation services business.

For more information about Realogy, please visit our website at www.realogy.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 79. Realogy’s common stock is publicly traded on the NYSE under the symbol “H”.

Parent

Domus Holdings LLC

c/o Apollo Management, L.P.

9 West 57th Street

New York, New York 10019

(212) 515-3267

Domus Holdings LLC (formerly known as Domus Holdings Corp.), a Delaware limited liability company, was formed on December 14, 2006 for the sole purpose of completing the merger with Realogy and arranging the related financing transactions. Parent is affiliated with Apollo Management VI, L.P., an affiliate of Apollo Management, L.P. Parent has not engaged in any business except in anticipation of the merger.

Apollo Management, L.P., founded in 1990, is a leader in private equity, debt and capital markets in-vesting. Since its inception, Apollo has invested over $16 billion in companies representing a wide variety of industries, both in the United States and internationally. Apollo is currently investing its sixth private equity fund, Apollo Investment Fund VI, L.P., which, along with related co-investment entities, represents approximately $12 billion of capital.

Merger Sub

Domus Acquisition Corp.

c/o Apollo Management, L.P.

9 West 57th Street

New York, New York 10019

(212) 515-3267

Domus Acquisition Corp., a Delaware corporation, is an indirect wholly owned subsidiary of Parent. Merger Sub was formed exclusively for the purpose of effecting the merger.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on             , 2007, starting at             local time, at located at                     , or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the merger agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A.

Record Date and Quorum

We have fixed the close of business on             , 2007 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were             shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

As of             , 2007, the record date, the directors and executive officers of Realogy held and are entitled to vote, in the aggregate,             shares of our common stock, representing     % of the outstanding common stock. The directors and executive officers have informed Realogy that they currently intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against adoption of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, C. Patteson Cardwell, IV, at One Campus Drive, Parsippany, New Jersey 07054;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting again by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by Realogy in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Realogy’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 76 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Realogy on behalf of its board of directors. In addition, we expect to retain Georgeson Shareholder Communications, Inc. to assist in the solicitation for a fee of approximately $12,500, a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Realogy Investor Relations at (973) 407-2710 or Georgeson, who we expect to be our proxy solicitor, toll-free at (866) 909-6470.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of Realogy during its regular business hours by any interested holder of our common stock. Further, documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days before the special meeting.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Realogy was formed by Cendant Corporation (“Cendant”) in January 2006 in connection with Cendant’s plan to separate into four separate companies. Pursuant to its plan of separation, Cendant transferred the assets and liabilities of its real estate services businesses to Realogy, and on July 31, 2006, Cendant distributed 100% of our issued and outstanding shares of common stock to Cendant stockholders on a pro rata basis. Our common stock commenced “regular way” trading on the New York Stock Exchange on August 1, 2006.

Since the date of our separation from Cendant, our board of directors and management team have evaluated our business and operations, our long-term strategic goals and alternatives and our prospects as an independent company. In connection with this evaluation, our board of directors took action to enhance value for stockholders by authorizing a stock repurchase program, which included a modified “Dutch auction” self-tender offer and subsequent open market share repurchases. It also became clear that the residential real estate market had deteriorated more significantly and more rapidly, including in California and Florida where a significant portion of our business is conducted, than had been expected by us, the National Association of Realtors (“NAR”) and the Federal National Mortgage Association (“Fannie Mae”) prior to our separation from Cendant. This downturn in the residential real estate market and the uncertainty as to the timing of any recovery has had a negative impact on our expected revenues and earnings before interest expense (other than interest relating to secured obligations), income taxes, depreciation, amortization and minority interest, or EBITDA, for 2007 and future years.

Prior to our separation from Cendant, there had been speculation in the investment community and the press that we might become an acquisition target once we became a stand-alone company. However, neither we nor Cendant had any plans, discussions or negotiations regarding any acquisition of Realogy by Apollo or any other third party prior to the distribution. Commencing on September 18, 2006, we received preliminary inquiries from several different parties expressing an interest in exploring a potential transaction with Realogy. None of these preliminary inquiries resulted in a proposal to acquire Realogy, nor did any of these parties hold any discussions or negotiations with Realogy.

On October 30, 2006, J.P. Morgan Securities Inc. (“J.P. Morgan”) sent a letter to Henry R. Silverman, our Chairman and Chief Executive Officer, stating that J.P. Morgan expected to be retained to act as financial advisor to, and arrange financing for, Apollo in connection with Apollo’s consideration of a potential acquisition of Realogy. The letter requested our consent for J.P. Morgan to utilize J.P. Morgan employees who had obtained knowledge of us through J.P. Morgan’s prior commercial and investment banking relationships with us to work on the proposed transaction for Apollo. In prior years, Cendant and Apollo had certain business relationships. NRT Incorporated, our subsidiary that operates our company-owned real estate brokerage business, was originally formed in August 1997 as a joint venture with Apollo and was jointly owned and operated by Apollo and Cendant until April 2002, when Cendant acquired Apollo’s stake. In 2005, when Cendant auctioned its marketing services division, Apollo emerged as the highest bidder and acquired such division. In 2006, Apollo also bid in the auction for Cendant’s Travelport subsidiary, but was unsuccessful.

Shortly after receiving the letter from J.P. Morgan, Mr. Silverman requested to have a discussion with Mr. Leon Black, founding partner of Apollo. Mr. Black, together with Mr. Marc Becker, an Apollo partner, met with Mr. Silverman on October 30, 2006 and discussed the letter that had been received from J.P. Morgan. At this meeting, Mr. Black and Mr. Becker expressed Apollo’s interest in exploring a potential acquisition of Realogy, which was the first time that an acquisition of Realogy was discussed with Apollo. In that meeting,

Mr. Silverman informed Messrs. Black and Becker that he would discuss Apollo’s interest in a potential transaction with our board of directors but, subject to board approval, in any event would want to make sure that Apollo had understood management’s projections before proceeding further. Following that meeting, we granted J.P. Morgan the permission that it had requested.

On October 31, 2006, at a regularly scheduled meeting, our board of directors discussed the interest that Apollo had expressed in a possible transaction. Mr. Silverman described the letter from J.P. Morgan and his discussions with Apollo. Mr. Silverman then discussed the current environment in which we operate. He discussed the significant decline in our financial results and projections since our separation from Cendant and noted that our results suffer from the cyclical nature of the residential real estate market, particularly in a moderating or down cycle. Mr. Silverman also discussed the difficulties associated with providing guidance as to our future performance where a majority of our results are dependent on macroeconomic factors which are outside of our control and difficult to predict. Mr. Silverman stated that sell side stock research analysts had been negative in their outlook for Realogy, with all but one setting price targets below the then current market price of our common stock and one analyst with a slight higher price target with a one year horizon to achieve. Mr. Silverman then noted that the then current conditions in the private equity and financing markets were conducive to acquisitions of public companies and that given our position as a leader in the residential real estate services industry, a private equity firm rather than a strategic buyer would likely have the most interest in an acquisition of Realogy. Mr. Silverman informed the board that he had no interest in being an equity participant in any transaction with a private equity firm. A representative from Skadden, Arps, Slate, Meagher and Flom LLP (“Skadden Arps”) then discussed the fiduciary duties of the directors in connection with their evaluation of strategic alternatives for Realogy. During the board meeting, the directors discussed whether it would be appropriate to provide Apollo and J.P. Morgan with information regarding our future projections. Following discussion, the board determined to request that Evercore Group L.L.C. (“Evercore”), which while not engaged by our board had represented Cendant in connection with its separation, provide information with regard to our projections to J.P. Morgan and Apollo, subject to Apollo signing an appropriate confidentiality agreement.

On November 4, 2006, we entered into a confidentiality agreement with Apollo obligating Apollo to maintain the confidentiality of the information to be provided to it by us and the parties’ discussions of a potential transaction and to provide customary standstill protection and certain restrictions on Apollo’s ability to enter into agreements with co-bidders and financing exclusivity agreements (subject to certain exceptions) in connection with a possible transaction.

On November 7, 2006, Mr. Anthony E. Hull, our Executive Vice President and Chief Financial Officer, Mr. C. Patteson Cardwell, IV, our Executive Vice President, General Counsel and Secretary, and Ms. Alicia Swift, our Vice President—Financial Planning, along with representatives of Evercore, met with representatives of Apollo and J.P. Morgan to review and discuss management’s base case of financial projections. Following this meeting, Evercore informed Apollo and its advisors that management was preparing three additional cases of projections showing differing levels of recovery of the residential real estate industry and offered to provide them to Apollo and its advisors. However, Apollo and its advisors responded that it was not necessary for Evercore or us to provide these cases as Apollo and its advisors could develop alternative scenarios on their own. See the projections described under “—Projected Financial Information.”

On November 9, 2006, Messrs. Hull and Cardwell, together with representatives of Evercore and Skadden Arps, met with representatives of Apollo, J.P. Morgan and Wachtell, Lipton, Rosen & Katz (“Wachtell”), counsel to Apollo, to assist Apollo in its due diligence review of the contingent assets and liabilities that were transferred to Realogy from Cendant at the time of our separation. We subsequently responded to follow-up questions received from Apollo and its advisors on this matter as well as additional due diligence requests relating to other aspects of our business over the next several weeks.

On November 20, 2006, our board of directors met and received a report on the progress made by J.P. Morgan and Apollo in evaluating a potential transaction with Realogy. At the meeting, Mr. Silverman informed the board that J.P. Morgan and Apollo had been conducting preliminary due diligence on Realogy and that, on Apollo’s behalf, J.P. Morgan had informed him that Apollo was preparing to make a proposal to acquire Realogy for approximately $30 per share, subject to completion of its due diligence. Representatives of Skadden Arps then discussed the fiduciary duties of the directors in connection with their review of strategic alternatives, including any acquisition proposal that might be received. After discussion, our board of directors approved the formation of a special committee composed solely of independent and disinterested directors to review, evaluate and negotiate any proposal that may be made for an acquisition of Realogy, or any alternative thereto, and resolved that it would not approve any transaction unless such transaction has been favorably recommended by the special committee. The special committee was also authorized to retain its own financial and legal advisors. Messrs. Kenneth Fisher, Robert E. Nederlander and Robert F. Smith were appointed to serve on the special committee, with Mr. Smith serving as chairman. Over the course of the next four weeks, the special committee met 10 times.

Immediately after the November 20 meeting of the board of directors, the special committee, with Messrs. Silverman and Cardwell present, met and discussed the engagement of financial and legal advisors to assist the special committee in its work. Following discussion, the special committee determined to engage Evercore as its financial advisor and Skadden Arps as its legal advisor. The special committee then requested that our senior management make a detailed presentation of our financial projections to the special committee.

On November 21, 2006, the special committee met, with Mr. Silverman, Mr. Richard A. Smith, our Vice Chairman and President, and Mr. Hull and representatives of Evercore and Skadden Arps present, to review management’s projections. Messrs. Richard Smith and Hull reviewed management’s base case of projections, three other cases of management projections that had been prepared to show the effects of differing recoveries in the residential real estate market, and forecasts which had been prepared by NAR and Fannie Mae. Messrs. Richard Smith and Hull indicated their view that management’s base case of projections was the most likely case of projections to be achieved, but was still subject to various risks and uncertainties. In that regard, they noted that they (along with NAR and Fannie Mae) were surprised by the severity of the decline in the residential real estate market in 2006, and that it was difficult to predict the “bottom” of the residential real estate market and the potential downward pressure on EBITDA in future periods in the event of a continued decline in the residential real estate market. They further noted that 2003 and 2004 had been the peak of the residential real estate market, but that the heightened activity of these years was not, in their view, sustainable and, therefore, projections of our EBITDA for future years were expected to be significantly lower than actual EBITDA in 2005 and prior years, and that achieving similar levels of EBITDA would take many years to realize. In addition, they indicated that the near-term outlook for transaction volume in the residential real estate market remained subject to substantial uncertainties, while the longer-term outlook showed positive growth rates given economic and demographic trends. They also noted that Fannie Mae had expressed concern about the possibility of a recession in 2007 and that NAR had forecast year-over-year declines in home prices for several months in a row. They also discussed the fact that despite the growth in transaction volume in previous years, Realogy had experienced a decline in its EBITDA margin over that period, which further contributed to the decline in our EBITDA. They discussed several factors that they believed contributed to this trend, including among others lower average broker commission rates, higher shares of commissions retained by agents, the impact of inflation on NRT’s office costs and certain legacy costs relating to the separation from Cendant. They added that that while there were signs of near term stabilization in commission rates and agent shares of commission and that management had taken significant action in 2006 to consolidate NRT offices and reduce expenses in the declining environment, it was unlikely that the EBITDA margins could be significantly improved in the foreseeable future.

At the request of the special committee, certain members of senior management were asked to sign agreements with Realogy restricting activities by them with respect to any acquisition proposal that may be made for Realogy. Mr. Silverman entered into an agreement with Realogy that he would not have any future equity participation or employment (other than pursuant to his existing contractual relationships with Realogy) with any prospective buyer, and that he would report to the special committee any discussions or negotiations that he had with any potential buyer regarding a transaction with Realogy. Messrs. Richard Smith, Hull and Cardwell entered into agreements with Realogy precluding them from communicating with potential buyers without the participation of the special committee’s financial or legal advisors in such discussions and prohibiting them from discussing any equity participation or offers of employment unless and until definitive documentation with respect to an acquisition were signed.

On November 21, 2006, Apollo delivered a non-binding proposal to acquire Realogy for $29 per share in cash, which included financing commitment letters from J.P. Morgan and Credit Suisse and a draft merger agreement. Apollo noted that it was prepared to move forward quickly with limited due diligence and was willing to enter into an acquisition agreement with a “go shop” provision that would permit Realogy to solicit alternative proposals for a period of time after a definitive agreement was signed. The draft merger agreement that was included with the proposal by Apollo provided that the “go shop” period would last 30 days from signing and that the break-up fee associated with accepting an alternative proposal during the “go shop” period would be $200 million, or approximately 3.1% of the equity value of the transaction. After the “go shop” period, a break-up fee of $250 million, or approximately 3.9% of the equity value of the transaction, would be payable. The proposal also contemplated that Realogy’s sole recourse against Apollo for its breach of the agreement would be limited to a $200 million reverse termination fee. The proposal letter indicated that the transaction would not be conditioned on financing and that Apollo’s financing commitments, together with the equity commitment that would be made by Apollo, would be sufficient to complete the transaction.

The special committee met on November 24, 2006 with representatives of Evercore and Skadden Arps to evaluate the Apollo proposal and to consider alternatives with respect to the proposal, including whether to solicit other parties who may be interested in a possible transaction. Among other things, the special committee considered the risks of conducting a full auction for Realogy, including the potential disruption to Realogy’s business and employees, the risk of a failed auction and the possibility that Apollo might withdraw its proposal. The special committee also discussed the decline in our financial performance and EBITDA margins. The representatives of Skadden Arps then discussed certain issues associated with the Apollo proposal. After discussion, the special committee determined to defer any response to the Apollo proposal until after receiving a full presentation of Evercore’s valuation analyses of Realogy.

On December 1, 2006, the special committee, with Mr. Silverman present, received a detailed presentation from Evercore regarding its valuation analyses of Realogy. The presentation included analyses of each of the four cases of projections developed by management and the key drivers of our performance, including number of transaction sides and average home sale price, and the macroeconomic trends affecting these drivers. Evercore also reviewed the impact of the declining residential real estate market on our financial performance and projections, the longer-term downward trends in our EBITDA margins and the underlying causes for such trends, and recent research analyst reports discussing Realogy and our future stock price. At the request of the special committee, Messrs. Richard Smith and Hull then joined the meeting and made a presentation of our projections. Messrs. Silverman, Richard Smith and Mr. Hull indicated that our base case of projections was the most realistic of the four cases of projections, although those projections remained subject to certain risks. Mr. Richard Smith further stated that a significant factor in forecasting is predicting the timing of the “bottom” of the downturn in the residential real estate market, which is still uncertain given the macroeconomic factors that could impact such timing. The special committee then discussed our alternatives and authorized its advisors to make a counterproposal to Apollo that would include, among other things, a price of $32 per share, a more favorable “go shop” provision (including a longer “go shop” period and a shorter notice period before a competing bid could be accepted during the “go shop” period), an agreement by Apollo that it would continue to refrain from entering into co-bidding arrangements with other potential acquirors and would release J.P. Morgan, Credit Suisse and Bear, Stearns & Co. Inc. from any exclusivity obligations during the “go shop” period, lower termination fees payable by Realogy in the event Realogy were to accept a superior proposal, and a provision ensuring that we would receive the full amount of Apollo’s equity commitment in the event that Apollo were to breach or otherwise fail to close the acquisition. Representatives of Evercore preliminarily discussed these issues with representatives of J.P. Morgan, including the special committee’s request for $32 per share, and at J.P. Morgan’s request, Skadden Arps provided a list of the principal issues to J.P. Morgan and Wachtell in the evening on December 1.

On December 4, 2006, representatives of J.P. Morgan, Wachtell, Evercore and Skadden Arps met at the offices of Skadden Arps to discuss Apollo’s proposal. At that meeting, Apollo’s advisors stated that Apollo had agreed to raise its offer from $29 to $29.50 per share, to reduce the break-up fees it would seek to 2.75% of the equity value for proposals accepted during the “go shop” period and 3.5% thereafter, and to increase the length of the “go shop” period from 30 days to 45 days. Apollo also agreed to release its sources of debt financing from their exclusivity obligations and not to work with co-bidders or equity partners (subject to certain limited exceptions) during the “go shop” period.

The special committee met on the morning of December 5, 2006 to receive an update on the status of negotiations with Apollo. The special committee members discussed the risks associated with Realogy’s business and prospects, noting continuing difficulties in the residential real estate market and the risks associated with pursuing strategic alternatives, including remaining an independent public company or conducting an auction for Realogy. At the request of the special committee, Mr. Silverman joined the meeting to express his views of Apollo’s latest proposal. At the conclusion of the meeting, the special committee asked its advisors to have further discussion with Apollo’s advisors to seek improvements in price and contractual terms. Representatives of Evercore and Skadden Arps continued to negotiate with Apollo and its advisors on December 5, 2006.

On the evening on December 5, 2006, the special committee reconvened and was informed by representatives of Evercore and Skadden Arps that Apollo had agreed to raise its offer from $29.50 to $30 per share and to reduce the break-up fees it would seek to 1.75% (from 2.75%) of the equity value of the transaction for proposals accepted during the “go shop” period and to 3% (from 3.5%) of the equity value of the transaction for proposals accepted after the “go shop” period. Further, it was noted that Apollo agreed to extend the “go shop” period to February 16, 2007, but continued to object to the special committee’s requests for additional remedies (beyond a reverse termination fee) in the event of a breach of the acquisition agreement by Apollo. The special committee authorized its advisors to continue negotiations with Apollo and to seek further improvements in price, break-up fees and other contractual terms.

On December 6, 2006, the special committee met with representatives of Evercore and Skadden Arps. The representatives of Evercore informed the special committee of their conversations the prior evening with representatives of J.P. Morgan, who had informed Evercore that Apollo was unwilling to agree to the special committee’s requests for further improvements in price and break-up fees. After a discussion, the special committee instructed Evercore and Skadden Arps to present to Apollo’s advisors a further counterproposal that included a price of $31 per share and smaller break-up fees. Representatives of Evercore and Skadden Arps continued their negotiations with Apollo and its advisors.

The special committee met again on the evening of December 6, 2006, and was informed of Apollo’s reaction to the counterproposal made earlier in the day. Apollo had stated that $30 per share was its “best and final” offer for Realogy, but was willing to agree to break-up fees equal to 1.5% of the equity value during the “go shop” period and 3.25% of the equity value after the “go shop” period, and had stated that the reverse break-up fee that Apollo would be required to pay in the event of its breach or failure to close should be the same amount as the higher break-up fee payable following the “go shop” period.

The special committee then discussed the various options available to it, including proceeding on the terms outlined in Apollo’s offer, terminating discussions with Apollo or continuing to negotiate with Apollo. The special committee also discussed the possibility of soliciting other potential buyers, but noted the risks of disruption to Realogy’s business and employees, the risk of failing to find another buyer and the risk that Apollo might withdraw its proposal. The special committee also noted that the “go shop” provision would permit it to solicit other potential buyers after the signing of the merger agreement and pay a significantly reduced break-up fee if an alternative proposal were accepted during the “go shop” period. The special committee also discussed the continued risks to Realogy’s future financial performance, the possibility of a continuing decline in the residential real estate market, the uncertainty as to the amount of time that a recovery in the residential real estate market may take and the potential negative impact that these factors may have on our future stock price. The members of the special committee determined to adjourn until the morning of December 7, at which time they would have a private session without advisors, followed by a meeting with advisors present.

On December 7, 2006, the members of the special committee engaged in a discussion of the risks and benefits associated with each of the potential options available to Realogy and reached the unanimous view that, subject to review of mutually acceptable definitive agreements with respect to a transaction and the receipt of a fairness opinion from Evercore, Realogy should proceed with a transaction substantially as proposed by Apollo. The special committee then instructed its advisors to proceed with negotiating the definitive documentation for the transaction.

Over the next week, representatives of Skadden Arps and Wacthell exchanged several drafts of the merger agreement, disclosure schedules and related documents and made substantial progress toward finalizing the definitive documentation for the transaction. Apollo and its advisors also completed their due diligence review, which included due diligence meetings with management and Evercore.

On December 15, 2006, the special committee met with Messrs. Silverman and Richard Smith and representatives of Evercore and Skadden Arps present. The representatives of Evercore and Skadden Arps discussed with the committee members the negotiations that had taken place since the prior meeting and noted that the transaction documents were in substantially final form. Evercore then rendered its opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in the merger. Following discussion, the special committee unanimously determined that the merger agreement and the merger are fair and advisable to and in the best interests of Realogy and its stockholders and unanimously recommended that our board of directors approve the merger agreement and recommend its adoption to Realogy’s stockholders.

Following the special committee meeting, a meeting of our board of directors was convened. At the meeting, representatives of Skadden Arps reviewed the fiduciary duties of Realogy’s directors in considering whether to approve the transaction with Apollo. Representatives of Evercore then presented their valuation analyses of Realogy and delivered an oral opinion (subsequently confirmed in writing) to the effect that, as of that date, the merger consideration of $30 per share to be received by our stockholders (other than shares held in treasury or owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Realogy, shares held by stockholders who have properly demanded statutory appraisal rights, if any, and shares as to which separate treatment is agreed with Parent) was fair, from a financial point of view, to such stockholders. Representatives of Skadden Arps then reviewed the terms of the merger agreement and related documents. The special committee then reported on its recommendation of the transaction to the full board of directors and the reasons for its recommendation. After considering, among other things, the factors described below under “Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors,” the financial analyses and opinion of Evercore and the recommendation of the special committee, our board of directors unanimously (with Messrs. Silverman, Richard Smith and Edelman abstaining) adopted resolutions approving the merger agreement and the transactions contemplated thereby and recommending that our stockholders adopt the merger agreement. Messrs. Silverman and Richard Smith abstained from the vote due to their potential interests in the transaction as described below under “—Interests of the Company’s Directors and Executive Officers in the Merger,” and Mr. Edelman abstained because his law firm has in the past represented Apollo Real Estate Advisors in certain matters unrelated to the transaction. The board also authorized the special committee and its advisors to solicit alternative proposals during the “go shop” period provided for under the merger agreement.

After the board meeting adjourned, Skadden Arps and Wachtell finalized the definitive documentation for the transaction, and the merger agreement and related agreements were executed later that evening. The transaction was publicly announced in a press release on December 17.

Subsequent to the announcement of the transaction with Apollo, at the direction of the special committee, Evercore identified and contacted 18 parties that might be interested in acquiring Realogy to solicit their interest in their making an acquisition proposal for Realogy.

Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors

Special Committee

The special committee, consisting solely of independent and disinterested directors, and acting with the advice and assistance of its independent financial and legal advisors, Evercore and Skadden Arps, respectively, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement. The special committee unanimously determined that the merger is fair to, advisable to and in the best interests of Realogy and its stockholders and unanimously recommended that the board of directors adopt, authorize and declare advisable the merger agreement and recommend to Realogy stockholders that they vote in favor of adoption of the merger agreement.

In the course of reaching its determination, the special committee considered the following factors and potential benefits of the merger, each of which the members of the special committee believed supported its decision:

•	the current and historical market prices of our common stock and the fact that the price of $30.00 per share represented a premium of approximately 18 percent over the market closing price of $25.50 on December 15, 2006, the last trading day prior to the announcement of the transaction, and a premium of 26 percent over the average closing price of our common stock since our separation from Cendant on July 31, 2006;

•	the financial analyses presented by Evercore that are described in “Opinion of Financial Advisor” and the opinion of Evercore delivered on December 15, 2006 that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth in the opinion, the merger consideration of $30 per share was fair, from a financial point of view, to our stockholders (other than shares held in treasury or owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Realogy, shares held by stockholders who have properly demanded statutory appraisal rights, if any, and shares as to which separate treatment is agreed with Parent) (the full text of the written opinion of Evercore, dated December 15, 2006, is attached as Annex B to this proxy statement);

•	the recent downturn in the residential real estate market, including in the California and Florida markets where a substantial portion of our business is conducted, and its impact on our financial performance and future projections (including our projection that 2007 EBITDA would be below 2006 EBITDA and below the 2007 average forecasted by sell side equity research analysts), the risks of achieving our projections in 2007 and beyond, the uncertainty as to the timing of a “bottom” in the residential real estate market, the possibility that the residential real estate downturn could continue for a prolonged of period of time and the potential negative impact that the foregoing factors might have on Realogy’s future stock price;

•	the possible alternatives to a sale of Realogy, including continuing to operate as an independent company or conducting an auction of Realogy, and the risks and uncertainties associated with such alternatives, which alternatives the special committee determined to be less favorable to our stockholders than the merger;

•	the current strength and liquidity of the private equity and debt financing markets and the risk that such conditions could be less conducive to an acquisition of Realogy in the future;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the terms of the merger agreement and the related agreements, including:

•	the fact that the terms of the merger agreement provide for a “go shop” period from December 15, 2006 through February 16, 2007, during which Realogy may solicit alternative acquisition proposals, and, after such period, continue discussions with persons who have made a bona fide proposal during the “go shop” period or with whom we were engaged in discussions concerning an acquisition proposal, and respond to unsolicited proposals made after the end of the “go shop” period under certain circumstances;

•	our ability to terminate the merger agreement in order to accept a financially superior proposal, subject to paying a termination fee of $99,334,500 during the “go shop” period or $215,224,750 after the “go shop” period (equal to 1.5% and 3.25% of the equity value of the transaction, respectively);

•	the fact that Apollo is prohibited from working with co-bidders or equity partners (with limited exceptions) during the “go shop” period and agreed to release its sources of debt financing from their exclusivity obligations;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote in favor of the adoption of the merger agreement;

•	the limited number and nature of the conditions to Parent and Merger Sub’s obligation to consummate the merger, including in particular the absence of a financing condition, and the likelihood of satisfying such conditions;

•	the limited number and nature of the conditions to funding set forth in the debt and equity financing commitment letters and the obligation of Parent to use its reasonable best efforts to arrange and obtain the debt financing, and if it fails to effect the closing under certain circumstances, to pay Realogy a $215,224,750 reverse termination fee; and

•	the fact that Apollo Management VI, L.P., on behalf of its affiliated investment funds, has provided a guarantee in our favor with respect to the performance by Parent and Merger Sub of certain of their payment obligations; and

•	the availability of appraisal rights to our stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the fact that our stockholders will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations or an earlier or stronger recovery in the residential real estate market than is currently anticipated;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and our relationships with customers and franchisees;

•	the requirement that we pay a termination fee of either $99,334,500 or $215,224,750, depending on the timing and circumstances surrounding our termination of the merger agreement, if our board of directors accepts a superior proposal or the merger agreement is terminated under certain other circumstances;

•	the requirement that we reimburse Parent and Merger Sub for up to $30 million of expenses incurred in connection with the proposed merger if our stockholders do not adopt the merger agreement;

•	the fact that an all cash transaction would be taxable to our stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the fact that we are entering into a merger agreement with a newly formed entity with essentially no assets and, accordingly, that our remedy in connection with a breach of the merger agreement by Parent and Merger Sub, even a breach that is deliberate or willful, would be limited to $215,224,750 that is payable in certain circumstances.

In addition, our special committee was aware of and considered the interests that certain of our directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Realogy, as described in “—Interests of the Company’s Directors and Executive Officers in the Merger.”

This discussion summarizes the material factors considered by the special committee in its consideration of the merger. After considering these factors, the special committee concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee unanimously approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the special committee, at a meeting on December 15, 2006, unanimously (with Messrs. Silverman, Richard Smith and Edelman abstaining) (i) determined that the merger agreement and the merger are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the merger agreement and the merger and (iii) resolved to recommend the adoption of the merger agreement to our stockholders.

In reaching these determinations, our board of directors considered (i) each of the factors considered by the special committee in reaching its unanimous recommendation, as described above; (ii) the financial analyses presented by Evercore that are described in “—Opinion of Financial Advisor” and the opinion of Evercore delivered on December 15, 2006 that, as of such date, the merger consideration of $30 per share was fair, from a financial point of view, to our stockholders (other than shares held in treasury or owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Realogy, shares held by stockholders who have properly demanded statutory appraisal rights, if any, and shares as to which separate treatment is agreed with Parent) (the full text of the written opinion of Evercore, dated December 15, 2006, is attached as Annex B to this proxy statement); and (iii) the unanimous recommendation of the special committee.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors unanimously (with Messrs. Silverman, Richard Smith and Edelman abstaining) approved the merger agreement and the transactions contemplated thereby and recommends the adoption of the merger agreement based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

On December 15, 2006, Evercore delivered its oral opinion to our board of directors and special committee, which opinion was subsequently confirmed in writing on December 15, 2006, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the $30.00 per share in cash consideration to be received by the holders of our common stock (other than shares held in treasury or owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Realogy, shares held by stockholders who have properly demanded statutory appraisal rights, if any, and shares as to which separate treatment is agreed with Parent) pursuant to the merger agreement was fair, from a financial point of view as of the date of such opinion, to such holders.

The full text of the written opinion of Evercore, dated December 15, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is contained in Annex B to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the opinion in its entirety. Evercore’s opinion is directed to our board of directors and special committee, addresses only the fairness from a financial point of view of the $30.00 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement and does not address any other aspect of the merger or constitute a recommendation to any Realogy stockholder as to how to vote at the special meeting or respond to the merger. The following is a summary of Evercore’s opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Evercore, among other things:

•	Reviewed a draft of the merger agreement dated December 15, 2006, which Evercore assumed was in substantially final form and would not vary in any respect material to Evercore’s analysis;

•	Reviewed certain publicly available business and financial information relating to us that Evercore deemed to be relevant;

•	Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to us that were prepared and furnished to Evercore by our management;

•	Reviewed certain financial projections relating to Realogy that were provided by and approved for use in connection with Evercore’s opinion by our management (certain of the projections provided by Realogy to Evercore are included below under “—Projected Financial Information”);

•	Discussed the past and current operations, financial projections and current financial condition of Realogy with our management;

•	Reviewed the reported prices and trading activity of our common stock;

•	Compared the financial performance of Realogy and the prices and trading activity of our common stock with that of certain publicly-traded companies and their securities that Evercore deemed relevant;

•	Reviewed the financial terms of certain publicly available transactions that Evercore deemed relevant;

•	Reviewed management’s publicly disclosed guidance as to our expected financial performance for 2006 at various points in time;

•	Participated in discussions and negotiations among representatives of Realogy, Apollo, and their respective advisers; and

•	Performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore has assumed and relied upon, without undertaking any responsibility for independent verification of, the accuracy and completeness of the information publicly available, and the information supplied or otherwise made available to, discussed with, or reviewed by Evercore and assumes no liability therefor. With respect to the financial projections (including Realogy’s outlook with respect to the long-term growth prospects of its businesses), Evercore has assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Realogy.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Realogy or any of its subsidiaries, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Realogy or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters.

For purposes of rendering its opinion, Evercore assumed, with Realogy’s consent, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Realogy or the consummation of the merger.

Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Evercore as of, December 15, 2006. It is understood that subsequent developments may affect this opinion and that Evercore does not have any obligation to update, revise or reaffirm this opinion. In connection with the merger, Evercore was not authorized by the special committee of the board of directors to solicit third party indications of interest for the acquisition of all or part of Realogy prior to the signing of a definitive agreement with Apollo or its affiliates.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of our common stock (other than shares held in treasury or owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Realogy, shares held by stockholders who have properly demanded statutory appraisal rights, if any, and shares as to which separate treatment is agreed with Parent), from a financial point of view, of the Merger Consideration. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Realogy and its advisors with respect to legal, regulatory, accounting and tax matters. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might have been available to Realogy, nor did it address the underlying business decision of Realogy to engage in the merger. Evercore assumed that any modification to the structure of the transaction would not vary in any respect material to its analysis. Evercore assumed that the merger would not impact the tax-free nature of Realogy’s spin-off from Cendant Corporation.

Evercore acted as the sole financial advisor to the special committee of the board of directors in connection with the merger and will receive fees for its services, a portion of which is contingent upon consummation of the merger. In the past, Evercore and its affiliates have provided financial advisory services to an affiliated predecessor of Realogy, Cendant Corporation, and have received fees for the rendering of these services. In addition, Realogy has agreed to reimburse certain of Evercore’s expenses and to indemnify Evercore for certain liabilities arising out of its engagement.

Set forth below is a summary of the material financial analyses presented by Evercore to our board of directors and special committee in connection with rendering Evercore’s opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 13, 2006, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. You should read these tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Analysis of Historical Trading Prices and Implied Transaction Premiums. Evercore reviewed the historical closing prices of the our common stock since August 1, 2006, the first day of regular way trading of our common stock after Realogy’s spin-off from Cendant Corporation, and calculated the average daily closing prices of the our common stock over various time periods, and noted the closing stock price on selected dates including and prior to December 13, 2006. Evercore then calculated and compared the premium that the merger consideration of $30.00 per share represented relative to the average daily closing prices of the our common stock for the selected periods and dates. The results of these calculations are summarized below:

	Historical Share Price	Premium of Merger Consideration of $30.00 Per Share to Historical Share Price
December 13, 2006 (Date of Evercore’s Analysis)	$26.05	15.2%
December 6, 2006 (1 Week Prior to Evercore’s Analysis)	$26.07	15.1%
November 15, 2006 (4 Weeks Prior to Evercore’s Analysis)	$26.27	14.2%
1 Month Average (2)	$26.35	13.9%
2 Month Average (3)	$26.30	14.1%
3 Month Average (4)	$25.00	20.0%
Share Repurchase Price (September 26, 2006)	$23.00	30.4%
Average since August 1, 2006 (5)	$23.86	25.7%
Maximum since August 1, 2006 (6)	$27.26	10.1%
Minimum since August 1, 2006 (7)	$19.97	50.2%

(1)	One Month Average includes trading days from November 14, 2006 through December 13, 2006.
(2)	Two Month Average includes trading days from October 16, 2006 through December 13, 2006.
(3)	Three Month Average includes trading days from September 14, 2006 through December 13, 2006.
(4)	Includes trading days from August 1, 2006 through December 13, 2006.
(5)	Maximum on October 25, 2006.
(6)	Minimum on September 8, 2006.

Discounted Cash Flow Analysis. Evercore performed a discounted cash flow analysis, or DCF, which calculates the present value of a company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates. Evercore’s DCF analysis of Realogy was based upon four sets of financial projections prepared by and furnished to Evercore by the management of Realogy (Case 1, Case 2, Case 3 and Case 4). Realogy’s management prepared the four cases of financial projections, portions of which are set forth under “—Projected Financial Information,” in November of 2006, based upon differing levels of recovery of the residential real estate industry. Management indicated that Case 2, while still subject to various risks, was its “base case” and therefore, in its view, the most likely case to be achieved. In comparison to Case 2, Case 1 is based on a longer recovery and Cases 3 and 4 are based on shorter recoveries, with Case 4 based on the shortest recovery.

Evercore calculated a range of implied per share values for the our common stock determined by: (i) adding (a) the implied present value of Realogy’s forecasted unlevered free cash flows (operating income before non-cash equity expense and less income taxes, plus depreciation and amortization before any interest expense on the Company’s corporate debt, adjusted downward to reflect increases in working capital (including development advance notes and funding related to increases in relocation advances and receivables), capital expenditures (including funds for acquisitions of brokerages contemplated in the projections) and payments expected to be made for contingent liabilities and adjusted upward to reflect forecasted payments to be received for contingent assets) that could be generated by Realogy over the four year period from January 1, 2007 to December 31, 2010, determined using a weighted average cost of capital range of between 9.0% and 11.0% (weighted average cost of capital is a measure of the average expected return on all of a company’s securities or loans based on the proportions of those securities or loans in such company’s capital structure), (b) the implied present value of the terminal value of Realogy’s future cash flows as of December 31, 2010, calculated by multiplying the EBITDA estimated for fiscal year 2010 by a range of multiples of 9.5x to 10.5x and discounting the result over a four-year period using a weighted average cost of capital range of between 9.0% and 11.0%, and (c) deducting Realogy’s debt, net of estimated cash, as of December 31, 2006; and (ii) dividing the amount resulting from the calculation described in (i) above by the number of shares of our common stock outstanding, adjusted for certain restricted stock and stock options outstanding using the treasury stock method, as of the date of the merger agreement. This analysis yielded implied per share present values of our common stock as shown below:

	Case 1	Case 2	Case 3	Case 4
Low	$24.82	$27.50	$29.86	$32.90
High	$29.95	$32.95	$35.58	$39.03

This compares to the merger consideration for our common stock of $30.00 per share.

Leveraged Buyout Analysis. Evercore performed a leveraged buyout analysis of Realogy in order to ascertain the price of the our common stock which might be attractive to a potential financial buyer based upon four sets of financial projections prepared by and furnished to Evercore by the management of Realogy (Case 1, Case 2, Case 3 and Case 4). For the purposes of this analysis, EBITDA was adjusted to exclude non-cash equity expense and an estimate of public company costs.

Evercore assumed the following in its analysis: (i) capital structure for Realogy consistent with the terms offered to Parent by its financing sources in connection with this transaction; (ii) a projected 2010 EBITDA exit multiple of 10.0x; (iii) 5.0% of the ownership of the company has been granted to management in the form of options with an exercise price equal to the transaction buy-in price; and (iv) an equity investment that would achieve an annual rate of return over the three year and nine month period of between 20.0% and 25.0%. This analysis yielded implied per share present values of our common stock as shown below:

	Case 1	Case 2	Case 3	Case 4
Low	$27.40	$29.31	$30.88	$32.80
High	$28.41	$30.60	$32.41	$34.62

This compares to the merger consideration for our common stock of $30.00 per share.

Present Value of Future Stock Price Analysis. Evercore performed a present value of future stock price analysis of Realogy based upon four sets of financial projections prepared by and furnished to Evercore by the management of Realogy (Case 1, Case 2, Case 3 and Case 4).

Evercore calculated a range of implied per share values for our common stock determined by (i) calculating the implied terminal value per share by multiplying the EBITDA estimated for fiscal years 2008 and 2010 by 9.5x, 10.0x and 10.5x adjusted for net debt and shares estimated to be outstanding at 2008 and 2010 and (ii) calculating the present value of the implied share price by discounting the amount resulting from the calculation described in (i) above over 2 year and 4 year periods, respectively, using an assumed equity cost of capital of between 11.5% and 13.5%. This analysis yielded implied per share present values of our common stock as shown below:

Analysis Based on Fiscal Year 2008 Potential Public Market Value

	Case 1	Case 2	Case 3	Case 4
Low	$21.05	$23.37	$25.38	$26.70
High	$24.48	$27.03	$29.27	$30.75

Analysis Based on Fiscal Year 2010 Potential Public Market Value

	Case 1	Case 2	Case 3	Case 4
Low	$22.49	$24.76	$26.78	$29.46
High	$26.72	$29.38	$31.74	$34.84

This compares to the merger consideration for our common stock of $30.00 per share.

Analysis of Selected Companies’ Trading Levels. Evercore calculated and compared valuation multiples for 2006, 2007 and 2008 calendarized estimates for Realogy and for selected publicly-traded companies using stock prices as of December 13, 2006. Valuation multiples that were evaluated include: enterprise value (which represents total market equity value plus book value of total debt less cash) as a multiple of revenue; enterprise value as a multiple of earnings before interest, taxes depreciation and amortization, or EBITDA; share price as a multiple of earnings per share (commonly referred to as price earnings ratio); and calendar year 2007 price earnings ratio as a multiple of estimated long-term earnings growth (commonly referred to as PEG ratio). Evercore then calculated these valuation multiples for Realogy (i) based on the closing price as of December 13, 2006 and (ii) based on the merger consideration of $30.00 per share and the enterprise transaction value implied by the merger. Evercore then compared these Realogy multiples to the mean and the median multiples derived for the selected companies. All of these calculations were based on publicly available financial data including I/B/E/S International, Inc. estimates. I/B/E/S is a data source that monitors and publishes a compilation of earnings per share and other financial data produced by selected research analysts on companies of interest to investors. Although none of the selected companies is, in Evercore’s opinion, directly comparable to Realogy, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar in certain respects to certain operations of Realogy; however three of the four other Public Market Real Estate Companies are primarily focused on the commercial real estate sector, while Realogy is primarily focused on the residential real estate sector. The range of implied multiples that Evercore calculated is summarized below:

	Other Public Market Real Estate Companies (1)				Franchising Companies (2)				Business Consulting Companies (3)
	Mean		Median		Mean		Median		Mean		Median
Enterprise Value / CY2006E Sales	1.6	x	1.6	x	3.1	x	2.6	x	2.2	x	2.3	x
Enterprise Value / CY2007E Sales	1.4	x	1.5	x	2.9	x	2.5	x	2.0	x	2.1	x
Enterprise Value / CY2008E Sales	1.3	x	1.4	x	3.0	x	2.3	x	1.8	x	1.9	x
Enterprise Value / CY2006E EBITDA	11.8	x	11.6	x	12.0	x	10.8	x	10.9	x	10.6	x
Enterprise Value / CY2007E EBITDA	10.8	x	11.0	x	10.7	x	9.9	x	9.8	x	9.4	x
Enterprise Value / CY2008E EBITDA	10.1	x	10.1	x	9.9	x	9.0	x	8.5	x	8.7	x
Price / CY2006E Earnings	20.0	x	19.5	x	23.7	x	23.1	x	22.6	x	23.3	x
Price / CY2007E Earnings	17.8	x	18.3	x	20.7	x	20.6	x	19.5	x	20.0	x
Price / CY2008E Earnings	16.0	x	16.4	x	18.1	x	17.7	x	17.2	x	17.5	x
2007E PEG	1.7	x	1.8	x	1.5	x	1.5	x	1.5	x	1.6	x

(1)	Other Public Market Real Estate Companies include CB Richard Ellis Services, Inc., Jones Lang LaSalle Incorporated, Trammell Crow Company and Zip Realty Inc.
(2)	Franchising Companies include McDonald’s Corporation, The ServiceMaster Company, Choice Hotels Incorporated, Panera Bread Company, Sonic Corp. and Jackson Hewitt Tax Service Inc.
(3)	Business Consulting Companies include Accenture Ltd., Automatic Data Processing, Inc. and Ceridian Corporation.

Realogy at Closing Price of $26.05 per Share on December 13, 2006

	Including Contingent Liabilities as Debt (1)
	Case 1		Case 2		Case 3		Case 4
Enterprise Value / CY2006E Sales	1.2	x	1.2	x	1.2	x	1.2	x
Enterprise Value / CY2007E Sales	1.3	x	1.3	x	1.3	x	1.2	x
Enterprise Value / CY2008E Sales	1.2	x	1.2	x	1.1	x	1.1	x
Enterprise Value / CY2006E EBITDA (2)	10.3	x	10.3	x	10.3	x	10.3	x
Enterprise Value / CY2007E EBITDA	11.7	x	11.7	x	11.7	x	11.2	x
Enterprise Value / CY2008E EBITDA	10.8	x	10.0	x	9.3	x	8.9	x
Price / CY2006E Earnings (2)	18.0	x	18.0	x	18.0	x	18.0	x
Price / CY2007E Earnings	22.1	x	22.1	x	22.1	x	20.6	x
Price / CY2008E Earnings	19.6	x	17.3	x	15.6	x	14.7	x
2007E PEG	1.8	x	1.8	x	1.8	x	1.6	x

(1)	Includes impact of $750 million of contingent liabilities.
(2)	For the purposes of this analysis, 2006 projections have been reduced by a pretax amount of $42 million to normalize for the on-going nature of certain incremental stand-alone costs, cost savings, and management compensation costs.

Realogy at Merger Consideration of $30.00 per Share

	Including Contingent Liabilities as Debt (1)								Excluding Contingent Liabilities as Debt (2)
	Case 1		Case 2		Case 3		Case 4		Case 2
Enterprise Value / CY2006E Sales	1.4	x	1.4	x	1.4	x	1.4	x
Enterprise Value / CY2007E Sales	1.4	x	1.4	x	1.4	x	1.4	x
Enterprise Value / CY2008E Sales	1.4	x	1.3	x	1.3	x	1.2	x
Enterprise Value / CY2006E EBITDA (3)	11.6	x	11.6	x	11.6	x	11.6	x	10.7	x
Enterprise Value / CY2007E EBITDA	13.2	x	13.2	x	13.2	x	12.6	x	12.1	x
Enterprise Value / CY2008E EBITDA	12.2	x	11.2	x	10.5	x	10.0	x	10.3	x
Price / CY2006E Earnings (3)	20.7	x	20.7	x	20.7	x	20.7	x
Price / CY2007E Earnings	25.4	x	25.4	x	25.4	x	23.7	x
Price / CY2008E Earnings	22.6	x	19.9	x	17.9	x	16.9	x
2007E PEG	2.0	x	2.0	x	2.0	x	1.9	x

(1)	Includes impact of $750 million of contingent liabilities.
(2)	Excludes impact of $750 million of contingent liabilities.
(3)	For the purposes of this analysis, 2006 projections have been reduced by a pretax amount of $42 million to normalize for the ongoing nature of certain incremental stand-alone costs, cost savings, and management compensation costs.

Analysis of Selected Transactions. Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in this transaction. Evercore identified and analyzed a group of 18 acquisition transactions in the residential real estate, commercial real estate and business consulting industries that were announced between 2000 and 2006.

Residential Real Estate Industry

Target	Acquirer
Countrywide plc	3i Investments plc
Sotheby’s International Realty, Inc.	Cendant Corporation
The DeWolfe Companies, Inc.	Cendant Corporation
NRT Incorporated	Cendant Corporation
HomeServices of America, Inc.	MidAmerican Energy Holdings Company

Commercial Real Estate Industry

Target	Acquirer
Trammell Crow Company	CB Richard Ellis Group, Inc.
CMN International Inc.	FirstService Corporation
Hallwood Realty Partners, L.P.	HRPT Properties Trust
CB Richard Ellis Services, Inc.	Investor Group

Business Consulting Industry

Target	Acquirer
Cap Gemini SA North American health practice	Accenture Ltd.
Mellon Financial Corporation Human Resources consulting and outsourcing business	Affiliated Computer Services, Inc.
Exult, Inc.	Hewitt Associates, Inc.
SchlumbergerSema	Atos Origin SA
CMG plc	Logica plc
PwC Consulting	IBM Corporation
KPMG Consulting AG	KPMG Consulting, Inc.
KPMG Consulting in the UK and Netherlands	Atos Origin SA
Metro Information Services, Inc.	Keane, Inc.

Evercore calculated enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or EBITDA, implied by these transactions. Evercore then calculated the enterprise transaction value implied by the merger and the multiple for Realogy based on the merger consideration of $30.00 per share. Evercore then compared this Realogy multiple to the multiples derived for the selected acquisition transactions in the residential real estate, commercial real estate and business consulting industries. Although none of the selected targets is, in Evercore’s opinion, directly comparable to Realogy, the transactions included were chosen because they involve companies with operations that for purposes of this analysis may be considered similar in certain respects to certain operations of Realogy. The range of implied multiples that Evercore calculated is summarized below:

	Enterprise Value / LTM EBITDA
Realogy @ Merger Consideration of $30.00 per Share (1)(3)	11.6	x
Realogy @ Merger Consideration of $30.00 per Share (2)(3)	10.7	x
Residential Real Estate Industry—Mean	8.4	x
Residential Real Estate Industry—Median	8.1	x
Commercial Real Estate Industry—Mean	12.1	x
Commercial Real Estate Industry—Median	12.3	x
Business Consulting—Mean	10.8	x
Business Consulting—Median	12.7	x

(1)	Includes impact of $750 million of contingent liabilities.
(2)	Excludes impact of $750 million of contingent liabilities.
(3)	For the purposes of this analysis, 2006 projections have been reduced by a pretax amount of $42 million to normalize for the on-going nature of certain incremental stand-alone costs, cost savings, and management compensation costs.

Analysis of Past Premiums Paid. Evercore identified and analyzed 192 acquisition transactions across all industries with transaction values from $1.0 billion to $10.0 billion that were announced in the period from January 1, 2005 to December 13, 2006, of which 130 represented all cash acquisitions and of which 40 were all cash acquisitions by financial sponsors. Using information from Thomson Financial Securities Data, a data source that monitors and publishes information on merger and acquisition transactions, Evercore calculated the premiums paid in those transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the respective dates of announcement of the transactions. Evercore then compared the results of the analysis to the premiums implied by the merger consideration of $30.00 per share relative to our common stock trading levels at and prior to December 13, 2006. The results of this analysis are summarized below:

	Premium Paid, 1 Day Prior (1)	Premium Paid, 1 Week Prior (2)	Premium Paid, 4 Weeks Prior (3)
Premium of Merger Consideration of $30.00 per Share to Historical Share Price	15.2%	15.1%	14.2%

Premiums in All Acquisitions between $1.0 billion and $10.0 billion
Mean	20.5%	21.8%	25.9%
Median	18.1%	19.4%	23.4%

Premiums in All Cash Acquisitions between $1.0 billion and $10.0 billion
Mean	21.8%	23.1%	26.7%
Median	18.9%	20.1%	23.8%

Premiums in All Cash Acquisitions by Financial Sponsors between $1.0 billion and $10.0 billion
Mean	17.7%	19.2%	20.6%
Median	17.9%	19.2%	19.7%

(1)	Relative to Realogy’s share price on December 13, 2006.
(2)	Relative to Realogy’s share price on December 6, 2006.
(3)	Relative to Realogy’s share price on November 15, 2006.

Although none of the transactions are, in Evercore’s opinion, directly comparable to the merger, the transactions included were chosen because they may be considered similar in certain respects to the merger for purposes of this analysis.

Research Analyst Price Target Analysis. Evercore also analyzed Wall Street research analyst estimates of potential future value for our common stock (commonly referred to as price targets) based on publicly available equity research published on Realogy. As of December 13, 2006, analyst price targets for our common stock ranged from $24.00 to $28.00 and produced an average price target of $26.00. Evercore then compared the results of this analysis to the merger consideration of $30.00 per share.

In connection with the review of the merger by our board of directors and special committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be

Evercore’s view of the value of Realogy. No company used in the above analyses as a comparison is directly comparable to Realogy, and no transaction used is directly comparable to the transactions contemplated by the merger agreement. Further, in evaluating comparable transactions, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Realogy and Evercore, such as the impact of competition on Realogy and the industry generally, industry growth and the absence of any adverse material change in the financial condition of Realogy or in the markets generally.

Evercore prepared these analyses for the purpose of providing an opinion to our board of directors and special committee as to the fairness from a financial point of view of the $30.00 per share of cash consideration to be received by the holders of our common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors, assumptions with respect to industry performance, general business and economic conditions and other matters or events beyond the control of Realogy and Evercore, neither Realogy nor Evercore assumes responsibility if future results are materially different from those forecast. The $30.00 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was determined through arm’s length negotiations between the special committee and Apollo and was approved by our board of directors. Evercore did not recommend any specific merger consideration to Realogy or that any given merger consideration constituted the only appropriate merger consideration for the merger.

Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions. The special committee of the board of directors of Realogy retained Evercore based on these qualifications as well as its familiarity with Realogy.

The special committee engaged Evercore to act as its sole financial advisor in connection with the merger. Pursuant to a letter agreement, Realogy agreed to pay Evercore (i) a fee of $500,000 that was paid following the signing of the letter agreement, (ii) a fee of $2.5 million that was paid following delivery of the opinion, (iii) up to three quarterly retainer fees in the amount of $250,000 and (iv) a fee of $10 million (less amounts previously paid under clauses (i)-(iii)) contingent upon the consummation of a merger. In the past, Evercore has provided financial advisory services to an affiliated predecessor of Realogy, Cendant Corporation, and has received fees for the rendering of these services. Realogy has additionally agreed to reimburse Evercore’s expenses, including attorneys’ fees and disbursements, and to indemnify Evercore against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.

Projected Financial Information

Realogy’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial forecasts prepared by senior management were made available to Parent, the board of directors, the special committee and their respective financial advisors in connection with their consideration of the merger. We have included the material projections in this proxy statement to provide our stockholders access to certain nonpublic information considered by Parent, the special committee and/or the board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Parent, Merger Sub, the special committee, the board of directors, Apollo Management VI, L.P., Evercore, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Realogy’s business, many of which are beyond Realogy’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections were prepared solely for internal use and for the use of Parent, the special committee, the board of directors and their respective advisors in connection with the potential transaction and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement were prepared by, and are the responsibility of, Realogy’s management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Deloitte & Touche LLP reports incorporated by reference in this proxy statement relate to Realogy’s historical financial information. They do not extend to the projected financial information and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Realogy has made publicly available its actual results of operations for the quarter and nine months ended September 30, 2006. You should review Realogy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 to obtain this information. See “Where You Can Find More Information.” Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Realogy does not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Realogy prepared the four cases of financial projections, as set forth below, in November of 2006. Management indicated that Case 2, while still subject to various risks, was its “base case” and therefore, in its view, the most likely case to be achieved. Cases 1, 3 and 4 show differing levels of recovery of the residential real estate industry. In comparison to Case 2, Case 1 is based on a longer recovery and Cases 3 and 4 are based on shorter recoveries, with Case 4 based on the shortest recovery. Prior to signing the merger agreement, Apollo had only been furnished with the Case 2 projections, as discussed under “—Background of the Merger”. Management offered to review Cases 1, 3, and 4 with Apollo; however, Apollo’s advisors declined to review these additional cases. Cases 1, 2, 3 and 4 were all provided to the special committee, board of directors and Evercore.

Projections

Revenue (dollars in millions)

	2006	2007	2008	2009	2010
Case 1	$6,481	$6,289	$6,588	$7,097	$7,666
Case 2	6,481	6,289	6,834	7,518	8,196
Case 3	6,481	6,289	7,000	7,724	8,440
Case 4	6,481	6,458	7,288	7,977	8,846

EBITDA (1) (dollars in millions)

	2006	2007	2008	2009	2010
Case 1	$819	$685	$739	$841	$956
Case 2	819	685	805	923	1,038
Case 3	819	685	863	982	1,109
Case 4	819	717	900	1,041	1,206

EBITDA Margin

	2006	2007	2008	2009	2010
Case 1	12.6%	10.9%	11.2%	11.8%	12.5%
Case 2	12.6%	10.9%	11.8%	12.3%	12.7%
Case 3	12.6%	10.9%	12.3%	12.7%	13.1%
Case 4	12.6%	11.1%	12.4%	13.0%	13.6%

Real Estate Franchise Group Closed Home Sale Sides (2) (Sides in 000s)

	2006	2007	2008	2009	2010
Case 1	1,515	1,473	1,488	1,533	1,586
Case 2	1,515	1,473	1,517	1,578	1,641
Case 3	1,515	1,473	1,547	1,609	1,673
Case 4	1,515	1,484	1,588	1,636	1,734

NRT Closed Home Sale Sides (2) (Sides in 000s)

	2006	2007	2008	2009	2010
Case 1	394	381	400	424	453
Case 2	394	381	408	441	476
Case 3	394	381	416	448	484
Case 4	394	387	430	458	504

Real Estate Franchise Group Average Home Sale Price (3)

	2006	2007	2008	2009	2010
Case 1	$230,563	$227,423	$227,423	$234,245	$242,444
Case 2	230,563	227,423	234,245	243,615	253,360
Case 3	230,563	227,423	236,520	245,980	255,820
Case 4	230,563	228,257	239,670	249,257	261,720

NRT Average Home Sale Price (3)

	2006	2007	2008	2009	2010
Case 1	$490,415	$480,607	$480,607	$492,622	$512,327
Case 2	490,415	480,607	495,025	514,826	535,419
Case 3	490,415	480,607	499,831	519,824	540,617
Case 4	490,415	490,415	510,032	530,433	551,650

1.

EBITDA is defined as net income before interest expense (other than interest relating to secured obligations), income taxes, depreciation, amortization and minority interest, and all EBITDA figures are after estimated legacy costs of $12 million in 2006, $10 million in 2007, $8 million in 2008, $5 million in

2009 and $3 million in 2010 and before restructuring and separation related costs in 2006, most of which were non–cash. EBITDA does not add-back long-term incentive plan expense or public company costs.

2.	Closed Home Sale Sides represents either the “buy” side or the “sell” side of a homesale transaction. Sides changes include impact of new franchise sales.
3.	Average Home Sale Price represents the average selling price of closed homesale transactions.

Financing of the Merger

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $8.8 billion, including fees and expenses and accrued but unpaid interest on Realogy’s outstanding indebtedness that is refinanced, which will be funded by new credit facilities, private offerings of debt securities and equity financing, and to the extent available, cash of the Company.

Debt Financing

Parent received the debt financing commitments on December 15, 2006 pursuant to a commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Credit Suisse, Credit Suisse Securities (USA) LLC, Bear Stearns Corporate Lending Inc. and Bear, Stearns & Co. Inc. as amended and restated on January 17, 2007 to include Citicorp North America, Inc. (collectively, the “Debt Commitment Parties”). Pursuant to the debt financing commitments, and subject to their terms and conditions, JPMorgan Chase Bank, N.A., Credit Suisse, Bear Stearns Corporate Lending Inc. and Citicorp North America, Inc. severally have committed to provide, in the aggregate:

•	up to $2,670,000,000 in senior secured term loans (including up to $970,000,000 in delayed draw senior secured term loans to fund purchases of our 6.15% Senior Notes due 2011, 6.50% Senior Notes due 2016 and Floating Rate Senior Notes due 2009 (“existing senior notes”) that may be put to us by the holders of such existing senior notes upon a change of control and ratings downgrade to non-investment grade following the closing of the merger in accordance with the terms thereof) for the purpose of financing the merger, refinancing certain existing indebtedness of the Company and paying the transaction costs associated with the foregoing. The principal amount of the delayed draw term loan facility will be determined as of the closing date of the merger, to reflect the then remaining aggregate principal amount of the existing senior notes after any tender offer, redemption or discharge of the existing senior notes that may be consummated on or prior to the closing of the merger;

•	a $750,000,000 senior secured revolving credit facility, of which only $200,000,000 may be drawn at the closing of the merger, for the purpose of financing the merger (including to pay fees and expenses) and providing ongoing working capital and for other general corporate purposes of the Surviving Corporation and its subsidiaries;

•	up to $2,750,000,000 in senior unsecured increasing rate loans for the purpose of financing the merger, refinancing certain existing indebtedness of the Company and paying the transaction costs associated with the foregoing, if Merger Sub is unable to issue $2,000,000,000 in aggregate principal amount of senior unsecured notes and/or $750,000,000 of senior unsecured PIK toggle notes in a public offering or in a Rule 144A or other private placement by the time the merger is completed;

•	up to $900,000,000 in senior subordinated increasing rate loans for the purpose of financing the merger, refinancing certain existing indebtedness of the Company and paying the transaction costs associated with the foregoing, if Merger Sub is unable to issue $900,000,000 in aggregate principal amount of senior subordinated notes in a public offering or in a Rule 144A or other private placement by the time the merger is completed (the issuance of the senior unsecured notes, senior unsecured PIK toggle notes and the senior subordinated notes as described herein will be referred to herein as “High Yield Financing”);

•	a $850,000,000 synthetic letter of credit facility for the purpose of providing a letter of credit in support of contingent liabilities that the Company is responsible for in connection with its separation from Cendant; and

•	a $1,062,000,000 receivables securitization facility for the purpose of replacing the Company’s existing receivables securitization facilities in the event that they cannot be amended and continued.

Conditions Precedent to the Debt Financing Commitments. The availability of the debt financing described above is subject, among other things, to satisfaction of the following conditions:

•	since December 31, 2005, there not having occurred any material adverse event, change, effect or development, condition or occurrence on or with respect to the business, results of operations or financial condition (including assets and liabilities) of the Company and its subsidiaries taken as a whole, subject to certain exceptions;

•	the accuracy in all material respects of certain representations and warranties of the Company contained in the merger agreement and certain representations and warranties of Merger Sub and the Company contained in the definitive documentation for the debt facilities;

•	Merger Sub using commercially reasonable efforts to provide the Debt Commitment Parties with a printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum in connection with the senior unsecured notes, senior unsecured PIK toggle notes and senior subordinated notes at least 20 days prior to the closing of the merger;

•	the negotiation, execution and delivery of definitive documentation for the debt financing; and

•	other customary conditions for leveraged acquisition financings.

If any portion of the debt financing under the debt financing commitments becomes unavailable, Parent will be required to use its reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger.

If any of the conditions to the debt financing are not satisfied, the Debt Commitment Parties may in their sole discretion refuse to waive the conditions and, in that event, will not be obligated to provide the debt financing. Depending on the condition of the Company and the leveraged acquisition debt financing market at such time, it may be difficult, or impossible, for Parent and Merger Sub to obtain alternative financing on terms and conditions not materially less favorable to Parent and Merger Sub than those set forth in the debt financing commitments.

Parent has agreed with us that it will use its reasonable best efforts to obtain the debt financing contemplated by the debt financing commitments. The merger agreement limits our obligation to incur any fees or liabilities with respect to the debt financing prior to the effective time of the merger. See “The Merger Agreement—Financing.”

We cannot assure you that the conditions to the debt financing will be met.

Credit Facility. The borrower of the term loans, under the revolving credit facility and under the synthetic letter of credit facility, will be the Surviving Corporation upon the consummation of the merger. JPMorgan Chase Bank, N.A. and Credit Suisse have been appointed as joint lead arrangers and JPMorgan Chase Bank, N.A., Credit Suisse, Bear Stearns Corporate Lending Inc. and Citicorp North America, Inc. have been appointed as joint bookrunners of the credit facility.

Private Offering of Debt Securities. The issuer of debt securities, if any, will be the Surviving Corporation upon the consummation of the merger. If the High Yield Financing is used, the senior unsecured notes, the senior unsecured PIK toggle notes and senior subordinated notes may be issued in a public offering or in a Rule 144A or other private placement. If these notes are issued in an offering pursuant to Rule 144A, the notes will be offered to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. This proxy statement is not an offer to sell any debt securities and is not soliciting an offer to buy any debt securities.

Bridge Facility. If the Surviving Corporation, upon consummation of the merger, is unable to complete the High Yield Financing, then it is expected to incur up to $2,750,000,000 in senior unsecured increasing rate loans and up to $900,000,000 in senior subordinated increasing rate loans pursuant to a senior unsecured increasing rate credit facility and a senior subordinated increasing rate credit facility, respectively. If, upon the first anniversary of completion of the merger, any bridge loan has not been previously repaid in full, and provided the conditions to conversion (as defined in the debt financing commitments) have been met, such outstanding bridge loan will automatically be converted into senior unsecured term loans that will mature on the eighth anniversary of the closing date and senior subordinated term loans that will mature on the tenth anniversary of the closing date, respectively, and during the extension period, each holder of a bridge loan will have the right to exchange its bridge loan for a senior subordinated exchange note in an equal principal amount, also due on the eighth or tenth anniversary of the closing date, respectively. JPMorgan Chase Bank, N.A. and Credit Suisse have been appointed as joint lead arrangers and JPMorgan Chase Bank, N.A., Credit Suisse, Bear Stearns Corporate Lending Inc. and Citicorp North America, Inc. have been appointed as joint bookrunners of the bridge facility.

Receivables Securitization Facilities. The issuers of notes pursuant to the receivables securitization facilities will be certain special purpose, bankruptcy remote entities, which are subsidiaries of the our relocation business subsidiary.

Equity Financing

Pursuant to an equity commitment letter from Apollo Management VI, L.P., on behalf of affiliated investment funds, the proceeds of which would constitute the equity portion of the merger financing, Apollo Management VI, L.P., on behalf of affiliated investment funds, has committed to purchase equity of Parent for an aggregate purchase price equal to $1,990,000,000, or such lesser amount as suffices to fully fund the merger consideration. Apollo Management VI, L.P. has confirmed that the funds necessary to fulfill the equity commitment are currently committed to it or under management by it and no internal or other approval is required for Apollo Management VI, L.P. to fulfill its equity commitment obligation, other than customary capital call provisions. Under the merger agreement, Parent and Merger Sub may, under certain conditions and with certain restrictions, enter into arrangements to add further equity providers.

Apollo Management VI, L.P.’s equity commitment is subject to the prior or concurrent closing of the merger in accordance with the terms of the merger agreement and the prior or simultaneous closing of the debt financing pursuant to the terms of the debt financing commitments.

Apollo Management VI, L.P.’s equity commitment will terminate upon the earlier of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement and (iii) an assertion by the Company or any of its affiliates against Apollo Management VI, L.P. of any claim under the limited guarantee by Apollo Management VI, L.P. of the obligations of Parent and Merger Sub under the Merger Agreement.

Limited Guarantee

In connection with the merger agreement, Apollo Management VI, L.P. and the Company entered into a limited guarantee under which Apollo Management VI, L.P. has guaranteed the due and punctual performance by Parent and Merger Sub of their payment obligations under the merger agreement, up to a maximum amount of $215,224,750. The limited guarantee will remain in full force and effect until the earlier of (i) the effective time of the merger, (ii) the time at which all amounts payable by Apollo Management VI, L.P. and its permitted assignees under the guarantee have been paid in full and (iii) 90 days after the termination of the merger agreement if the Company has not presented a claim for payment under the limited guarantee to Apollo Management VI, L.P. by the 90th day. The limited guarantee is the Company’s sole recourse against the guarantor.

Interests of the Company’s Directors and Executive Officers in the Merger

Certain members of our board of directors and executive officers of the Company may have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. The consummation of the merger will constitute a change of control for purposes of each of the plans and agreements described below.

Pre-Existing Employment Agreements and Other Arrangements

Henry R. Silverman

We entered into an employment agreement, effective as of the date of our separation from Cendant, with Mr. Henry R. Silverman, who serves as our Chairman and Chief Executive Officer. Under the terms of this agreement, Mr. Silverman will serve as Realogy’s Chairman and Chief Executive Officer through December 31, 2007. During the period through December 31, 2007, Mr. Silverman will provide services to Realogy for cash compensation equal to $1 per year and will not be eligible to receive any new equity grants or incentive compensation awards, but will continue to be eligible to receive employee benefits and officer perquisites. The agreement provides Mr. Silverman with certain post-separation benefits, on terms and conditions which are substantially identical to the terms and conditions of the post-separation benefits provided for under his prior employment agreement with Cendant (the “Separation Benefits”). In particular, we agreed to provide, beginning with the date on which Mr. Silverman ceases to be employed by us, the following Separation Benefits for the remainder of Mr. Silverman’s life: health and welfare benefits coverage; office space with suitable clerical support; access to corporate aircraft and access to company provided car and driver and appropriate personal security when traveling on Realogy business. Under the employment agreement, beginning with Mr. Silverman’s retirement at the end of 2007, Mr. Silverman agreed to perform consulting services for us for a period of five years following his retirement and we agreed to assume Cendant’s obligation to provide Mr. Silverman with consulting fees of approximately $98,000 per month for his services (adjusted annually for increases in the Consumer Price Index). Under the consulting arrangement (the “Consulting Arrangement”), Mr. Silverman will be required to perform services as reasonably requested by our Chief Executive Officer, but not more than 90 days in any calendar year and subject to Mr. Silverman’s reasonable availability.

In connection with the proposed transaction, on December 15, 2006, the compensation committee of the board of directors of Realogy authorized Realogy to enter into a letter agreement with Mr. Silverman regarding the parties’ obligations with respect to the Separation Benefits (including consulting payments). Pursuant to this letter agreement, Realogy will no longer be required to deposit the lump sum amount referred to below into a rabbi trust within 15 days following the occurrence of a Potential Change in Control (e.g., the execution of the merger agreement). Rather, this amount will be deposited into a rabbi trust no later than the consummation of a change in control (e.g., no later than the consummation of the merger). The letter agreement provides that, upon a Qualifying Termination (as defined in the employment agreement), Mr. Silverman will receive a lump sum cash payment in an amount representing the net present value of the Separation Benefits (excluding the office space and personal security described above) and the consulting payments described above no later than one business day following the date of the Qualifying Termination (or, if later, on the earliest day permitted under Section 409A of the Internal Revenue Code), instead of receiving such Separation Benefits and consulting payments during the time periods provided for in the employment agreement. The compensation committee will determine the amount of this lump sum cash payment prior to the closing of the merger and in accordance with the terms of Mr. Silverman’s employment agreement. Beginning on the date of a Qualifying Termination, Mr. Silverman will perform consulting services under the Consulting Agreement for no additional compensation.

During the consulting period, we will provide Mr. Silverman office space with suitable clerical support and appropriate personal security when traveling on Realogy business, as such benefits will not be included in the settlement of the Separation Benefits.

Mr. Silverman’s employment agreement does not provide severance benefits in any event, and accordingly Mr. Silverman’s employment with the Company may be terminated by the Company at any time without any requirement of severance payments.

Richard A. Smith

We entered into an employment agreement, effective as of the date of our separation from Cendant, with Richard A. Smith, who serves as the Vice Chairman of our board of directors and President and who we expect will serve as our Chief Executive Officer following Mr. Silverman’s retirement. The term of Mr. Smith’s employment agreement ends on the third anniversary of the separation, but is subject to renewal one additional year. Upon a termination of Mr. Smith’s employment by us without “cause” or due to a “constructive discharge” (each term as defined in Mr. Smith’s employment agreement), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary and his then-current target annual bonus, and all of Mr. Smith’s then-outstanding Realogy equity awards will vest in full (any Realogy stock options and stock appreciation rights granted on or after the date of our separation from Cendant will remain exercisable until the earlier of three years following his termination and their original expiration date, and any stock options that were granted by Cendant prior to our separation from Cendant will remain exercisable until the earlier of five years following his termination and their original expiration). Mr. Smith’s agreement also entitles him to an excise tax gross-up in respect of any payments and benefits received in connection with a change in control of Realogy that exceed the limit under Section 280G of the Internal Revenue Code; however, if the total amount of these payments and benefits does not exceed 110% of the maximum amount that could be paid to Mr. Smith without incurring these excise taxes, then Mr. Smith would not be entitled to a gross-up and his payments and benefits will be reduced to the maximum amount so that no excise tax is imposed. The employment agreement also entitles Mr. Smith and his dependents to continued medical benefits until he attains age 75. In addition, we will pay Mr. Smith a bonus equal to $97,000 per year during Mr. Smith’s employment with us, beginning in 2007, which amount Mr. Smith will be required to use to pay premiums on his existing life insurance policy.

The employment agreement provides Mr. Smith with the right to claim a constructive discharge if, among other things, (i) a person other than Mr. Silverman becomes our Chief Executive Officer, (ii) prior to December 31, 2007, Mr. Smith does not report to the Chief Executive Officer, (iii) following December 31, 2007, Mr. Smith is not the Chief Executive Officer or does not report directly to our board of directors, (iv) we fail to nominate Mr. Smith to be a member of our board of directors, (v) we notify Mr. Smith that we will not extend the term of the employment agreement for an additional year, or (vi) the occurrence of a “corporate transaction” (as defined in Mr. Smith’s employment agreement). The consummation of the proposed transaction will be deemed to be a “corporate transaction” under Mr. Smith’s agreement. The agreement also provides for two-year post-termination non-competition and non-solicitation covenants. If Mr. Smith’s employment is terminated following the merger under circumstances entitling him to benefits under his employment agreement, the approximate amount of the cash severance that would be paid under his agreement (not including any payments that may be made with respect to excise tax or in respect of his outstanding equity awards or other non-cash benefits) is $8,970,000.

Anthony E. Hull

We entered into an employment agreement, effective as of the date of our separation from Cendant, with Anthony E. Hull, who serves as our Chief Financial Officer and Treasurer. The term of the employment agreement ends on the third anniversary of the separation. Upon termination of Mr. Hull’s employment by us without “cause” or due to a “constructive discharge” (each term as defined in Mr. Hull’s employment agreement), he will be entitled to a lump sum payment equal to 200% of the sum of his then-current base salary and his then-current target annual bonus, will receive continued medical benefits for a period of two years post termination, and all of his then-outstanding Realogy equity awards will vest in full and any Realogy stock options or stock appreciation rights granted on or after the date of our separation from Cendant will remain exercisable until the earlier of two years following his termination of employment and their original expiration date. Mr. Hull’s agreement provides for two-year post-termination non-competition and non-solicitation covenants. If Mr. Hull’s employment is terminated following the merger under circumstances entitling him to benefits under his employment agreement, the approximate amount of the cash severance that would be paid under his agreement (not including any payments in respect of his outstanding equity awards or other non-cash benefits) is $1,900,000.

Alexander E. Perriello, III; Kevin J. Kelleher, Bruce Zipf, Donald J. Casey, C. Patteson Cardwell, IV, David J. Weaving and Christopher R. Cade

We have entered into a letter agreement with each of Alexander E. Perriello, III; Kevin J. Kelleher, Bruce Zipf, Donald J. Casey, C. Patteson Cardwell, IV, David J. Weaving and Christopher R. Cade. Upon a termination of an executive’s employment by us other than for “cause” or due to a “constructive discharge” (each term as defined in the applicable letter agreement), an executive is currently entitled to a severance payment in an amount equal to 100% of the sum of his or her base salary and target bonus (200% (150% in the case of Mr. Cade) of the sum of base salary plus target bonus if such termination occurs within one year following the occurrence of a change in control (such as the consummation of the merger) and the full and immediate vesting of such executive’s then outstanding long term equity incentive awards (excluding those awards that vest subject to the attainment of any performance criteria), and the letter agreements will be amended to provide for continued medical coverage for a period of 24 months (18 months in the case of Mr. Cade). If the employment of any of Messrs. Perriello, Kelleher, Zipf, Casey, Cardwell, Weaving or Cade is terminated following the merger under circumstances entitling them to benefits under their letter agreements, the approximate amount of the cash severance that would be paid under such agreements (not including any payments in respect of the outstanding equity awards) to each of Messrs. Perriello, Kelleher, Zipf, Casey, Cardwell, Weaving and Cade is $2,000,000, $1,600,000, $2,000,000, $1,400,000, $1,225,000, $1,137,500 and $483,000, respectively.

Equity Awards

Restricted Stock Units

As of January 12, 2007, there were approximately 2,468,533 restricted stock units granted under our 2006 Equity and Incentive Plan to our current employees, excluding Mr. Silverman who did not receive a grant. Under the terms of the 2006 Equity and Incentive Plan and the merger agreement, except as otherwise agreed to by Parent and a holder of a restricted stock unit, each outstanding restricted stock unit held by an executive officer that is outstanding as of the consummation of the merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $30.00, without interest and less any applicable withholding tax. No dividends have been credited on any restricted stock unit.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of our common stock subject to outstanding restricted stock units as of January 12, 2007 and the value of these restricted stock units that will become fully vested in connection with the merger. The information in the table assumes that all these restricted stock units remain outstanding on the closing date of the merger and that Parent and the holder have not otherwise agreed to separate treatment of such restricted stock units.

Name	Number of RSUs	Aggregate Value
Alexander E. Perriello, III	95,785	$2,873,550
Bruce Zipf	95,785	2,873,550
Anthony E. Hull	81,417	2,442,510
Kevin J. Kelleher	81,417	2,442,510
Richard A. Smith	76,628	2,298,940
Donald J. Casey	67,050	2,011,500
C. Patteson Cardwell, IV	28,736	862,080
David J. Weaving	28,736	862,080
Christopher R. Cade	8,621	258,630

Stock Appreciation Rights

As of January 12, 2007, there were approximately 1,108,343 stock appreciation rights granted under our 2006 Equity and Incentive Plan held by our current employees, excluding Mr. Silverman who did not receive a grant. Under the terms of the 2006 Equity and Incentive Plan and the merger agreement, except as otherwise agreed to by Parent and a holder of a stock appreciation right, each outstanding stock appreciation right that is unexercised as of the effective time of the merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of our common stock underlying the stock appreciation rights multiplied by the amount (if any) by which $30.00 exceeds the stock appreciation right exercise price, without interest and less any applicable withholding tax.

The following table identifies the aggregate number of shares subject to stock appreciation rights as of January 12, 2007, the aggregate number of unvested shares subject to these stock appreciation rights that will become fully vested in connection with the merger, the exercise price of these stock appreciation rights and the value of unvested stock appreciation rights. The information in the table assumes that all these stock appreciation rights remain outstanding as of the closing of the merger and that Parent and the holder have not otherwise agreed to separate treatment of these stock appreciation rights.

Name	Number of SARs	Exercise Price	Aggregate Value
Richard A. Smith	322,928	$26.10	$1,259,419
Alexander E. Perriello, III	55,433	26.10	216,189
Bruce Zipf	55,433	26.10	216,189
Anthony E. Hull	41,576	26.10	162,146
Kevin J. Kelleher	41,576	26.10	162,146
Donald J. Casey	27,715	26.10	108,089
C. Patteson Cardwell, IV	27,715	26.10	108,089
David J. Weaving	27,715	26.10	108,089
Christopher R. Cade	8,314	26.10	32,425

Stock Options

As of January 12, 2007, there were approximately 10,777,941 shares of our common stock issuable pursuant to stock options granted under our 2006 Equity and Incentive Plan to our current employees and directors. All of these options were issued as part of the equitable adjustment of Cendant equity awards outstanding on August 1, 2006 and related to services rendered for Cendant prior to the Company’s separation from Cendant. Under the terms of the 2006 Equity and Incentive Plan and the merger agreement, except as otherwise agreed to by Parent and a holder of an option, each outstanding option held by an executive officer or director that is unexercised as of the effective time of the merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the outstanding options multiplied by the amount (if any) by which $30.00 exceeds the option exercise price, without interest and less any applicable withholding taxes.

The following table identifies, for each of our directors and executive officers, (1) the aggregate number of shares of our common stock subject to outstanding options with an exercise price below $30.00 as of January 12, 2007, all of which are fully vested, (2) the weighted average exercise price of these “in-the-money” options, (3) the aggregate value of these “in-the-money” options and (4) the number of shares of our common stock underlying “underwater” options as of January 12, 2007 to be cancelled upon the consummation of the merger. The information in the table assumes that all options remain outstanding on the closing date of the merger and that Parent and the holder have not otherwise agreed to separate treatment of these options.

	In-The-Money Options (1)			Underwater Options To be Cancelled in Merger (2)
	Number of Shares Underlying Options	Weighted Avg. Exercise Price	Aggregate Value	Number of Shares Underlying Options
Henry R. Silverman	3,335,512	$18.1995	$39,360,716	3,024,382
Richard A. Smith	672,988	18.8739	7,487,711	135,522
Anthony E. Hull	—	—	—	2,470
David J. Weaving	36,486	19.2053	393,854	16,522
C. Patteson Cardwell IV	19,545	27.4452	49,934	28,360
Bruce Zipf	23,064	29.5241	10,976	—
Alexander E. Perriello III	26,062	28.2518	45,562	26,739
Donald J. Casey	43,000	21.9955	344,192	42,879
Kevin J. Kelleher	46,683	26.8103	148,903	48,266
Robert W. Pittman	13,031	14.8767	197,072	62,547
Robert E. Nederlander	13,031	14.8767	197,072	62,547
Cheryl D. Mills	22,152	16.7232	294,107	6,515
Martin L. Edelman	13,031	14.8767	197,072	62,547
Robert F. Smith	—	—	—	62,547

(1)	Exercise price of Options is below the $30.00 per share merger consideration.
(2)	Exercise price of Options exceeds the $30.00 per share merger consideration.

Deferred Compensation Arrangements

Realogy maintains a non-qualified deferred compensation plan for our executive officers that provides that the balance of an officer’s account will be distributed as soon as practicable after the occurrence of a change in control. The merger will constitute a change in control under this plan. Under this plan, certain executive officers have interests in our common stock either pursuant to an investment of deferred salary and/or annual bonus into an investment vehicle holding Company common stock, or pursuant to the deferral of restricted stock units that would have otherwise previously vested. Amounts under this plan that are expected to be distributed upon the merger are either funded in a rabbi trust or, in the case of deferred restricted stock units, not so funded but reflected as a liability on the Company’s balance sheet. As of January 12, 2007, an aggregate amount of approximately $32.66 million was credited to the accounts of Realogy’s executive officers under such plan. This aggregate amount includes the interests of each of Messrs. Smith, Perriello and Kelleher in Company common stock under this plan either pursuant to the investment in the Company common stock fund or pursuant to deferred restricted stock units of the following number of shares of Company common stock, respectively: 49,995, 425 and 195.

Director Deferred Compensation Plan

Under the terms of Realogy’s Deferred Compensation Plan for Non-Employee Directors, the balance of the director’s deferred compensation account will be distributed 200 days following the director’s termination of service. As of January 12, 2007, Realogy’s aggregate liability under this plan to current directors was approximately $2.99 million.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers who has plans or is expected to remain with the Surviving Corporation has entered into any agreement, arrangement or understanding with Apollo Management VI, L.P. or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation. A number of our executive officers (other than Mr. Silverman, who has agreed that he will not participate in the equity or enter into a employment arrangement) however, are currently negotiating such arrangements with Apollo Management VI, L.P. or the Surviving Corporation. We cannot presently determine whether such negotiations will or will not result in an agreement, arrangement or understanding.

Indemnification and Insurance

Parent and Merger Sub have agreed that all rights to indemnification existing in favor of current or former directors, officers and employees of the Company or any of its subsidiaries as provided in our certificate of incorporation or bylaws, or the articles of organization, bylaws or similar constituent documents of any of our subsidiaries as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger will survive the merger and continue in full force and effect for a period of not less than six years after the effective time of the merger unless otherwise required by law. In addition, the Surviving Corporation will be obligated to indemnify, to the greatest extent permitted by law, each of our present and former directors and officers against all expenses, losses and liabilities (and to comply with all of our obligations to advance funds for expenses) incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the closing date of the merger.

The Surviving Corporation is required to maintain director and officer liability policies from a reputable carrier for a period of six years from the closing date of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger, and such policies must contain coverage that is at least as favorable to those who are covered by such existing policies. We may substitute therefor a single premium tail policy with respect to such directors’ and officers’ liability insurance with terms and conditions that are at least as favorable as those of the existing policies. In no event will Parent be required to, or will we be permitted to, expend in excess of 250% of the current annual premium paid by us for our existing coverage.

Special Committee Compensation

The special committee consists of three disinterested and independent directors, Robert F. Smith (Chair), Robert E. Nederlander and Kenneth Fisher. On November 20, 2006, our board of directors authorized the following compensation for the special committee members, in addition to the reimbursement of expenses and payment of all other fees as members of the board of directors: the chairman of the special committee will receive remuneration in the amount of $100,000 in consideration of his acting in such capacity, and each other member of the special committee will receive remuneration in the amount of $75,000 in consideration of his acting in such capacity. The approved compensation for the special committee members was not, and is not, contingent upon the consummation or approval of any transaction involving Realogy.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Realogy common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Holders of our common stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

The following does not purport to consider all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organization, stockholders subject to the alternative minimum tax, partnerships (or other flow-through entities and their partners or members), persons whose functional currency is not the U.S. dollar, stockholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, stockholders that acquired our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. holders who exercise statutory appraisal rights), nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

The tax consequences to stockholders that hold our common stock through a partnership or other pass-through entity, generally, will depend on the status of the stockholder and the activities of the partnership. Partners in a partnership or other pass-through entity holding our common stock should consult their tax advisors.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting. A stockholder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such stockholder is entitled pursuant to the merger, unless the stockholder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each stockholder should complete and sign the substitute Internal Revenue Service (“IRS”) Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Opinion Pursuant to Tax Sharing Agreement

Cendant distributed 100% of the issued and outstanding shares of Realogy pro rata to its common stockholders (the “Distribution”) on July 31, 2006. In connection with the Distribution, Cendant, Realogy, Wyndham Worldwide Corporation (“Wyndham”) and Travelport Inc., entered into the Tax Sharing Agreement. Pursuant to Section 5.3 of the Tax Sharing Agreement, Realogy agreed not to take certain actions during the period beginning the day after the Distribution date and ending on the two-year anniversary thereof, including entering into a merger agreement or any Proposed Acquisition Transaction, as defined in the Tax Sharing Agreement (generally, a transaction as a result of which Realogy would merge or consolidate with any other person or as a result of which any person would acquire an amount of stock that comprises thirty five percent or more of the value or the total combined voting power of all of the outstanding stock of Realogy), without the receipt of a private letter ruling from the IRS, or an opinion of tax counsel in form and substance reasonably satisfactory to two of Cendant, Realogy and Wyndham that confirms that such action will not result in Distribution Taxes, as defined in the Tax Sharing Agreement (generally, taxes resulting from the failure of the Distribution to qualify under Section 355(a) or (c) of the Code or Section 361(c) of the Code, or the application of Sections 355(d) or (e) of the Code to the Distribution). Skadden, Arps Slate, Meagher & Flom LLP, our counsel, issued an opinion (the “Opinion”) to us, Cendant and Wyndham, dated as of December 15, 2006, stating that, based on certain facts and information submitted and statements, representations and warranties made by Realogy and Apollo Management VI, L.P., and subject to the limitations and qualifications set forth in such Opinion, the merger will not result in Distribution Taxes. Each of Cendant (now Avis Budget Group, Inc.) and Wyndham confirmed on December 15, 2006 that the Opinion is reasonably satisfactory in accordance with clause (2) to the proviso set forth in Section 5.3 of the Tax Sharing Agreement. Pursuant to the Tax Sharing Agreement, Realogy has agreed to indemnify Cendant against any and all tax-related liabilities incurred by it relating to the Distribution to the extent caused by Realogy’s actions, even if Cendant has permitted us to take such actions.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the DOJ, and the applicable waiting period has expired or been terminated. On January 9, 2007, Realogy and Apollo Investment Fund VI, L.P. filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. The FTC granted early termination of the waiting period on January 17, 2007. At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Realogy or Parent. At any time before or after the consummation of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Realogy or Parent. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

In addition, the merger is subject to various foreign antitrust laws. To the extent required, the parties have made or expect to make merger filings in certain foreign jurisdictions, and to observe the applicable waiting periods prior to completing the merger.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Realogy, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

On January 10, 2007, Parent filed a “Statement Regarding the Acquisition or Change of Control of a Domestic Insurer,” on “Form A”, with the Texas Department of Insurance pursuant to the Texas Insurance Code in connection with the proposed change in control of Title Resources Guaranty Company, a Texas corporation and indirect wholly owned subsidiary of Realogy. In general, a change in control of a U.S. insurance company requires the prior approval with the company’s domiciliary insurance regulator. Title Resources Guaranty Company is domiciled in Texas. Under the state’s Insurance Holding Company Act, the application is subject to review to determine if the change of control is acceptable under criteria relating to financial solvency, competency and fitness of management, and related standards. The Form A process typically is completed in 60 to 120 days. Additional filings or notices may be required by other states because of this proposed change in control.

Furthermore, with respect to Fairtide Insurance Ltd, a Bermuda corporation, an indirect wholly owned subsidiary of Realogy, Parent is required to notify the Bermuda Monetary Authority of the proposed change in control. The Bermuda Monetary Authority may also require certain additional filings, such as personal declarations, because of this proposed change in control.

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger

On December 18, 2006, plaintiffs filed three putative class action lawsuits in the Court of Chancery of the State of Delaware concerning the proposed acquisition of Realogy pursuant to the merger agreement, captioned: (1) Berkovich v. Silverman, Smith (Richard), Edelman, Fisher, Mills, Nederlander, Pittman, Smith (Robert), Figliulo, Apollo Management, L.P., and Realogy Corporation, C.A. No. 2618-N (Del. Ch.); (2) Call4u, Ltd., v. Realogy Corporation, Silverman, Smith (Richard), Edelman, Fisher, Mills, Nederlander, Pittman, Smith (Robert), and Apollo Management, L.P., C.A. No. 2619-N (Del. Ch.); and (3) Neuman v. Realogy Corporation, Silverman, Smith (Richard), Edelman, Pittman, Smith (Robert), Nederlander, Mills, Fisher, Domus Holdings Corp., Domus Acquisition Corp. and Apollo Management, L.P., C.A. No. 2621-N (Del. Ch.). On January 8, 2007, the Court ordered the consolidation of the Delaware actions. The Court’s order provides that the caption of the consolidated action shall be In Re: Realogy Corporation Shareholder Litigation, Civil Action No. 2621-N; that the complaint filed in the Neuman action (C.A. No. 2621-N) shall be the operative complaint in the consolidated action; and that the order is without prejudice to the right of any defendant to contest personal jurisdiction or the venue of the action or to move for dismissal, stay, or for any other disposition of the action on any ground. In summary, the Delaware complaint alleges, among other things, that the Company and certain officers and directors breached their fiduciary duties in connection with the sale of the Company to Apollo Management VI, L.P.; that the purchase price of $30.00 per share is at least $5.00 less than the fair price for the stock; that the Company is under Mr. Henry Silverman’s domination and control such that a special committee of the board of directors cannot act in an independent and disinterested manner; that the defendant directors approved the proposed sale without obtaining, soliciting or attempting to solicit other higher bids for the Company; that the defendant directors failed to properly inform themselves of the Company’s highest transactional value; that Apollo Management, L.P. has access to material information relating to the true value of the Company’s assets and value; that the proposed sale is an attempt by defendants to aggrandize their personal and financial positions and interests at the expense of the public stockholders; and that the proposed sale will deny the public stockholders their right to share appropriately in the true value of the Company. Plaintiffs also allege that Apollo Management, L.P. knowingly aided and abetted the alleged breaches of fiduciary duty. Plaintiffs seek, among other things, preliminary and permanent injunctive relief against the proposed sale; a declaration that the proposed sale is unfair, unjust and inequitable; compensatory damages; and attorneys’ and experts’ fees and expenses. The Company believes that the allegations in the Delaware complaint are wholly without merit and intends to vigorously defend against the action. Given the early stage of this proceeding and, more generally, the nature of litigation, it is impossible for the Company at this time to meaningfully predict the outcome of this proceeding.

From December 18 through December 22, 2006, plaintiffs filed four putative class action lawsuits in the Superior Court of the State of New Jersey concerning the proposed acquisition of Realogy pursuant to the merger agreement, captioned: (1) Adams v. Silverman, Smith (Richard), Edelman, Pittman, Smith (Robert), Nederlander, Mills, Fisher, Apollo Management, L.P., and Realogy Inc., D. No. C-180-06 (N.J. Super. Ct. Ch. Div.); (2) NECA-IBEW Pension Fund (The Decatur Plan) and Thomas F. Coyne v. Realogy Corp., Silverman, Smith (Richard), Edelman, Fisher, Mills, Nederlander, Pittman, and Smith (Robert), D. No. MRS-L-3450-06 (N.J. Super. Ct.); (3) Roffe v. Realogy Corp., Silverman, Smith (Richard), Edelman, Fisher, Mills, Nederlander, Pittman, and Smith (Robert), D. No. MRS-L-3456-06 (N.J. Super. Ct.); and (4) Norfolk County Retirement System v. Realogy Corporation, Silverman, Smith (Richard), Edelman, Pittman, Smith (Robert), Nederlander, Mills, and Fisher, D. No. C-181-06 (N.J. Super. Ct. Ch. Div.). The Norfolk complaint was subsequently amended to add Apollo Management VI, L.P. as a defendant. On January 10, 2007, the parties entered into a stipulation and requested that the Court consolidate the four New Jersey actions in the Chancery Division of the Superior Court, with the proposed caption of the consolidated action to be In Re Realogy Corp. Shareholder Litigation, D. No. C-181-06, and with the amended Norfolk complaint filed in D. No. C-181-06 to be the operative complaint in the consolidated action. The stipulation and proposed order are without prejudice to the right of any defendant to contest personal jurisdiction or the venue of the action or to move for dismissal, stay, or for any other disposition of the action on any ground. In summary, the complaint filed in D. No. C-181-06 alleges, among other things, that the Company and certain officers and directors breached their fiduciary duties in connection with the sale of the Company to Apollo Management VI, L.P.; that the price offered by Apollo Management VI, L.P. is grossly inadequate; that the proposed sale does not have adequate procedural protections; that defendants are engaged in self-dealing, allowing Apollo Management VI, L.P. to acquire the Company for as little value as possible; that Mr. Henry Silverman will receive windfall profits as a result of the transaction and “Change of Control” provisions in his employment contract; that the merger agreement contains financial penalties up to $215 million if the proposed sale is not consummated, including a $30 million fee to Apollo Management VI, L.P. if the Company’s stockholders do not approve the merger; that the timing of the transaction makes it particularly unfair to the public stockholders; that the public stockholders will not receive their fair portion of the value of the Company’s assets and business; that defendants have access to Company information that is unavailable to the public stockholders; and that the defendant directors are controlled by Mr. Henry Silverman and as such cannot fairly discharge their duties. Plaintiffs seek, among other things, preliminary and permanent injunctive relief against the proposed sale, rescission of the sale (if necessary), rescissory and/or compensatory damages and attorneys’ and experts’ fees and expenses. The Company believes that the allegations in the complaint are wholly without merit and intends to vigorously defend against the action. Given the early stage of this proceeding and, more generally, the nature of litigation, it is impossible for the Company at this time to meaningfully predict the outcome of this proceeding.

Amendment to Realogy’s Rights Plan

On December 15, 2006, the Company and Mellon Investor Services, LLC (the “Rights Agent”) entered into Amendment No. 1 to the Rights Agreement between the Company and the Rights Agent dated July 13, 2006. The amendment permits the execution of the merger agreement and the performance and consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the provisions of the Rights Agreement.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this proxy statement and in the other public filings the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties the Company, Parent and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company, Parent and Merger Sub and may be subject to important qualifications and limitations agreed by the Company, Parent and Merger Sub in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk among the Company, Parent and Merger Sub rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Realogy upon the terms, and subject to the conditions, of the merger agreement. As the Surviving Corporation, Realogy will continue to exist following the merger. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the Surviving Corporation and the officers of Realogy will be the initial officers of the Surviving Corporation.

We, Parent or Merger Sub may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in “—Termination of the Merger Agreement” beginning on page 67.

Effective Time; Marketing Period

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware. We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement and, if necessary, the expiration of the Marketing Period described below.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the third business day after the satisfaction or waiver of the conditions described under “—Conditions to the Merger” beginning on page 62, except that notwithstanding the satisfaction or waiver of such conditions, the parties will not be obligated to close the merger until the earlier to occur of a date during the Marketing Period specified by Parent on at least three business days’ notice to us and the final day of the Marketing Period.

For purposes of the merger agreement, “Marketing Period” means the first period of fifteen (15) consecutive business days after the later to occur of the date Parent and its financing sources have received certain financial and other information required to be provided by Realogy under the merger agreement in connection with

Parent’s financing of the merger, and the first business day following the date on which certain conditions to each party’s obligations to effect the merger have been satisfied, throughout and at the end of which:

•	Parent and its financing sources have received certain financial and other information required to be provided by the Company under the merger agreement in connection with Parent’s financing of the merger;

•	nothing has occurred and no condition exists that would cause any of the mutual closing conditions or the conditions to the obligations of Parent and Merger Sub (other than conditions that by their nature can only be satisfied at the closing) to fail to be satisfied assuming the closing date were to be scheduled for any time during such 15 consecutive business day period; and

•	there is no order, injunction, decree or other legal restraint or prohibition preventing the consummation of the merger; and no governmental entity will have filed any action seeking to enjoin, restrain or otherwise prohibit the merger.

Furthermore, if the Marketing Period would otherwise end on or after August 4, 2007 and prior to September 3, 2007, the Marketing Period will end on September 21, 2007. In any event, the Marketing Period will end on any earlier date that is the date on which the debt financing is consummated. If the requisite stockholder vote is the last of all the conditions to be satisfied, Parent must use its reasonable best efforts to market the debt financing in order to consummate the merger within 6 days following the vote.

The purpose of the Marketing Period is to provide Parent a reasonable and appropriate period of time during which it can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. To the extent Parent determines it does not need the benefit of the Marketing Period to market and place the debt financing, it may, in its sole discretion, determine to waive the Marketing Period and close the merger prior to the expiration of the Marketing Period if all closing conditions are otherwise satisfied or waived.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $30.00 in cash, without interest and less certain applicable withholding taxes, other than the following shares:

•	shares owned by Parent, Merger Sub or any subsidiary of Parent or held in the treasury of Realogy;

•	shares owned by any direct or indirect wholly owned subsidiary of Realogy;

•	shares as to which the treatment in the merger is separately agreed by Parent and the holder of such shares; and

•	shares held by holders who have properly demanded and perfected their appraisal rights.

After the merger is effective, each holder of any shares of our common stock (other than the excepted shares described above) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 76.

Treatment of Options and Other Awards

Restricted Stock Units. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding restricted stock units will be cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by $30.00, less any applicable withholding taxes.

Stock Appreciation Rights. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding stock appreciation rights will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of our common stock underlying the stock appreciation rights multiplied by the amount (if any) by which $30.00 exceeds the stock appreciation right exercise price, without interest and less any applicable withholding taxes.

Deferred Unit Accounts. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all deferred amounts held in unit accounts denominated in shares of our common stock under our Officer Deferred Compensation Plan and the Non-Employee Directors Deferred Compensation Plan will be converted into an obligation to pay cash with a value equal to $30.00 multiplied by the number of shares held in such deferred unit account, payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such unit account, less any required withholding taxes.

Stock Options. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding options to acquire our common stock under equity incentive plans (all of which are currently fully vested), will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $30.00 exceeds the exercise price, without interest and less any applicable withholding taxes.

The effect of the merger upon our other employee benefit plans is more fully described under “—Employee Benefits” beginning on page 71.

Payment for the Shares of Common Stock

Parent will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as described above. At or immediately following the effective time of the merger, Parent will deposit or cause to be deposited in trust with the paying agent the funds necessary to pay the aggregate merger consideration.

At the effective time of the merger, we will close our stock ledger. After that time, there will be no further transfer of shares of our common stock.

As soon as reasonably practicable after the effective time of the merger, the Surviving Corporation will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your shares of common stock in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The Surviving Corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, such cash will be returned to the Surviving Corporation upon demand subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any government entity will be returned to the Surviving Corporation free and clear of any prior claims or interest.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate,

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement,

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors, and

•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

In the merger agreement, Realogy, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and consummate the transactions contemplated by, and enforceability of, the merger agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	information supplied for inclusion in this proxy statement; and

•	required regulatory filings and consents and approvals of governmental entities.

Realogy also made representations and warranties relating to:

•	capital structure;

•	subsidiaries and joint ventures;

•	documents filed with the SEC;

•	absence of certain changes or events since September 30, 2006;

•	brokers;

•	compensation, employee benefit and labor matters;

•	litigation;

•	tax matters;

•	compliance with applicable laws;

•	environmental matters;

•	intellectual property matters;

•	material leases and title to properties;

•	material contracts;

•	insurance;

•	the receipt by the special committee and the board of directors of a fairness opinion from Evercore;

•	the required vote of Realogy stockholders;

•	state takeover statutes and our rights agreement;

•	agreements and approvals related to our spin-off from Cendant Corporation;

•	franchisees; and

•	compliance of our sale of franchises with the Federal Trade Commission Act.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	the availability of the funds necessary to perform their obligations under the merger agreement;

•	the release of Parent’s lenders from agreements limiting such lenders’ ability to provide debt financing to other parties making an acquisition proposal;

•	the delivery of the guarantee; and

•	the solvency of the Surviving Corporation following the merger.

Many of Realogy’s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean (A) any event, change, effect, development, condition or occurrence that materially adversely affects the ability of Realogy to timely perform its obligations under and consummate the transactions contemplated by the merger agreement or (B) a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, results, operations or financial condition (including assets and liabilities) of Realogy and our subsidiaries, taken as a whole, other than to the extent resulting from:

•	changes in general economic conditions, including those affecting the financial, banking, currency, interest rates or capital markets;

•	general conditions in the industries or markets in which Realogy and our subsidiaries operate;

•	acts of terrorism or war, the engagement by any country in hostilities or earthquakes, hurricanes or other natural disasters;

•	the taking of, or failure to take, any action consented to by Parent after the date of the merger agreement;

•	certain specified contingent liabilities up to specified amounts; or

•	the announcement of the merger agreement or the transactions contemplated by the merger agreement;

except in the case of the first three bullets above, where such matters will be taken into account in determining a Material Adverse Effect to the extent of any disproportionate effect on Realogy and our subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographic markets as Realogy and our subsidiaries.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the consummation of the merger, except as contemplated by the merger agreement we will:

•	conduct, and cause our subsidiaries to conduct, our operations in the ordinary and usual course consistent with past practice; and

•	use, and cause each of our subsidiaries to use, its reasonable best efforts to preserve intact its business organization, keep available the services of current officers and employees and preserve the goodwill of and maintain satisfactory relationships with our franchisees and those other persons with whom we or our subsidiaries have business relationships.

We have also agreed that, until the consummation of the merger, except as expressly contemplated by the merger agreement or consented to in writing by Parent (which consent will not be arbitrarily withheld or delayed), we and our subsidiaries will not:

•	adopt any change in our or our subsidiaries’ organizational or governing documents;

•	issue, sell, grant options, pledge, dispose of or encumber any of our securities, our subsidiaries’ securities or rights to acquire such securities, other than pursuant to the exercise of options or SARs or settlement of RSUs, or settlement of deferred unit accounts, in each case, that are outstanding as of the date of the merger agreement and in accordance with the existing terms of such awards;

•	acquire or redeem, directly or indirectly, or amend any Realogy securities or securities of our subsidiaries other than in connection with the exercise of outstanding equity awards;

•	split, combine, redenominate or reclassify ours or our subsidiaries’ capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of our capital stock;

•	engage in any acquisitions or dispositions involving the payment or receipt of consideration of $10 million or more (plus up to 50% in earn-out payments) individually or payments in excess of $60 million (plus up to 50% in earn-out payments) in the aggregate or receipt of consideration in excess of $20 million for all dispositions in the aggregate;

•	other than in the ordinary course of business consistent with past practice and except as permitted otherwise, enter into certain categorized contracts or amend or terminate certain categorized contracts or grant any releases or relinquishment of any rights under certain categorized contracts;

•	except for borrowings under our existing credit and securitization facilities in the ordinary course of business and consistent with past practice, incur or repay any indebtedness or amend or refinance any existing indebtedness, in excess of $4 million in any transaction or $20 million in the aggregate;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations (other than de minimis obligations) of any other person except our wholly owned subsidiaries and except the obligors under our securitization facilities in connection with such facilities;

•	other than in the ordinary course of business consistent with past practice, enter into (i) any intercompany loan or (ii) intercompany debt arrangements, or, in either case, increase or decrease the balances thereof, except for any of the foregoing actions in connection with our securitization facilities;

•	mortgage, pledge or otherwise similarly encumber any material assets (tangible or intangible), or create, assume or suffer to exist any material liens;

•	make any loans, advances or capital contributions to, or investments in, any other person, except in the ordinary course of business consistent with past practice and not exceeding $3 million individually or $9 million in the aggregate (other than in our wholly owned subsidiaries);

•	change any accounting, reserving, underwriting, claims or actuarial methods, principles or practices, or any of the working capital policies applicable to us and our subsidiaries, except as required by law, GAAP or applicable statutory accounting principles and practices promulgated by insurance authorities;

•	make or change any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

•	agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Realogy shares, preferred shares, or other Realogy securities or in securities of our subsidiaries;

•	enter into, forgive, renew, or amend in any respect any loans to employees, officers or directors or any of their respective affiliates or associates;

•

enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers or directors or employees (other than with respect to new hire employees who are not officers or directors and whose annual salary does not exceed $250,000) or grant any increases in the compensation, perquisites or benefits to officers, directors, employees or consultants (other than normal increases in annual salary to persons who are not officers or directors in the ordinary course of business consistent with past practice);

•	increase the economic incentive compensation arrangements with respect to our independent contractors (other than with respect to a de minimis number of such independent contractors);

•	accelerate the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former directors, officers, employees, independent contractors or service providers (other than any such acceleration required by the terms of employee benefit plans applicable to such individuals as in effect on the date of the merger agreement), or otherwise pay any amounts not due such individual;

•	take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in certain specified holders of change in control or similar agreements having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreements;

•	make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under employee benefit plans or agreement subject to such plans, other than in the ordinary course consistent with past practice;

•	make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, in each case other than capital expenditures not exceeding $10 million in the aggregate;

•	enter into any new line of business outside of existing business segments;

•	except as required by law, enter into, materially amend or extend any collective bargaining or other labor agreement;

•	adopt, amend, terminate or take any action to clarify any provision of any employee benefit plan or adopt or enter into any other employee benefit plan or arrangement;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Realogy and our subsidiaries or the Surviving Corporation after the effective time of the merger (other than any such agreement with any franchisee renewed or entered into in the ordinary course of business consistent with past practice);

•	compromise, settle or agree to settle any suit, action, claim, proceeding or investigation, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice following reasonable consultation with and taking into account the views of Parent that involve only the payment of monetary damages not in excess of $3 million individually or $9 million in the aggregate or consistent with the reserves reflected in our balance sheet at September 30, 2006, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, us or any of our subsidiaries;

•	convene any regular or special meeting (or any adjournment thereof) of our stockholders other than the special meeting to approve the merger;

•	enter into any agreement, understanding or arrangement with respect to the voting or registration of our securities or the securities of any of our subsidiaries;

•	fail to use reasonable best efforts to keep in force our current material insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to our assets, operations and activities and those of our subsidiaries;

•	take any action to render inapplicable, or to exempt any third party from, the provisions of any state takeover laws or our rights plan;

•	merge or consolidate Realogy or any of our subsidiaries with any person, other than certain specified mergers or consolidations of subsidiaries;

•	adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of us or any of our significant subsidiaries;

•	enter into, amend, waive or terminate (other than in accordance with their terms) any arrangements with related parties; or

•	authorize, commit or agree to take any of the foregoing actions.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done all things necessary, proper or advisable under applicable law to expeditiously consummate the merger, including obtaining consents and waivers under our material contracts, obtaining material consents and approvals under any law (including insurance regulatory approvals), preventing the enactment of injunctions or orders that could adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, vigorously defending against any actions related to the transactions contemplated by the merger agreement and filing and submitting information requested by any governmental authorities. The parties have also agreed to use their reasonable best efforts to make any required submissions under the HSR Act and other antitrust laws and to promptly prepare and file all necessary documentation to effect all insurance regulatory approvals.

The parties to the merger agreement have also agreed to cooperate with one another to promptly determine whether any other filings are required to be made or whether any other consents should be obtained under applicable law. In no event will Parent, Merger Sub or any of their respective affiliates be required to agree (1) to limit in any material respect or not to exercise any rights of ownership of any securities, or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or a portion of the business, assets or properties of us or our subsidiaries, or (2) to limit in any material respect the ability of such entities to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of Realogy and its subsidiaries or to control their respective businesses or operations or our or our subsidiaries’ businesses or operations. In addition, the obligations described in the preceding paragraph will not apply to either Parent or Merger Sub if compliance with such obligations would result in, or would reasonably be expected to, result in a Material Adverse Effect.

Realogy has also agreed to take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the merger or any other transaction contemplated by the merger agreement of, any state takeover laws.

Financing

Cooperation of Realogy

We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our and their respective representatives to) provide all cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt and equity financing, including:

•	participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents in connection with the debt financing;

•	furnishing Parent and its financing sources with financial and other pertinent information regarding Realogy as may be reasonably requested by Parent;

•	using reasonable best efforts to obtain, and to cooperate and assist with obtaining, accountants’ comfort letters, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation relating to the debt financing as reasonably requested by Parent;

•	using reasonable best efforts to provide monthly financial statements to Parent within 30 days of the end of each month prior to closing;

•	using commercially reasonable efforts to execute and deliver any pledge and security documents, other definitive financing documents and customary deliverables and otherwise reasonably facilitating the pledging of collateral, provided that no obligation of Realogy or its subsidiaries under such executed documents will be effective until the effective time of the merger;

•	permitting potential lenders to evaluate our current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral agreements and establishing bank accounts and other accounts; and

•	using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances or contracts to which any of our subsidiaries is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts.

The merger agreement limits our obligation to incur any fees or liabilities with respect to the debt financing prior to the effective time of the merger. Parent has also agreed to reimburse us for all reasonable and documented out-of-pocket costs if the merger agreement is terminated, except under certain circumstances, and to indemnify and hold harmless Realogy, our subsidiaries, directors, officers, employees, representatives and advisors from and against all losses, damages, claims, costs or expenses suffered or incurred in connection with the debt financing.

Debt Financing

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the debt financing on the terms and conditions described in the financing commitments, including using reasonable best efforts to:

•	maintain in effect the debt commitment letters;

•	negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions contained in the debt financing commitments or on other terms acceptable to Parent and not materially less favorable to Parent and Merger Sub;

•	satisfy on a timely basis all conditions applicable to Parent set forth in the definitive financing agreements that are within its control;

•	consummate the debt financing on the closing date substantially concurrently with the effective time of the merger; and

•	enforce its rights under the debt commitment letters.

Parent and Merger Sub may replace or amend the debt financing commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed debt commitment letters as of the date of the merger agreement, or otherwise so long as the terms are not less favorable to Merger Sub with respect to conditionality or amount. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt financing commitments, Parent is required to use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement.

Equity Partners

Parent and Merger Sub may enter into arrangements and agreements to add as equity providers (i) certain specified persons at any time after the date of the merger agreement or (ii) any person after the “go shop” period, in each case as long as:

•	the aggregate amount of equity financing is not reduced;

•	such arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the closing of the merger; and

•	such arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the equity commitment letters, adversely affect the rights of Parent or Merger Sub to enforce their rights against the other parties to the equity commitment letters or otherwise waive or reduce Parent’s or Merger Sub’s rights under the equity commitment letters.

Existing Indebtedness

The Company has agreed to take certain actions with regard to its outstanding Floating Rate Senior Notes due 2009, 6.15% Senior Notes due 2011 and 6.50% Senior Notes due 2016, including commencing a tender offer if requested by Parent. The Company’s obligation to consummate the tender offer is subject to the closing of the merger.

Solvency Opinion

Parent has agreed to use commercially reasonable efforts to retain a nationally recognized investment banking or valuation firm to render a solvency opinion of customary scope and substance as of the date of closing of the merger to the boards of directors of us, Parent and Merger Sub.

Letter of Credit

If required pursuant to the separation agreement, Parent and Merger Sub have agreed to cause to be posted, if and when required, in favor of Avis Budget Group, Inc., Travelport Inc. and Wyndham Worldwide Corporation, a letter of credit in an amount required pursuant to the terms of the separation agreement. In the event a demand is made for such letter of credit prior to the effective time of the merger, we have agreed that Parent and Merger Sub may assume the defense of such demand and negotiations regarding the amount and timing of the delivery of the letter of credit and that we will cooperate with Parent in connection with such matters, so long as Parent and/or Merger Sub do not enter into any binding agreements on behalf of Realogy unless such agreements are conditioned on the occurrence of the closing of the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	there is no order, injunction, decree or other legal restraint or prohibition preventing the consummation of the merger; and no governmental entity will have filed any action seeking to enjoin, restrain or otherwise prohibit the merger; and

•	any applicable waiting period (and any extension thereof) under the HSR Act will have expired or been terminated, and approvals and authorizations from other applicable antitrust authorities will have been granted.

Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	our representations and warranties with respect to our capitalization must be true and correct in all respects, subject to the allowance for inaccuracies of no greater than 75,000 shares of our common stock;

•	our representations and warranties with respect to our organization and qualification, authority to complete the merger, brokers, state takeover statutes, the spin-off documents and the required spin-off approvals must each be true and correct in all material respects as of the date of the merger agreement and as of the closing date as if made at and as of such time; provided that any representations made by us as of a specific date need only be true and correct in all material respects as of the date made;

•	all other representations and warranties made by us in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as if made at and as of such time (without giving effect to any qualification as to materiality or “Material Adverse Effect” set forth in such representations and warranties), except where the failure to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect; provided that any representations made by us as of a specific date need only be so true and correct as of the date made;

•	we must have performed in all material respects all obligations required to be performed under the merger agreement at or prior to the closing date;

•	since the date of the merger agreement, there must not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

•	Parent and Merger Sub must have obtained necessary approvals from the Texas Department of Insurance, without the imposition of limitations, restrictions or conditions that would have a Material Adverse Effect;

•	Parent and Merger Sub must have obtained all required pre-closing approvals or consents required by foreign antitrust laws, without the imposition of limitations, restrictions or conditions that would have a Material Adverse Effect; and

•	the tax opinion delivered pursuant to the Tax Sharing Agreement must be in effect and not withdrawn or otherwise adversely modified.

Conditions to Realogy’s Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following further conditions:

•	the representations and warranties made by Parent and Merger Sub in the merger agreement must be true and correct (without giving effect to any “materiality” qualifications set forth in such representations and warranties) as of the date of the merger agreement and as of the closing date as if made as of such time, except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement; provided that any representations made by Parent and Merger Sub as of a specific date need only be true and correct as of the date made;

•	Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date;

•	Parent’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations; and

•	Parent and Merger Sub must have obtained approval from the Texas Department of Insurance with respect to the proposed change in control of Title Resources Guaranty Company.

If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our stockholders, the board of directors (including acting through the special committee) may waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Solicitation of Other Offers

Until 11:59 p.m., Eastern Standard Time, on February 16, 2007 (which we sometimes refer to as the end of the “go shop” period), we have the right (acting under direction of the board of directors or, if then in existence, the special committee) to initiate, solicit and encourage acquisition proposals (including by way of providing access to non-public information pursuant to one or more confidentiality agreements with appropriate parties), and enter into and maintain discussions or negotiations with respect to acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations. Realogy must promptly provide Parent with any non-public information concerning us or our subsidiaries that is provided to any person given such access which was not previously provided or made available to Parent.

After 11:59 p.m., Eastern Standard Time, on February 16, 2007, we have agreed not to, and to cause our subsidiaries and representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•	enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal;

•	enter into any agreement requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

Notwithstanding these restrictions:

•

we are permitted to continue the activities set forth in the first bullet point in the preceding paragraph from and after February 16, 2007 with respect to any party that has made a bona fide acquisition proposal (as determined by our board of directors or the special committee) prior to February 16, 2007 or with whom we are having ongoing discussions or negotiations as of February 16, 2007 regarding a bona fide acquisition proposal (as determined by our board of directors or the special committee) (the Company must otherwise immediately cease or cause to be terminated any other solicitation, encouragement, discussion or negotiation with any person conducted prior to February 16, 2007 by us, our subsidiaries or any of our representatives with respect to any acquisition proposal and cause to be returned or destroyed any confidential information provided or made available to such person on behalf of us or any of our subsidiaries, except as permitted below); and

•	at any time after the date of the merger agreement and prior to the approval of the merger agreement by our stockholders, we are permitted to furnish information with respect to the Company and its subsidiaries to any person making an acquisition proposal and participate in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal (provided that the Company will not, and will not allow its subsidiaries or representatives to, disclose any non-public information to such person without first entering into an acceptable confidentiality agreement with such person and will promptly provide to Parent any non-public information concerning the Company or its subsidiaries provided or made available to such other person which was not previously provided to Parent), so long as:

•	such acquisition proposal was a written acquisition proposal received by the Company from a third party that the board of directors of the Company (including acting through the special committee) believes in good faith to be bona fide;

•	we have not intentionally or materially breached our obligations under the solicitation provisions of the merger agreement;

•	our board of directors (acting through the special committee, if any) concludes in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes or would reasonably be likely to result in a superior proposal; and

•	after consultation with its outside counsel, our board of directors (acting through the special committee, if any) concludes in good faith that such action is necessary to comply with its fiduciary duties to our stockholders under applicable law.

In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Within 36 hours of the end of the “go shop” period, we will notify Parent of the identity of any party that submitted a bona fide acquisition proposal prior to February 16, 2007, or with whom we are having ongoing discussions or negotiations as of February 16, 2007 regarding a bona fide acquisition proposal, and will provide a copy of each acquisition proposal received from any such parties. From and after February 16, 2007, we will promptly (within 36 hours) notify Parent in the event that we, our subsidiaries or our representatives receive any acquisition proposal, including the material terms and conditions thereof, any request for information relating to the Company or its subsidiaries other than requests in the ordinary course unrelated to an acquisition proposal or any inquiry or request for discussions or negotiations regarding any acquisition proposal (in each case, we will notify Parent of the identity of such person and provide a copy of such acquisition proposal, inquiry or request, including any material modifications thereto or any proposal made by any party that submitted a bona fide acquisition proposal prior to February 16, 2007, or with whom we are having ongoing discussions or negotiations as of February 16, 2007 regarding a bona fide acquisition proposal. From and after February 16, 2007, we will keep Parent reasonably informed on a current basis as to, and no later than 36 hours after the occurrence of, the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, we will promptly (within 36 hours) notify Parent orally and in writing if we determine to begin providing information or to engage in negotiations concerning an acquisition proposal.

We have agreed that we will not, and will cause our subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the merger agreement except with respect to a confidentiality agreement as permitted or required pursuant to the solicitation provision of the merger agreement that contains confidentiality and standstill terms that are in the aggregate no less favorable to us than those contained in the confidentiality agreement entered into with Apollo Management VI, L.P. (provided that any such confidentiality agreement need not contain provisions limiting the ability of the party thereto to have discussions, share information or enter into agreements with potential sources of debt or equity financing or co-bidders), and neither us nor any of our subsidiaries will be party to any agreement that prohibits us from providing or making available to Parent or Merger Sub any information provided or made available to any other person pursuant to such an acceptable confidentiality agreement. Except to facilitate the making of a superior proposal, we have agreed that we will not, and will cause each of our subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which we or any of our subsidiaries is a party, and we will, and will cause our subsidiaries to, enforce the provisions of any such agreement.

An “acquisition proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or business of, us and our subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the merger.

A “superior proposal” means any bona fide acquisition proposal that is on terms that our board of directors (acting through the special committee) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is (i) superior from a financial point of view to the merger agreement (as may be modified by any revised proposals contemplated by the merger agreement) and (ii) is reasonably capable of being consummated (taking into account the financeability of such proposal). The parties to the merger agreement agree that in the event the per-share merger consideration of an acquisition proposal is exactly equal in value to the per-share consideration set forth in the merger agreement, or if the per-share merger consideration is not in cash (and the board of directors including acting through the special committee has made a determination in good faith), our board of directors is permitted to conclude that such acquisition proposal is a superior proposal as described in the solicitation provision of the merger agreement.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The merger agreement requires us to call, give notice of, convene and hold a meeting of our stockholders to adopt the merger agreement. In this regard, our board of directors (with three directors abstaining) has unanimously resolved to recommend that our stockholders adopt the merger agreement. However, if our board of directors (including acting through the special committee) determines in good faith, after consultation with outside counsel, that the failure to take such action is necessary to comply with its fiduciary duties to our stockholders under applicable law, it may, at any time prior to the adoption of the merger agreement by our stockholders:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that our stockholders adopt the merger agreement; or

•	approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any acquisition proposal; or

•	make other statements that are reasonably calculated or expected to have the same effects described in the first two bullets above; and/or

•	terminate the merger agreement and enter into a definitive agreement with respect to an acquisition proposal that our board of directors (including acting through the special committee) determines in good faith, after consultation with outside counsel and its financial advisors, is a superior proposal, after considering all of the adjustments to the terms of the merger agreement which may be offered by Parent.

To the extent the board proposes to take the foregoing actions with regard to its recommendation, it may only do so if:

•	we have not intentionally or materially breached our obligations under the no solicitation provision of the merger agreement;

•	we have given written notice to Parent at least three calendar days in advance (or if prior to the end of the “go shop” period, at least two calendar days in advance) of its intention to take such action with respect to such superior proposal, which notice will specify the material terms and conditions of any such superior proposal, and will have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents;

•	we, and we cause our financial and legal advisors to, negotiate in good faith during such three-day period (or such two-day period if prior to the end of the “go shop” period) with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal;

•	in the event of a material revision to a superior proposal, we deliver a new written notice according to the provisions of the second bullet point above to Parent (with a 24 hour period of notice), though no new notice period is required during the period prior to February 16, 2007 in the case of an exempted superior proposal (from and after such time as it is deemed to be an exempted superior proposal by the board (including acting through the special committee) in good faith after consultation with outside counsel and financial advisors) which meets the following requirements:

•	such proposal is a modification of an initial acquisition proposal submitted by any bidder or its affiliates deemed to be a superior proposal because it included per-share merger consideration at least 3.33% greater than the merger consideration offered pursuant to the merger agreement, and such original proposal has not been withdrawn,

•	such proposal is made, after the latest revised per-share merger consideration that may be proposed by Parent following compliance by us with the notice requirements described above including with respect to such original proposal, and includes per-share merger consideration more than 2.4% higher than the revised Parent proposal; and

•	promptly upon a determination that a superior proposal is an excluded superior proposal, we will send written notice to Parent of such determination; and

•	in the event we determine that a superior proposal is an excluded superior proposal, during the period prior to February 16, 2007, we have waited at least 24 hours from the time of written notice to Parent of such determination, before terminating the merger agreement.

We agree that any violation of the restrictions set forth in this solicitation provision of the merger agreement by any of our representatives that either result in an acquisition proposal or adversely affect the interests of Parent under this solicitation provision (other than in an immaterial manner) will be deemed to be a material breach of this Agreement by us.

In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless the merger agreement has been or is concurrently terminated in accordance with its terms and we have concurrently paid to Parent the applicable termination fee as described in further detail in “—Termination Fees and Expenses” beginning on page 69.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Realogy and Parent;

•	by either Realogy or Parent if:

•

there is any final and non-appealable order, decree, ruling, or action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, or a governmental entity finally and non-appealably declines to grant an approval necessary to satisfy certain regulatory approval conditions to closing; but in each case, only to the extent the party seeking to terminate will have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with the reasonable best efforts provision of the merger agreement;

•	the merger is not completed on or before June 15, 2007, as extended to the end of the Marketing Period if the Marketing Period has commenced and the end of the Marketing Period would be later (such date, as extended, the “Outside Date”), or as automatically extended until August 15, 2007 (if all of the conditions to the closing will be satisfied on or prior to June 15, 2007, with certain exceptions), so long as the failure of the merger to be completed by such date is not due to the failure of the party seeking to terminate the merger agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement; or

•	the requisite stockholder vote with respect to the adoption of the merger agreement will not have been obtained at the special meeting or any adjournment or postponement thereof.

•	by Realogy, if:

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the effective time, the failure of certain conditions to closing, and where that breach is not cured within the Outside Date and 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided that Realogy is not in material breach of any of its covenants or agreements contained in the merger agreement;

•	the termination is effected prior to receipt of the requisite stockholder approval in accordance with and subject to the terms and conditions of the superior proposal termination right of the solicitation provision of this merger agreement; provided that we substantially concurrently with such termination enter into the alternative acquisition agreement; or

•	all of the conditions to each party’s obligation to effect the merger, and certain of the conditions to the obligations of Parent and Merger Sub to effect the merger, have been satisfied, and Parent has failed to consummate the merger no later than three calendar days after the last day of the Marketing Period.

•	by Parent, if:

•	we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of the merger agreement or as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the effective time, the failure of certain conditions to closing to be satisfied, and where that breach is not cured within the Outside Date and 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided that Parent and Merger Sub are not in material breach of any of their covenants or agreements contained in the merger agreement;

•	a change of the recommendation of our board of directors has occurred; we or our board of directors (or any committee thereof) approves, adopts or recommends any acquisition proposal or approves or recommends, or enters into or allows us or any of our subsidiaries to enter into, a letter of intent or agreement for an acquisition proposal;

•	we fail to issue a press release reaffirming the recommendation of our board of directors that our stockholders adopt the merger agreement within 48 hours of a request to do so by Parent and after we first published or otherwise disclosed an acquisition proposal or material modification to an acquisition proposal to our stockholders;

•	we have intentionally or materially breached any of our obligations under the solicitation provision or the stockholder approval provisions of the merger agreement; we have failed to include in this proxy statement our board recommendation; or we or our board of directors (or any committee thereof) will authorize or publicly propose any of the foregoing actions of this and the preceding two bullet points; or

•	there has been a Material Adverse Effect that cannot be cured by the Outside Date.

The party desiring to terminate the merger agreement pursuant to any of the provisions above, except for by mutual written consent of Realogy and Parent, will give written notice of such termination to the other party in accordance with the notices provision of the merger agreement, specifying the provision or provisions of the merger agreement pursuant to which such termination is effected.

Termination Fees and Expenses

Payable by Realogy

Termination Fees

If we terminate the merger agreement or the merger agreement is terminated by Parent or Merger Sub, under the conditions described in further detail below, we must pay a termination fee to Parent. The termination fee is $215,224,750, unless we terminate the merger agreement in connection with the acceptance of a superior proposal prior to February 16, 2007, in which case the termination fee payable by us is $99,334,500.

We must pay a termination fee at the direction of Parent if:

•	we terminate the merger agreement prior to receipt of the requisite stockholder approval in accordance with and subject to the terms and conditions of the superior proposal termination right of the solicitation provision of this merger agreement; provided that we substantially concurrently with such termination enter into the alternative acquisition agreement;

•	Parent terminates the merger agreement because:

•	a change of the recommendation of our board of directors (or any committee thereof) has occurred; we or our board of directors (or any committee thereof) approves, adopts or recommends any acquisition proposal or approves or recommends, or enters into or allows us or any of our subsidiaries to enter into, a letter of intent or agreement for an acquisition proposal;

•	we fail to issue a press release reaffirming the recommendation of our board of directors that our stockholders adopt the merger agreement within 48 hours of a request to do so by Parent and after we first published or otherwise disclosed an acquisition proposal or material modification to an acquisition proposal to our stockholders; or

•	we have intentionally or materially breached any of our obligations under the solicitation provision or the stockholder approval provisions of the merger agreement; we have failed to include in this proxy statement our board recommendation; or we or our board of directors (or any committee thereof) will authorize or publicly propose any of the foregoing actions of this and the preceding two bullet points;

•

(1) we or Parent terminate the merger agreement because the requisite stockholder vote with respect to the adoption of the merger agreement will not have been obtained at the special meeting or any adjournment or postponement thereof (2) Parent terminates the merger agreement because we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the effective time, the failure of certain conditions to closing, or (3) we or Parent terminate the merger agreement because the merger is not completed on or before June 15, 2007, as extended to the end of the Marketing Period if the Marketing Period has commenced and the end of the Marketing Period would be later, or as automatically extended until August 15, 2007 (if all of the conditions to the closing will be satisfied on or prior to June 15, 2007, with certain exceptions), so long as the failure of the merger to be completed by such date is not due to the failure of the party seeking to terminate the merger agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement, and, in each case,

•	at any time after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal had been publicly disclosed or, in the case of (2) and (3) above, is otherwise communicated to the senior management or the board of directors of the Company (or a committee thereof) and not publicly withdrawn; and

•	within twelve months after such termination we enter into an agreement with respect to, or consummate, any acquisition proposal.

Expense Reimbursement

We have agreed to reimburse Parent’s and Merger Sub’s reasonably documented expenses incurred in connection with the merger agreement, up to $30 million, if the merger agreement is terminated by either Parent or the Company for failure to obtain Company stockholder approval at the special meeting or any adjournment thereof at which the merger agreement was voted, or if Parent terminates the merger agreement due to the Company’s continuing and non-curable breach of the covenants, agreements, representations or warranties under the merger agreement.

Payable by Parent

Parent has agreed to pay a termination fee of $215,224,750 to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within 2 business days following such termination), if:

•	we terminate the merger agreement due to a material breach by Parent and at such time there is no state of facts or circumstances (other than those arising out of or resulting from Parent’s material breach) that would reasonably be expected to cause certain conditions to closing not to be satisfied by the Outside Date; or

•	we or Parent terminate the merger agreement because of failure to consummate the merger agreement on or before the end of the Marketing Period or the Outside Date, or we terminate the merger agreement for Parent’s failure to consummate the merger no later than 3 calendar days after the final day of the Marketing Period after certain conditions to consummation of the merger have been satisfied; and at the time of such termination, certain conditions to consummation have been satisfied but Parent has failed to consummate the merger.

Liability Cap

If Parent and Merger Sub fail to effect the merger, then our sole and exclusive remedy against Parent, Merger Sub and Apollo Management VI, L.P. for any breach, loss or damage is the termination of the merger agreement and receipt of payment of an amount up to $215,224,750.

Indemnification and Insurance

Parent and Merger Sub have agreed that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the our Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of our subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the effective time of the merger will survive the merger and continue in full force and effect for a period of not less than six (6) years after the effective time of the merger unless otherwise required by law.

In addition, the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Person against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the prior written consent of Parent) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before the effective time of the merger (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Realogy), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a material violation of law and except for other exceptions to indemnification that are required by law. In the event of any such Action, the Surviving Corporation will reasonably cooperate with the Indemnified Person in the defense of any such Action, and will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in the merger agreement.

The Surviving Corporation is required to maintain director and officer liability policies from a reputable carrier for a period of six years from the closing date of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger, and such policies must contain coverage that is at least as favorable to those who are covered by such existing policies. We may substitute therefor a single premium tail policy with respect to such directors’ and officers’ liability insurance with terms and conditions that are at least as favorable as those of the existing policies. In no event will Parent be required to, or will we be permitted to, expend in excess of 250% of the current annual premium paid by us for our existing coverage.

Employee Benefits

Until the first anniversary of the effective time (except as provided in clause (ii) below), our and our subsidiaries’ current employees at the effective time (other than those who have entered into or will enter into individual employment agreements) will be provided with compensation (including, for each employee, (i) base salary at least equal to that in effect as of immediately prior to the effective time and (ii) with respect to fiscal year 2007, a target percentage for purposes of annual cash incentive bonus opportunity at least equal to that in effect with respect to fiscal year 2006) and benefits that are substantially similar in the aggregate to the compensation and benefits provided to current employees as a group immediately prior to the effective time (excluding equity-based benefits and compensation). In addition, service rendered these employees prior to the consummation of the merger will be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of the Surviving Corporation and its subsidiaries, to the same extent as it was taken into account under our or our subsidiaries’ corresponding benefit plans for those purposes. The Surviving Corporation will waive any pre-existing condition limitation under its or its subsidiaries’ health plans for any condition for which these employees would have been entitled to coverage under our or our subsidiaries corresponding health plans and will cause credit these employees for co-payments made and deductibles satisfied prior to the effective time.

Current employees (other than current employees who have entered into or will enter into an individual employment agreement with us or any of our subsidiaries) who terminate employment with the Surviving Corporation on or prior to December 31, 2007 will be entitled to severance benefits that are no less favorable than those that would have been provided to them immediately prior to the effective time of the merger. In addition, in connection with the merger, we have established a retention plan for certain of our employees, with a retention pool of approximately $16.1 million.

Amendment, Extension and Waiver

To the extent permitted by applicable law, the parties may amend the merger agreement at any time, except that after our stockholders have adopted the merger agreement, there will be no amendment that decreases the merger consideration or which adversely affects the rights of our stockholders without the approval of our stockholders. The merger agreement may not be amended, changed, supplemented or otherwise modified except by a written instrument signed by all of the parties to the merger agreement.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “H”. Regular way trading of our common stock began on August 1, 2006. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE composite tape. Realogy has not, since August 1, 2006, declared any dividends on its common stock.

	Common Stock
	High	Low
YEAR ENDED DECEMBER 31, 2006
Third Quarter (from August 1, 2006)	$26.16	$19.90
Fourth Quarter	$31.11	$22.25
YEAR ENDED DECEMBER 31, 2007
First Quarter (through January 16, 2007)	$30.30	$29.52

The closing sale price of our common stock on the NYSE on December 15, 2006, the last trading day prior to the public announcement of the merger, was $25.50 per share. On             , 2007, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NYSE was $              per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of our common stock as of December 31, 2006 for: (a) each of the Company’s directors, (b) each of the Company’s named executive officers for 2006; (c) the Company’s directors and executive officers as a group; and (d) each beneficial holder of more than five percent of our common stock.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power to such securities, and, unless otherwise indicated, the address of each person named in the table below is c/o Realogy Corporation, One Campus Drive, Parsippany, New Jersey 07054.

Beneficial Ownership Table

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)	Of the Amount of Shares Beneficially Owned, Shares which may be Acquired within 60 days (3)
Principal Stockholder:
Hotchkis and Wiley Capital Management, LLC (4)	21,589,203	10.0%	21,589,203
725 S. Figueroa Street 39th Fl, Los Angeles, CA 90017
Barclays Global Investors, N.A. (5)	12,316,111	5.7	12,316,111
45 Fremont Street, San Francisco, CA 94105
Ziff Asset Management, L.P. (6)	12,120,300	5.6	12,120,300
283 Greenwich Avenue Greenwich, CT 06830

Directors and Named Executive Officers:
Henry R. Silverman	8,669,350	3.9	6,359,894	(7)
Richard A. Smith	899,414	*	858,505	(8)
Martin L. Edelman	88,522	*	87,772	(9)
Kenneth Fisher	4,653	*	4,653	(10)
Cheryl D. Mills	40,411	*	38,733	(11)
Robert E. Nederlander	87,904	*	87,904	(12)
Robert W. Pittman	107,260	*	91,553	(13)
Robert F. Smith (14)	87,950	*	75,450
Anthony E. Hull	15,017	*	2,470	(15)
Alexander E. Perriello, III	68,179	*	53,226	(16)
Bruce Zipf	29,555	*	23,064	(17)
All directors and executive officers as a group (16 persons)	10,411,378	4.6	7,965,160	(18)

(1)

Amounts include direct and indirect ownership of Realogy common stock and stock options that are vested as of December 31, 2006 (“Vested Options”) and shares of common stock, the receipt of which has been deferred in accordance with the Company’s non-qualified deferred compensation plans (“Deferred Shares”). There are no options or other securities held by management which will become exercisable by their terms within 60 days of December 31, 2006. Restricted stock units and stock-settled stock appreciation rights granted to executive officers on August 1, 2006, which are not reflected in the table above because they are not currently vested and will not become vested by their terms within 60 days of December 31, 2006 will become fully vested immediately prior to the effective time of the merger pursuant to the terms of the merger agreement together with all other then unvested outstanding stock-based awards granted under the Realogy Corporation 2006 Equity and Incentive Plan. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

(2)	Based upon 216,013,154 shares of Realogy common stock outstanding on December 31, 2006.
(3)	Includes Vested Options and Deferred Shares.
(4)	Reflects beneficial ownership of Realogy common stock by Hotchkis and Wiley Capital Management, LLC, as derived solely from information reported on a Schedule 13G under the Exchange Act filed with the SEC on January 10, 2006, by Hotchkis and Wiley Capital Management, LLC. Hotchkis and Wiley Capital Management, LLC has sole power to vote or to direct the vote of 17,092,528 shares of Realogy common stock.
(5)	Reflects beneficial ownership of Realogy common stock by Barclays Global Investors, N.A. as derived solely from information reported on a Schedule 13F under the Exchange Act filed with the SEC on November 14, 2006 for the quarter ended September 30, 2006, by Barclays Global Investors LTD, Barclays Global Investors Japan TR & Banking CO LTD, Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors Japan LTD.
(6)	Reflects beneficial ownership of Realogy common stock by Ziff Asset Management, L.P. (“ZAM”) as derived solely from information reported on a Schedule 13G under the Exchange Act filed with the SEC on November 16, 2006, by ZAM, PBK Holdings, Inc. (“PBK”), ZBI Equities, L.L.C. (“ZBI”) and Philip B. Korsant. As reported in such filing, ZAM shares voting and dispositive power over the Shares beneficially owned with PBK, ZBI and Mr. Korsant.
(7)	Consists of Vested Options.
(8)	Includes 49,995 Deferred Shares and 808,510 Vested Options.
(9)	Consists of 12,194 Deferred Shares and 75,578 Vested Options.
(10)	Consists of Deferred Shares.
(11)	Includes 10,066 Deferred Shares and 28,667 Vested Options.
(12)	Includes 12,326 Deferred Shares and 75,578 Vested Options.
(13)	Includes 15,975 Deferred Shares and 75,578 Vested Options.
(14)	Includes 12,903 Deferred Shares and 62,547 Vested Options. Also includes 12,500 shares of Realogy common stock owned by the Robert F. Smith Charitable Foundation. Mr. Smith disclaims beneficial ownership of such shares of Realogy common stock.
(15)	Consists of 2,470 Vested Options.
(16)	Consists of 425 Deferred Shares and 52,801 Vested Options.
(17)	Consists of 23,064 Vested Options.
(18)	Includes 118,732 Deferred Shares and 7,846,428 Vested Options.
*	Represents less than 1 percent of our outstanding common stock.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262, but failure to vote against the adoption of the merger agreement does not, by itself, constitute a waiver of your appraisal rights.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Realogy Corporation, One Campus Drive, Parsippany, New Jersey 07054, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the Surviving Corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2007 annual meeting of stockholders. We had previously set the deadline for submitting proposals for the 2007 annual meeting to be December 15, 2006. However, if the merger agreement is not approved at the special meeting and the 2007 annual meeting is to be held, then under the Securities and Exchange Commission’s proxy rules, the deadline for submission of proposals that are to be included in the proxy materials for the 2007 annual meeting is a reasonable time before we begin to print and mail our proxy statement for the annual meeting, which we have determined to be             , 2007, assuming the merger agreement is not approved at the special meeting and there is no adjournment or postponement thereof. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2007 annual meeting, any such stockholder proposal must be received by our Corporate Secretary on or before             , 2007 and comply with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the advance notice provisions of our amended and restated By-Laws. Stockholders interested in submitting a proposal for consideration at our 2007 annual meeting must do so by sending such proposal to our Corporate Secretary at Realogy Corporation, One Campus Road, Parsippany, New Jersey 07054. Any stockholder proposal received after             , 2007 will not be considered for inclusion in the proxy materials. Under our by laws, in order for a stockholder proposal submitted outside of Rule 14a-8, and therefore not included in our proxy materials, to be considered timely, such proposal must be received by our Corporate Secretary not later than the 10th business day following the date on which notice of the date of the 2007 annual meeting is mailed to stockholders or we otherwise make public disclosure of the date of such annual meeting, whichever occurs first.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed in writing to Realogy Investor Relations at One Campus Drive, Parsippany, New Jersey 07054, or by calling at (973) 407-2710. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Realogy Investor Relations at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Realogy files with the SEC by going to the “Investors Relations” section of our website at www.realogy.com/investor_relations. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference,” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Registration statement on Form 10 filed on April 3, 2006, and the amendments thereto filed on May 9, 2006, May 30, 2006, June 2, 2006, June 12, 2006, June 20, 2006, June 26, 2006, July 6, 2006, July 11, 2006 and December 19, 2006;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2006 and September 30, 2006; and

•	Current Reports on Form 8-K filed on July 14, 2006, July 19, 2006, July 31, 2006, August 3, 2006, August 23, 2006, August 28, 2006, September 27, 2006, October 11, 2006, October 17, 2006, October 20, 2006, November 3, 2006, December 4, 2006, December 18, 2006 and December 21, 2006.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Realogy Investor Relations, One Campus Drive, Parsippany, New Jersey, telephone: (973) 407-2710, on the Company’s website at www.realogy.com/investor_relations or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED             , 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

DOMUS HOLDINGS CORP.,

DOMUS ACQUISITION CORP.,

AND

REALOGY CORPORATION

Dated as of December 15, 2006

A-i

A-ii

A-iii

Glossary of Defined Terms

Defined Terms	Defined in
409A Authorities	SECTION 3.09(k)
6.15% Notes	SECTION 8.11(a)
6.50% Notes	SECTION 8.11(b)
Acceptability Letters	SECTION 3.23
Acceptable Confidentiality Agreement	SECTION 8.11(c)
Acquisition Proposal	SECTION 5.02(i)
Action	SECTION 5.07(a)
Affiliate	SECTION 8.11(d)
Agreement	Preamble
AJCA	SECTION 3.09(k)
Alternative Acquisition Agreement	SECTION 5.02(e)(i)
Associate	SECTION 8.11(d)
beneficial ownership	SECTION 8.11(e)
Breakup Fee	SECTION 7.03(c)
Business Day	SECTION 8.11(f)
Bylaws	SECTION 8.11(g)
Certificate of Incorporation	SECTION 8.11(h)
Certificate of Merger	SECTION 1.02
Change of Board Recommendation	SECTION 5.02(e)
Closing	SECTION 1.02
Closing Date	SECTION 1.02
Code	SECTION 1.08
Company	Preamble
Company Board Recommendation	SECTION 3.03(b)
Company Fairness Opinion	SECTION 3.19
Company Financial Advisor	SECTION 3.08
Company Intellectual Property	SECTION 3.15
Company Joint Venture	SECTION 8.11(i)
Company Owned Intellectual Property	SECTION 3.15
Company SEC Reports	SECTION 8.11(j)
Company Securities	SECTION 3.02(a)
Confidentiality Agreement	SECTION 8.11(k)
Controlled Group Liability	SECTION 8.11(l)
Corporation Law	Recitals
Current Employees	SECTION 5.08(b)
Debt Financing	SECTION 4.05
Debt Financing Commitments	SECTION 4.05
Debt Tender Offer	SECTION 5.12(a)
Deferred Unit Account	SECTION 2.04(c)
Delaware Secretary	SECTION 1.02
Disclosure Letter	ARTICLE III
Dissenting Shares	SECTION 2.01
Effective Time	SECTION 1.02
Environment	SECTION 3.14(c)(i)
Environmental Claim	SECTION 3.14(c)(ii)
Environmental Law	SECTION 3.14(c)(iii)
Environmental Permits	SECTION 3.14(a)(i)
Equity Financing	SECTION 4.05
Equity Financing Commitments	SECTION 4.05

A-iv

Defined Terms	Defined in
ERISA	SECTION 8.11(z)
ERISA Affiliate	SECTION 3.09(c)
ESPP	SECTION 2.04(d)
Exchange Act	SECTION 3.04(b)
Excluded Party	SECTION 5.02(b)
Excluded Shares	SECTION 1.06
Exempted Superiort Proposal	SECTION 5.02(e)
Expenses	SECTION 7.03(f)
Financing	SECTION 4.05
Financing Commitments	SECTION 4.05
Floating Rate Notes	SECTION 8.11(m)
Foreign Antitrust Laws	SECTION 3.04(b)
Former Parent	SECTION 8.11(aa)
Franchisees	SECTION 3.24
FTC Act	SECTION 3.25
GAAP	SECTION 8.11(n)
Governmental Entity	SECTION 3.04(b)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Materials	SECTION 3.14(c)(iv)
hereby	SECTION 8.11(o)
herein	SECTION 8.11(o)
hereinafter	SECTION 8.11(o)
HSR Act	SECTION 3.04(b)
including	SECTION 8.11(p)
Indemnified Persons	SECTION 5.07(a)
Indenture	SECTION 5.12(a)
Initiation Date	SECTION 5.11(b)
Insurance Amount	SECTION 5.07(b)
Insurance Approvals	SECTION 8.11(q)
Insurance Authorities	SECTION 8.11(r)
Insurance Department	SECTION 5.06(c)
Insurance Laws	SECTION 8.11(s)
Intellectual Property Rights	SECTION 3.15
knowledge	SECTION 8.11(t)
Laws	SECTION 3.13
Lender Parties	SECTION 4.05
Liens	SECTION 8.11(u)
Majority of the Parties	SECTION 8.11(v)
Marketing Period	SECTION 5.11(b)
Material Adverse Effect	SECTION 8.11(w)
Material Contract	SECTION 3.17(a)
Merger	SECTION 1.01
Merger Consideration	SECTION 1.06
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	SECTION 3.09(k)
Notes	SECTION 5.12(a)
Notice Period	SECTION 5.02(e)(i)
Offering Circulars	SECTION 3.25
Option	SECTION 2.04(a)
Option Plan	SECTION 2.04(a)

A-v

Defined Terms	Defined in
Original Proposal	SECTION 5.02(e)
Other Filings	SECTION 3.07
Outside Date	SECTION 7.01(c)
Owned Real Property	SECTION 3.16(a)
Parent	Preamble
Parent Breakup Fee	SECTION 7.03(e)
Parent Disclosure Letter	ARTICLE IV
Parent Parties	SECTION 7.04
Paying Agent	SECTION 2.02(a)
Payment Fund	SECTION 2.02(a)
PBGC	SECTION 3.09(d)
Permits	SECTION 3.13
Permitted Liens	SECTION 8.11(x)
Person	SECTION 8.11(y)
Plan	SECTION 8.11(z)
Predecessor Company	SECTION 8.11(aa)
Preferred Shares	SECTION 3.02(a)
Proxy Statement	SECTION 3.07
Real Property Leases	SECTION 3.16(b)
Related Party Transaction	SECTION 3.17(a)(xvi)
Release	SECTION 3.14(c)(v)
Representatives	SECTION 8.11(bb)
Required Spinoff Approvals	SECTION 3.23
Requisite Stockholder Vote	SECTION 3.20
Revised Parent Proposal	SECTION 5.02(e)
Rights Agreement	SECTION 3.22
RSUs	SECTION 2.04(b)
SAR	SECTION 2.04(a)
Sarbanes-Oxley Act	SECTION 3.05(a)
SEC	SECTION 3.05(a)
Securities Act	SECTION 3.05(a)
Separation Agreement	SECTION 8.11(ff)
Share	SECTION 1.06
Shares	SECTION 1.06
Solicitation Period End-Date	SECTION 8.11(cc)
Solvent	SECTION 8.11(dd)
Special Committee	SECTION 8.11(ee)
Special Meeting	SECTION 5.04
Spin-Off Documents	SECTION 8.11(ff)
Subfranchisors	SECTION 3.24
Subsidiary	SECTION 8.11(gg)
Subsidiary Securities	SECTION 3.02(b)
Superior Proposal	SECTION 5.02(i)
Superior Transaction Fee	SECTION 7.03(d)
Surviving Corporation	SECTION 1.01
Takeover Laws	SECTION 3.03(b)
Tax	SECTION 3.12(o)
Tax Opinion	SECTION 8.11(hh)
Tax Sharing Agreement	SECTION 8.11(ff)
Transition Services Agreement	SECTION 8.11(ii)
Trustee	SECTION 5.12(a)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2006, by and among Domus Holdings Corp., a Delaware corporation (“Parent”), Domus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Realogy Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (with three members abstaining) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company;

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (with three members abstaining) adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the “agreement of merger” (as such term is used in Section 251 of the Delaware General Corporation Law (the “Corporation Law”) contained in this Agreement and approve the transactions contemplated hereby, including the Merger;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Corporation Law, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, Apollo Management VI, L.P., on behalf of affiliated investment funds (the “Guarantor”) has provided a guarantee (the “Guarantee”) in favor of the Company, in the form set forth on Section 4.06 of the Parent Disclosure Letter, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement (including Section 8.11);

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

SECTION 1.02. Consummation of the Merger. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the date of the Closing, the “Closing Date”) set forth in Article VI, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, the parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI as of the date determined pursuant to this proviso). Subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated on the Closing Date by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”), on or prior to the Closing Date, a duly executed and verified certificate of merger (the “Certificate of Merger”), as required by the Corporation Law, and shall take all such further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

SECTION 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

SECTION 1.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall be amended to properly reflect the name of the Surviving Corporation. Such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as permitted by Law and such certificate of incorporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms of the bylaws of the Surviving Corporation, the certificate of incorporation of the Surviving Corporation and as permitted by Law.

SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.06. Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than (x) Shares owned by Parent, Merger Sub or any Subsidiary of Parent or held in the treasury of the Company (collectively, the “Excluded Shares”), all of which, at the Effective Time, shall be cancelled without any consideration being exchanged therefor, (y) Shares owned by any direct or indirect wholly owned Subsidiary of the Company, which shall remain outstanding except that the number of such Shares owned by such Subsidiaries shall be adjusted in the Merger to maintain relative ownership percentages, and (z) Dissenting

Shares and Shares as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Shares shall be treated as so agreed) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.08) equal to $30.00, without interest (the “Merger Consideration”), upon the surrender of such Shares as provided in Section 2.02. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the names of the former registered holders shall be removed from the registry of holders of such shares and, subject to Section 2.01, each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, as provided herein.

SECTION 1.07. Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

SECTION 1.08. Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Options, SARs, RSUs, and units held in Deferred Unit Accounts pursuant to the Merger or this Agreement, any stock transfer Taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the applicable governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options, SARs, RSUs and units held in Deferred Unit Accounts in respect of which such deduction and withholding was made.

SECTION 1.09. Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; TREATMENT OF EQUITY-BASED AWARDS

SECTION 2.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising and perfecting appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

SECTION 2.02. Payment for Shares. (a) At or immediately following the Effective Time, Parent will deposit or cause to be deposited with a bank or trust company designated by Parent (and reasonably acceptable to the Company) (the “Paying Agent”) cash in amounts and at times necessary to make the payments due pursuant to Section 1.06 to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). As directed by Parent, the Payment Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, for the benefit of the Surviving Corporation. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.06, except as provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of a Share, as of the Effective Time which immediately prior to the Effective Time represented Shares (other than Excluded Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and instructions for use in effecting the surrender of a Share and receiving payment therefor. Following surrender to the Paying Agent of such letter of transmittal duly executed, the holder of such Share shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.08) equal to the product of the number of Shares represented by such letter of transmittal multiplied by the Merger Consideration, and such Shares shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Shares. If payment is to be made to a Person other than the Person in whose name the Share surrendered is registered, it shall be a condition of payment that the letter of transmittal be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Share surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash, without any interest thereon.

(c) At the option of the Surviving Corporation, any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Shares shall not have been surrendered as of a date immediately prior to such time that unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.03. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Shares are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

SECTION 2.04. Treatment of Equity-Based Awards and Deferred Compensation. (a) The Company shall provide that, immediately prior to the Effective Time, each option (including options to purchase Shares issued by the Company in connection with the spin-off of the Company from Cendant Corporation) to purchase Shares (an “Option”) and each stock appreciation right (a “SAR”) granted under the 2006 Equity and Incentive Plan (the “Option Plan”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested), except for Options and SARs as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Options and SARs shall be treated as so agreed, shall be cancelled, and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Option or SAR and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option or SAR, less any required withholding Taxes.

(b) At the Effective Time, each restricted stock unit granted under the Option Plan (collectively, the “RSUs”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, except for RSUs as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which RSUs shall be treated as so agreed, shall cease to represent a right or award with respect to Shares and shall be cancelled and of no further force and effect, and the holder thereof shall receive at the Effective Time, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such RSU and (B) the Merger Consideration, less any required withholding Taxes.

(c) At the Effective Time, all deferred amounts held in the unit accounts denominated in Shares under the Officer Deferred Compensation Plan and the Non-Employee Directors Deferred Compensation Plan (each, a “Deferred Unit Account”), except for deferred amounts as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which deferred amounts shall be treated as so agreed, shall be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of Shares deemed held in such Deferred Unit Account. Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the Deferred Unit Account, less any required withholding Taxes.

(d) The Company shall take all action as is necessary to cause the Company’s Employee Stock Purchase Plan (the “ESPP”) to be suspended effective as of a date not later than the end of the calendar month of the date of this Agreement, such that the “offering period” in effect as of the date of this Agreement will be the final offering period under the ESPP, and, as of the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, the Company shall terminate the ESPP.

(e) The Board of Directors of the Company (or the appropriate committee thereof) shall, and such Board of Directors (or committee thereof) shall cause the Company to, take any actions necessary to effectuate the foregoing provisions of this Section 2.04, including amending the plans under which such awards or rights are granted; it being understood that the intention of the parties is that following the Effective Time no holder of an Option, SAR, RSU or units in Deferred Unit Accounts or any participant in any Plan, including the ESPP, or other employee benefit arrangement of the Company shall have any right thereunder to acquire (or receive amounts measured by reference to) any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, any Subsidiary or the Surviving Corporation. Prior to the Effective Time (and to the extent requested by Parent, at the time that the amounts provided by this Section 2.04 are paid to the holders of the Options, SARs, RSUs and units in Deferred Unit Accounts), the Company shall deliver to the holders of the Options, SARs, RSUs and units in Deferred Unit Accounts appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

SECTION 2.05. Further Actions. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the Shares or the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 2.05; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement prior to the date of this Agreement (the “Disclosure Letter”) that specifically relates to, or is reasonably apparent on its face to relate to, such Section of Article III below, the Company represents and warrants to each of Parent and Merger Sub as follows:

SECTION 3.01. Organization and Qualification. The Company and each of its Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X) is a duly organized and validly existing corporation or other legal entity in good standing under the Laws of its jurisdiction of incorporation or organization, with all corporate or similar power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Significant Subsidiaries. Other than the Subsidiaries set forth in Section 3.01 of the Disclosure Letter, neither the Company nor any of its Significant Subsidiaries, directly or indirectly, owns any interest in any Person (other than (i) interests in Subsidiaries that are not Significant Subsidiaries; or (ii) interests in other Persons that are immaterial, in each case, having a value not in excess of $250,000).

SECTION 3.02. Capitalization. (a) The authorized capital stock of the Company consists of (A) 750,000,000 Shares, and (B) 7,500,000 shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Shares”), 750,000 of which have been designated as Series A Junior Participating Preferred Stock. As of the close of business on the day immediately preceding the date of this Agreement, 214,556,169 Shares and no Preferred Shares, were issued and outstanding; and 811,966 Shares, and no Preferred Shares, were held in the Company’s treasury. Also as of such date, there were (i) Options to purchase 27,911,892 Shares and no Preferred Shares; 2,472,824 Shares and no Preferred Shares covering RSUs; 1,108,343 Shares and no Preferred Shares covering SARs; and 114,411 Shares and no Preferred Shares covering Deferred Unit Accounts; and (ii) 38,897,395 Shares and no Preferred Shares (plus all Shares in the Company treasury) were reserved for issuance under the Company’s 2006 Equity and Incentive Plan, and 250,000 Shares and no Preferred Shares were reserved for issuance under each of the Company’s Employee Stock Purchase Plan and Employee Savings Plan. Since such date, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise of Options outstanding on such date, has not granted any options, restricted stock or RSUs, warrants or rights or entered into any other agreements or commitments to issue any Shares, Preferred Shares or derivatives of Shares, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of December 13, 2006, of each Option, SAR, RSU, unit held in Deferred Unit Accounts, and other equity-based award outstanding, including the number of Shares issuable thereunder or to which such award pertains, the expiration date and exercise or conversion price, if applicable, related thereto and, if applicable, the Plan pursuant to which each such Option, SAR, RSU, Restricted Share unit in Deferred Unit Accounts or other equity-based award was granted. Except for the Options, SARs, RSUs and units held in Deferred Unit Accounts, in each case as set forth in Section 3.02(a) of the Disclosure Letter, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company; (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company; (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”); or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or Preferred Shares. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights (other than as set forth in Section 3.02(a) of the Disclosure Letter), phantom stock, performance based rights or similar rights or obligations. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. No Shares are represented by certificates and no holder of Shares has the right to request that any Shares be represented by certificates.

(b) The Company or one or more of its Subsidiaries is the record and beneficial owner of all the equity interests of each Significant Subsidiary of the Company, free and clear of any Lien, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests (other than any such restrictions as may be deemed to be imposed by generally applicable federal or state securities laws), and the capital structure (including ownership) of each of the Company’s Significant Subsidiaries is set forth in Section 3.02(b) of the Disclosure Letter. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company; (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Significant Subsidiary of the Company; (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Significant Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”); or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Significant Subsidiary of the Company. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Significant Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Significant Subsidiaries is a party with respect to the voting of capital stock of any Significant Subsidiary of the Company.

(c) Section 3.02(c) of the Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each Company Joint Venture (other than immaterial Company Joint Ventures).

SECTION 3.03. Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the Requisite Stockholder Vote, prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Company’s Board of Directors (at a meeting or meetings duly called and held, and acting upon the unanimous recommendation of the Special Committee) has unanimously (with three members abstaining) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company; (ii) approved this Agreement and the transactions contemplated hereby, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement; (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the approval and adoption of this Agreement (including the agreement of merger contained herein) and the transactions contemplated hereby, including the Merger, by the stockholders of the Company (including the recommendation of the Special Committee, the “Company Board Recommendation”); (iv) irrevocably taken all necessary steps to render Section 203 of the Corporation Law inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger; and (v) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

SECTION 3.04. Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary of the Company; (ii) assuming all consents, approvals and authorizations contemplated by clause (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law; (iii) except as set forth on Section 3.04(a)(iii) of the Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound (other than under a Plan); (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in case of clauses (ii), (iii), (iv) and (v), as would not be and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust, competition or investment Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) any Insurance Approvals and (v) any such consent, approval, authorization, permit, filing or notification the failure of which to make or obtain (A) would not prevent or materially delay the Company’s performance of its obligations under this Agreement or (B) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company is not aware of any fact, event or circumstance specifically relating to the Company or any of its Subsidiaries or Affiliates that could reasonably be expected to prevent or materially delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.

SECTION 3.05. Reports; Financial Statements. (a) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”), all of which have complied, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not expected to be material in amount or effect). All of the Company’s Subsidiaries are consolidated for accounting purposes.

(c) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and

(B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(e) Except as expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, other than such liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of the Company dated as of September 30, 2006 (including the notes thereto) included in the Company SEC Reports, or (ii) that have been incurred in the ordinary course of business consistent with past practice since September 30, 2006.

SECTION 3.06. Absence of Certain Changes. (a) Except as expressly set forth in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.06(a) of the Disclosure Letter, since September 30, 2006, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and neither the Company nor any of its Subsidiaries has as of the date of this Agreement (i) taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 5.01(c), (d)(i), (e), (f), (g), (i), (j), (k), (n), (o)(ii), (p), or (aa) or (ii) agreed or committed to do any of the foregoing.

(b) Since September 30, 2006, except as expressly set forth in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries have not suffered any Material Adverse Effect, and there has not been any change, condition, event or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07. Proxy Statement; Other Filings. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any other document to be filed by the Company with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub or any Affiliate of Parent or Merger Sub specifically for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

SECTION 3.08. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Evercore Group L.L.C. (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company. A true and correct copy of the engagement letter with the Company Financial Advisor in connection with the transactions contemplated hereby has been delivered to Parent and has not been subsequently, modified, waived, supplemented or amended.

SECTION 3.09. Employee Matters. (a) Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of all Plans and indicates those Plans that are subject to the Laws of any jurisdiction outside the United States (excluding any such non-United States plans that are statutory plans). Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each material Plan: (i) the plan document or agreement or, with respect to any Plan (or an amendment thereof) that is not in writing, a written description of the material terms thereof; (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) any material communication to or from any Governmental Entity or to or from any Plan participant; (vii) all material amendments or material modifications to any such documents; (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; and (ix) any comparable documents with respect to Plans subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.

(b) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all material amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement, have been timely made or paid in full, (iii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service or is a successor plan or spin-off plan from a Cendant employee benefit plan that has received a favorable determination letter from the Internal Revenue Service (or an application for a determination letter from the Internal Revenue Service has been requested and pending, and, to the Company’s knowledge, nothing has occurred and no circumstance exists that has or would reasonably be expected to cause the Internal Revenue Service to not issue a favorable determination letter) with respect to such qualification and covering all Tax Law changes up to and including the Economic Growth and Tax Relief Reconciliation Act of 2001, and, to the Company’s knowledge, nothing has occurred since the date of such letter that has or would reasonably be expected to adversely affect such qualification, (iv) with respect to any Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied, except where any failure to comply would not result in any material liability to the Company or its Subsidiaries, (v) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan, any fiduciaries of such Plan with respect to their duties to any Plan, or against the assets of such Plan or any trust maintained in connection with such Plan and (vi) such Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code. There is not now, and to the knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below) under ERISA or the Code, or similar Laws of foreign jurisdictions.

(c) Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, (i) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise.

(d) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; and (iv) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

(e) With respect to each Plan that is a “multiemployer plan,” no complete or partial withdrawal from such Plan has been made by the Company or any Subsidiary, or by any other Person, that could result in any material liability to the Company or any Subsidiary, whether such liability is contingent or otherwise, and if the Company or any Subsidiary were to withdraw from any such Plan, such withdrawal would not result in any material liability to the Company or any Subsidiary.

(f) With respect to each Plan that is a “multiple employer” plan, (i) the Company has performed all of its respective obligations under such Plan and (ii) the Company does not have, and no event has occurred or circumstances exist that could result in, any liability other than liability limited to the participation of any Company employee or former Company employee in the ordinary course. Section 3.09(f) of the Disclosure Letter identifies each Plan that is a “multiple employer” plan and indicates the date upon which employees of the Company and former employees of the Company will no longer be eligible to participate in such Plan.

(g) No Plan is under audit or, to the knowledge of the Company, is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor, to the knowledge of the Company, is any such audit or investigation pending or, to the Company’s knowledge, threatened. With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent by the Company.

(h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code. No plan provides for a “gross up” or similar payments in respect of any Taxes that may become payable under Section 409A or Section 4999(a) of the Code.

(i) Neither the Company nor any of its Subsidiaries has any material liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law. Except as would not result in material liability to the Company or any of its Subsidiaries, there has been no written communication to employees of the Company or its Subsidiaries that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis. Each Plan can be amended or terminated at any time in accordance with the terms of such plan. No Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(j) Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or any of its Subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Plans) is to the knowledge of the Company properly so characterized.

(k) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith, reasonable interpretation of the AJCA and the 409A Authorities.

SECTION 3.10. Employees. (a) Except as expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract. To the knowledge of the Company, (i) the employees of the Company and its Subsidiaries are not represented by a work’s council or a labor organization, and (iii) there are no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, walkout, work stoppage, slowdown, governmental investigation or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, walkout, slowdown, governmental investigation or lockout has occurred with respect to the Company or the Predecessor Company since December 31, 2003.

(b) Neither the Company, any of its Subsidiaries nor the Predecessor Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.

(c) Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations.

(d) Neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees.

SECTION 3.11. Litigation. Except as may be expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against (or for which the Company has assumed liability pursuant to the Separation Agreement or otherwise) the Company, any of its Subsidiaries or the Predecessor Company, or any properties or assets of the Company, any Subsidiaries of the Company or the Predecessor Company, including by way of indemnity or contribution, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that (i) does not involve an amount in controversy in excess of $3,000,000, (ii) does not seek material injunctive relief and (iii) if resolved in accordance with plaintiff’s demands, would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding order, writ, injunction or decree. To the knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries, except for such non-governmental actions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or the Predecessor Company or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries or the Predecessor Company.

SECTION 3.12. Tax Matters. Except as may be expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement:

(a) The Company and each of its Subsidiaries have timely filed (or there has been filed on its behalf) all material returns and reports relating to Taxes required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date of this Agreement. All such returns are true, correct and complete in all material respects and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws, rules or regulations. The Company and each of its Subsidiaries have timely paid all material Taxes attributable to the Company or any of its Subsidiaries that were due and payable without regard to whether such Taxes have been assessed or have been shown on such Tax returns. The Company has made available to Parent true, correct and complete copies of all material income Tax returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries, as well as for Former Parent relating to the Predecessor Company, and any correspondence with any Taxing authority relating thereto, for the taxable years ending 1997 through 2005.

(b) The Company and each of its Subsidiaries have made adequate provisions in accordance with GAAP, consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all material Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(c) All federal income Tax returns and all material state, local and foreign Tax returns of the Company and each of its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 1997. There is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged material deficiency in Taxes, and neither the Company nor any of its Subsidiaries has been informed in writing of the commencement of any audit or investigation with respect to any material liability of the Company or any of its Subsidiaries for Taxes. No issue has been raised in writing in any prior examination or audit that was not resolved favorably and that, by application of similar principles, reasonably can be expected to result in the assertion of a material deficiency for any other Tax period not so examined or audited and for which the statute of limitations (taking into account extensions) has not expired. There are no agreements in effect to extend the period of limitations for the assessment or collection of any material amount of Tax for which the Company or any of its Subsidiaries may be liable.

(d) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable Person (and timely paid to the appropriate Tax authority) proper and accurate amounts for all periods through the date of this

Agreement in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation).

(e) Except pursuant to the Tax Sharing Agreement and the Separation Agreement, there is no material obligation of the Company or any of its Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

(f) In the six years immediately preceding the date of this Agreement, no claim for any material amount of Taxes that remains unresolved has been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that the Company or such Subsidiary (as relevant) is or may be subject to taxation by that jurisdiction.

(g) The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code.

(h) Neither the Company nor any of its Subsidiaries has engaged in a transaction which is listed, or otherwise reportable, within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.

(i) Neither the Company nor any of its Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.

(j) The Company and each of its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) Neither the Company nor any of its Subsidiaries has agreed or is required or has requested to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by it or any other relevant party, and neither the Company nor any of its Subsidiaries has any knowledge that the Internal Revenue Service has proposed in writing any such adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting methods.

(l) Section 3.12(l) of the Disclosure Letter lists each foreign Subsidiary for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes, and except as set forth on such schedule each foreign Subsidiary will be classified for U.S. federal income tax purposes according to its default classification.

(m) Neither the Company nor any of its Subsidiaries has entered into a transaction under which gain or income has been realized but the taxation of such gain has been deferred under any provision of federal, state, local or foreign Tax Law or by agreement with any Tax authority (including for example an installment sale, a deferred intercompany transaction or a gain recognition agreement), or a transaction under which previously used Tax losses or credits may be recaptured (including for example a dual consolidated loss or an excess loss account), in each case if such gain recognition or such loss or credit recapture, if triggered, would give rise to a material Tax liability.

(n) (x) The distribution by Former Parent on July 31, 2006 of all of the capital stock of the Company (and any distributions by any Subsidiaries of the Company related thereto) qualified as a reorganization under Section 368(a)(1)(D) and Section 355 of the Code, and (y) neither the Company, any Affiliate of the Company, nor any other Person has taken or failed to take any action that would reasonably be expected to cause (A) any such distributions not to qualify as reorganizations or (B) any stock or securities of the Company to not be treated as “qualified property” for the purposes of Section 361(c)(2) of the Code.

(o) For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

SECTION 3.13. Compliance with Law; No Default. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries nor the Predecessor Company is or has during the past three years been in conflict with, in default with respect to or in violation of any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or the Predecessor Company or by which any property or asset of the Company or any of its Subsidiaries is, or the Predecessor Company was, bound or affected. The Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, certificates, approvals and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses in all material respects as currently conducted (“Permits”), and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit. The Company and each of its Subsidiaries are in material compliance with the terms of such Permits. No event has occurred and no circumstance exists that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.

SECTION 3.14. Environmental Matters. (a) (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) each of the Company and its Subsidiaries and the Predecessor Company (B) is and has been in compliance with applicable Environmental Laws and (C) has received and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”).

(ii) Except as set forth in Section 3.14(a)(ii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries nor the Predecessor Company has been or is presently the subject of any material Environmental Claim and, to the knowledge of the Company, no material Environmental Claim is pending or threatened against either the Company or any of its Subsidiaries or the Predecessor Company or against any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of law by either the Company or any of its Subsidiaries.

(iii) Except as set forth on Section 3.14(a)(iii) of the Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the Predecessor Company nor any other Person has managed, used, stored, or disposed of Hazardous Materials on, at or beneath any properties currently leased, operated or used or previously owned, leased, operated or used by the Company or any of its Subsidiaries or the Predecessor Company, and no Hazardous Materials are present at such properties, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against either the Company or any of its Subsidiaries.

(iv) Except as set forth on Section 3.14(a)(iv) of the Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, no properties presently owned, leased or operated by either the Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials that would be reasonably expected to give rise to material closure, remediation, removal or retirement costs.

(v) No material Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding and no material financial assurance obligation is in force as to any property leased or operated by either the Company or any of its Subsidiaries.

(vi) Except as set forth in Section 3.14(a)(vi) of the Disclosure Letter the Company and its Subsidiaries have no material obligation or liability relating to or arising under Environmental Law by contract or agreement.

(b) The Company and its Subsidiaries have made available to Parent complete copies of all material compliance and site audits, reports, studies, assessments and results of investigations in the possession or control of the Company or any of its Subsidiaries, with respect to all currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries or the Predecessor Company.

(c) For purposes of the Agreement:

(i) “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii) “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) any violation of any Environmental Law.

(iii) “Environmental Law” means any Law (including common law) or any binding agreement, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv) “Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by product, mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, insecticide, fungicide, rodenticide, pesticide, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which is capable of causing harm to the environment, natural resources or human health and safety or is otherwise defined, regulated or classified under any Environmental Law.

(v) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

SECTION 3.15. Intellectual Property. Except as otherwise set forth in the second sentence of this Section 3.15, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, trade dresses, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill symbolized thereby, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the Laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) used in the business of the Company or any Subsidiary of the Company as of the date of this Agreement, other than such Intellectual Property Rights that are not material to the business of the Company and its Subsidiaries taken as a whole (the “Company Intellectual Property”). Except as set forth in Section 3.15 of the Disclosure Letter, or as would not be material to the business of the Company and its Subsidiaries taken as whole, (A) during the past twelve months, no written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property that is owned by the Company or any Subsidiary of the Company (the “Company Owned Intellectual Property”) has been made by a third party to the Company and no such Company Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration, interference, petition to cancel, reexamination, reissue, opposition or other similar proceeding, and, to the Company’s knowledge, no third party is infringing, misappropriating, or otherwise violating any of the Company Owned Intellectual Property, (B) during the past twelve months, no Person has given written notice to the Company or the Predecessor Company or any Subsidiary of the Company or the Predecessor Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or the Predecessor Company, or that any other activity by any of the foregoing, is or may be infringing or has or may have infringed any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress or copyright or design right, or that the Company, any Subsidiary of the Company has misappropriated any trade secret or other confidential information, (C) to the knowledge of the Company, the making, using, importation, offering for sale, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any method, process, machine, manufacture or product included in the Company Intellectual Property, or any other activity undertaken, by the Company or any Subsidiary of the Company, does not infringe any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress, copyright or other Intellectual Property Right of any third party, and does not misappropriate any trade secrets or other confidential information of any third party, (D) (i) neither the Company nor any Subsidiary of the Company has performed prior acts or is engaged in current conduct or use, and (ii) to the knowledge of the Company, there exists no prior act or current use by any third party, that, in the case of either (i) or (ii), would void or invalidate any Company Owned Intellectual Property, and (E) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company will not cause the forfeiture or termination or give rise to a right of first offer, forfeiture or termination of any of the Company Owned Intellectual Property or impair the right of Parent to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Owned Intellectual Property.

SECTION 3.16. Real Property. (a) Section 3.16(a) of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company (the “Owned Real Property”). With respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof and (iii) there are no material leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property, except as may be set forth in Section 3.16(a) of the Disclosure Letter. The Company has heretofore delivered to Parent true, correct and complete copies of all material leases pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property to a third party. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each such lease is valid, binding and in full force and effect and all rent and other sums and charges payable to the Company and its Subsidiaries as landlords thereunder are current, (ii) there are no purchase options, rights of first refusal or similar rights outstanding with respect to any of the Owned Real Properties, and (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any of the Owned Real Properties.

(b) The leases filed as exhibits to the Company SEC Reports filed prior to the date of this Agreement are all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. The Company has heretofore delivered to Parent true, correct and complete copies of all such leases (including all modifications and amendments thereto). Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, (the “Real Property Leases”) is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

SECTION 3.17. Material Contracts. (a) Section 3.17(a) of the Disclosure Letter lists, and the Company has made available to Parent, as of the date of this Agreement, true, correct and complete copies of (including all amendments or modification to), all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Plans) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contain covenants that prohibit the Company or any of its Subsidiaries (or which, immediately following the consummation of the Merger, would prohibit the Surviving Corporation or any of its Affiliates) from competing in any business or with any Person or in any geographic area, or acquiring any Person (other than any agreement with a Franchisee as and to the extent set forth on Section 3.17(a)(ii) of the Disclosure Letter);

(iii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates foreign currency and indices;

(v) relate to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $5,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $5,000,000;

(vi) were entered into after December 31, 2005 or not yet consummated, and involve the acquisition from another person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $8,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vii) provide for aggregate commitments by the Company and/or its Subsidiaries of more than $10,000,000 over the remaining term of such contract;

(viii) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $10,000,000;

(ix) contain restrictions with respect to payment of dividends or any distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

(x) other than an acquisition permitted under clause (v) above, obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $5,000,000;

(xi) relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice which agreements relate to obligations which do not exceed $5,000,000 in the aggregate for all such agreements;

(xii) relate to the purchase or sale of material real property;

(xiii) are license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Company Intellectual Property Rights or licenses out Company Intellectual Property owned by the Company, other than license agreements for software that is generally commercially available;

(xiv) provide for any standstill arrangements;

(xv) are standard forms of the Company’s or any Subsidiary of the Company’s franchise agreement currently in effect or that is a franchise agreement of the Company or any of its Subsidiaries and contains terms deviating in any material respect from the terms of such standard forms; or

(xvi) have as a party any current or former director, officer, partner, employee, Affiliate or Associate of the Company or any of its Subsidiaries or any Person who beneficially owns 5% or more of the Shares (or any of such Person’s immediate family members or Affiliates) (a “Related Party Transaction”).

Each contract of the type described in clauses (i) through (xvii) is referred to herein as a “Material Contract.”

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.18. Insurance. The Company has made available to Parent true and accurate copies, as of the date of this Agreement, of each material and currently effective insurance policy issued in favor of the Company or one or more of its Subsidiaries. With respect to each such insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any policy. The Company and its Subsidiaries maintain insurance policies that are customary for companies of similar size in the industries in which the Company participates.

SECTION 3.19. Opinion. Prior to the execution of this Agreement, the Company Financial Advisor has delivered to the Special Committee and the Board of Directors of the Company its written opinion (the “Company Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. A true, correct and complete copy of Company Fairness Opinion has been delivered to Parent. The Company has obtained the authorization of the Company Financial Advisor to include a copy of the Company Fairness Opinion in the Proxy Statement. As of the date of this Agreement, the Company Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

SECTION 3.20. Required Vote of Company Stockholders. The only vote of the holders of outstanding securities of the Company required by the Certificate of Incorporation, Bylaws, by Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares, voting together as a single class. The vote required by the previous sentence is referred to together as the “Requisite Stockholder Vote.”

SECTION 3.21. State Takeover Statutes; Certificate of Incorporation. The Board of Directors of the Company has taken all actions necessary so that the restrictions contained in Section 203 of the Corporation Law shall be inapplicable to the execution, delivery or performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement. No other Takeover Law is applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger, or the other transactions contemplated by this Agreement.

SECTION 3.22. Rights Agreement. As of the date of this Agreement, the Company or the Board of Directors of the Company, as the case may be, has (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a “Distribution Date” or “Stock Acquisition Date” (as defined in the Rights Agreement dated as of July 13, 2006, between the Company and Mellon Investor Services LLC, as amended through the date of this Agreement (the “Rights Agreement”)), result in Parent or Merger Sub being an “Acquiring Person” (as defined in the Rights Agreement), and (ii) amended the Rights Agreement to (A) render it inapplicable to this Agreement and the transactions contemplated hereby and (B) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

SECTION 3.23. Spin-Off Documentation; Transition Services Agreement. Except as set forth in Section 3.23 of the Disclosure Letter, none of the execution of this Agreement, the consummation of the Merger, or any of the other transactions contemplated by this Agreement, violate, conflict with or are prohibited by any of the Spin-Off Documents, or would result in any of the other parties to the Transition Services Agreement having the right to cease providing any services under such agreement to the Company or alter the pricing or other terms on which any such services are provided. All requirements or conditions set forth in any of the Spin-Off Documents or the Transition Services Agreement which are required due to the execution, delivery and performance of to this Agreement, the consummation of the Merger, or any of the other transactions contemplated by this Agreement are set forth in Section 3.23 of the Disclosure Letter (collectively, the “Required Spin-Off Approvals”). As of the date of this Agreement and as of the Closing, all such Required Spin-Off Approvals have been obtained, received or satisfied, other than Item 1 set forth in Section 3.23 of the Disclosure Letter. The Company has delivered to Parent a true and complete copy of the Tax Opinion and written confirmation by a Majority of the Parties that such Tax Opinion delivered by the Company pursuant to Section 5.3 of the Tax Sharing Agreement is reasonably satisfactory to such Parties (the “Acceptability Letters”). Neither the Tax Opinion nor any of the Acceptability Letters have been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

SECTION 3.24. Franchisees. As of September 30, 2006, there were 5,079 Persons who own or possess the right to operate a Company-franchised business under a franchise or license agreement entered into with the Company, any Subsidiary of the Company or any Person to whom the Company or any Subsidiary of the Company has granted the right to sell or grant a Company franchise to a third party (the “Subfranchisors”) (collectively, the “Franchisees”). Except as set forth on Section 3.24 of the Disclosure Letter, as of the date of this Agreement, none of the Company or any Subsidiary of the Company or to the knowledge of the Company, any Franchisee, is in material breach of or material default under any such agreement which breaches are, individually or in the aggregate, material to the Company (or to the knowledge of the Company with or without notice of lapse of time or both, would be in material breach of or material default under any such agreement). Except as described on Section 3.24 of the Disclosure Letter, there is, as of the date of this Agreement, no dispute between the Company or any Subsidiary of the Company, on the one hand, and any Subfranchisor or Franchisee that is material to the Company, on the other hand. Neither the Company nor any Subsidiary of the Company has knowledge that any Subfranchisor or any Franchisee is failing to comply with applicable Law as of the date of this Agreement, except for failures which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.25. Offering Circulars. As of their respective dates, each of the current uniform franchise offering circulars and other disclosure statements of the Company or of any Subsidiary of the Company in connection with its sale of franchises to Subfranchisors and/or Franchisees (the “Offering Circulars”) complied in all respects with the requirements of the Federal Trade Commission Act (the “FTC Act”), to the extent applicable, and with applicable state and foreign Laws, except for such requirements and Laws the failure to comply with which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.01. Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

SECTION 4.02. Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 4.03. Proxy Statement; Other Filings. None of the information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub specifically for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

SECTION 4.04. Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by Section 4.01(b)(i) – (v) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound, except in the case of clauses (ii) through (iv), which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act and Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) any Insurance Approvals and (v) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby. As of the date of this Agreement, other than as set forth on Section 4.04(b) of the Parent Disclosure Letter, neither Parent nor Merger Sub is aware of any fact, event or circumstance specifically relating to Parent or Merger Sub or their Affiliates that could reasonably be expected to prevent or materially delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.

SECTION 4.05. Financing. Parent has delivered to the Company true, correct and complete copies of (i) executed commitment letter(s) (as the same may be amended pursuant to Section 5.11, the “Debt Financing Commitments”), as set forth in Section 4.05 of the Parent Disclosure Letter, pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (ii) executed equity commitment letter(s) (the “Equity

Financing Commitments,” and together with the Debt Financing Commitments, the “Financing Commitments”), as set forth in Section 4.05 of the Parent Disclosure Letter, pursuant to which Apollo Management VI, L.P. has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”). As of the date of this Agreement, except as permitted by Section 5.11, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. As of the date of this Agreement, the Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the available cash of the Company on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement and to deliver the letter of credit contemplated by Section 7.9 of the Separation Agreement. Parent has released JP Morgan Securities Inc., Credit Suisse and Bear Stearns & Co., Inc. (together with their respective Affiliates, the “Lender Parties”) from any and all agreements and arrangements that would prohibit or limit the ability of the Lender Parties to provide debt financing to any Person making or contemplating making an Acquisition Proposal.

SECTION 4.06. Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guarantee, dated as of the date of this Agreement, in favor of the Company, in the form set forth in Section 4.06 of the Parent Disclosure Letter, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the maximum recovery to be realized by the Company shall not exceed the Parent Breakup Fee.

SECTION 4.07. Solvency. As of the Effective Time, assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (b) the truth and accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, without giving effect to any knowledge, materiality or “Material Adverse Effect” qualification or exception) and compliance in all material respects by the Company with all covenants and agreements of the Company herein, (c) any estimates, projections or forecasts prepared by the Company or its Advisors and made available to Parent and Merger Sub have been prepared in good faith based upon reasonable assumptions, and (d) the Required Information fairly presents in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, then immediately after giving effect to all of the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent.

ARTICLE V

COVENANTS

SECTION 5.01. Conduct of Business of the Company. Except as expressly required by this Agreement or as set forth in Section 5.01 of the Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company will conduct, and will cause each of its Subsidiaries to conduct, its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact in all material respects its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships in all material respects with its Franchisees and those other Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement or as set forth in Section 5.01 of the Disclosure Letter, during the period specified in the preceding sentence, without the prior written consent of Parent (not to be arbitrarily withheld or arbitrarily delayed), the Company will not and will not permit any of its Subsidiaries to:

(a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than the issuance of Shares pursuant to the exercise of Options or SARs or settlement of RSUs, or settlement of deferred unit accounts in each case, that are outstanding as of the date of this Agreement and in accordance with the existing terms of such awards;

(b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities other than in connection with the exercise of outstanding equity awards;

(c) split, combine, redenominate or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock;

(d) (i) engage in or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more individually plus, in each case, up to 50% additional consideration payable in the form of an earn-out (or payments in excess of $60,000,000 for all such acquisitions in the aggregate plus, in each case, up to 50% additional consideration payable in the form of an earn-out or receipt of consideration in excess of $20,000,000 for all such sales, leases, encumbrances and other dispositions in the aggregate), or (ii) except in the ordinary course of business consist with past practice and except in connection with actions expressly permitted pursuant to this Section 5.01, enter into a contract that would be a Material Contract (if it existed as of the date of this Agreement) or amend or terminate any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

(e) except (i) as set forth in Section 5.01(e) of the Disclosure Letter and (ii) for borrowings under the Company’s existing credit and securitization facilities in the ordinary course of business and consistent with past practice, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (including the issuance of any debt security), or amend, modify or refinance any existing indebtedness, in each case in an amount in excess of $4,000,000 in any transaction or series of related transactions or in excess of $20,000,000 in the aggregate;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations (other than de minimis obligations) of any other Person except wholly owned Subsidiaries of the Company and except the obligors under the Company’s securitization facilities in connection with such facilities;

(g) other than in the ordinary course of business consistent with past practice, enter into (i) any intercompany loan or (ii) intercompany debt arrangements, or, in either case, increase or decrease the balances thereof, except for any of the foregoing actions in connection with the Company’s securitization facilities;

(h) mortgage, pledge or otherwise similarly encumber any of its material assets (tangible or intangible), or create, assume or suffer to exist any material Liens thereupon;

(i) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practice and not exceeding $3,000,000 individually or $9,000,000 in the aggregate (other than wholly owned Subsidiaries of the Company);

(j) change any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices used by it, or any of the working capital policies applicable to the Company and its Subsidiaries, except as required by Law, GAAP or applicable statutory accounting principles and practices promulgated by Insurance Authorities;

(k) make or change any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability; provided, however, that nothing in this Agreement shall prevent the Company from settling the income tax audit of the affiliated group of which Cendant Corporation is the common parent for the taxable years 2000 through 2002 on the basis on which Cendant has agreed in principle with the Internal Revenue Service, as set forth in Section 5.01(k) of the Disclosure Letter;

(l) propose or adopt any amendments to the Certificate of Incorporation or Bylaws, or the respective certificates of incorporation, bylaws or other similar governing documents of any Significant Subsidiary of the Company;

(m) agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Shares, Preferred Shares, or other Company Securities or in Subsidiary Securities;

(n) enter into, forgive, renew, or amend in any respect any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(o) (i) enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers or directors or employees (other than with respect to new hire employees who are not officers or directors and whose annual salary does not exceed $250,000) or grant any increases in the compensation, perquisites or benefits to officers, directors, employees or consultants (other than normal increases in annual salary to Persons who are not officers or directors in the ordinary course of business consistent with past practice); (ii) increase the economic incentive compensation arrangements with respect to the Company’s independent contractors (other than with respect to a de minimis number of such independent contractors); (iii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, independent contractors or service providers (other than any such acceleration required by the terms of the Plans applicable to such individuals as in effect on the date of this Agreement), or otherwise pay any amounts not due such individual; or (iv) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would be reasonably be expected to result in the holder of a change in control or similar agreement identified in Section 5.01(o)(iv) of the Disclosure Letter having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;

(p) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreement subject to the Plans, other than in the ordinary course consistent with past practice;

(q) (i) make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, in each case other than (A) those set forth on Section 5.01(q) of the Disclosure Letter or (B) any other capital expenditures not exceeding $10,000,000 in the aggregate (without prejudice to acquisitions permitted by Section 5.01(d)) or (ii) enter into any new line of business outside of its existing business segments;

(r) except as required by Law, enter into, materially amend or extend any collective bargaining or other labor agreement;

(s) adopt, amend, terminate or take any action to clarify any provision of any Plan or adopt or enter into any other employee benefit plan or arrangement that would be considered a Plan if it were in existence on the date of this Agreement;

(t) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries or the Surviving Corporation after the Effective Time (other than any such agreement with any Franchisee renewed or entered into in the ordinary course of business consistent with past practice);

(u) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby, or pursuant to the Separation Agreement), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice following reasonable consultation with and taking into account the views of Parent that involve only the payment of monetary damages not in excess of $3,000,000 individually or $9,000,000 in the aggregate or consistent with the reserves reflected in the Company’s balance sheet at September 30, 2006, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(v) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting;

(w) enter into any agreement, understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(x) fail to use reasonable best efforts to keep in force its current material insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries;

(y) take any action to render inapplicable, or to exempt any third party from, the provisions of any Takeover Laws or the Rights Agreement;

(z) merge or consolidate the Company or any of its Subsidiaries with any Person, other than mergers or consolidations of Subsidiaries in acquisitions that are otherwise permitted by Section 5.01(d);

(aa) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Significant Subsidiaries;

(bb) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Related Party Transaction; or

(cc) authorize, commit or agree to take any of the foregoing actions.

SECTION 5.02. Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Solicitation Period End-Date, the Company and its Representatives shall have the right (acting under the direction of the Board of Directors of the Company or, if then in existence, the Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided or made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.

(b) Subject to Section 5.02(c), from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions), or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Notwithstanding the foregoing, the Company may continue to take any of the actions described in clause (i) above from and after the Solicitation Period End-Date with respect to any party that has made a bona fide Acquisition Proposal (as determined by the Board of Directors of the Company or, if then in existence, the Special Committee) prior to the Solicitation Period End-Date or with whom the Company is having ongoing discussions or negotiations as of the Solicitation Period End-Date regarding a bona fide Acquisition Proposal (as determined by the Board of Directors of the Company or, if then in existence, the Special Committee) (each such party, an “Excluded Party”). Notwithstanding anything contained in this Section 5.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such party is withdrawn, is terminated or expires. At the Solicitation Period End-Date, other than with respect to Excluded Parties, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and cause to be returned or destroyed or confidential information provided or made available to such Person on behalf of the Company or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary contained in Section 5.02(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee, if then in existence) believes in good faith to be bona fide, (ii) the Company has not intentionally or materially breached this Section 5.02, (iii) the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent.

(d) Within 36 hours after the Solicitation Period End-Date, the Company shall notify Parent of the identity of Excluded Parties, if any, and provide Parent a copy of each Acquisition Proposal received from any Excluded Party (or, where no such copy is available, a written description of such Acquisition Proposal). From and after the Solicitation Period End-Date, the Company shall promptly (within 36 hours) notify Parent in the event that the Company, its Subsidiaries or Representatives receives (i) any Acquisition Proposal, (ii) any request for information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Parent promptly (within 36 hours) of the identity of such Person and provide a copy of such Acquisition Proposal, inquiry or request (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto or to any proposal made by an Excluded Party. From and after the Solicitation Period End-Date, the Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than 36 hours after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting the foregoing, from and after the Solicitation Period End-Date the Company shall promptly (within 36 hours) notify Parent orally and in writing if it determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.02(c). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except with respect to an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 5.02, and neither the Company nor any of its Subsidiaries shall be party to any agreement that prohibits the Company from providing or making available to Parent or Merger Sub any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement. Except to facilitate the making of a Superior Proposal, the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(e) Notwithstanding anything in Section 5.02(b)(ii) to the contrary, the Board of Directors of the Company (acting through the Special Committee, if then in existence) may at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any Acquisition Proposal, or make other statements that are reasonably calculated or expected to have the same effect (a “Change of Board Recommendation”) and/or (y) if the Company receives an Acquisition Proposal which the Board of Directors of the Company (acting through the Special Committee, if then in existence) concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after considering all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (ii) below, terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal (provided that and in such event, the Company substantially concurrently enters into such definitive agreement); provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Superior Transaction Fee or the Breakup Fee, as the case may be, pursuant to Section 7.03(b)(iii), and otherwise complies with the provisions of Section 7.01(i) and Section 7.03(b)(iii); and provided further that the Board of Directors of the Company (acting through the Special Committee, if then in existence) may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) (in the case where the Board of Directors of the Company (acting through the Special Committee, if then in existence) is considering another Acquisition Proposal) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have intentionally or materially breached this Section 5.02 and (B):

(i) the Company shall have provided prior written notice to Parent, at least three days in advance (or if prior to the Solicitation Period End-Date, at least two days in advance) (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”);

(ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of Section 5.02(e)(i) with respect to such new written notice (except that the period of notice shall be 24 hours), provided that the notice requirement set forth in this sentence shall be suspended during the period prior to the Solicitation Period End-Date with respect to an Exempted Superior Proposal, but only from and after such time as it is deemed to be an Exempted Superior Proposal by the Board of Directors (acting through the Special Committee, if then in existence) in good faith, after consultation with outside counsel and financial advisors. For purposes of this Agreement, “Exempted Superior Proposal” shall mean a Superior Proposal that meets both of the following requirements: (x) such proposal is a modification of an initial Acquisition Proposal submitted by any bidder or its affiliates (“Original Proposal”) where such initial Acquisition Proposal was deemed to be a Superior Proposal because it included per-Share merger consideration 3.33% or greater than the Merger Consideration (and if the proposed per-Share consideration is not in cash, the Board of Directors (acting through the Special Committee, if then in existence) shall make such determination in good faith), and such Original Proposal has not been withdrawn (or the per-Share consideration contained in such Original Proposal reduced), and (y) such proposal is made, after the latest revised per-Share merger consideration that may be proposed by Parent following compliance by the Company with the notice requirements set forth in Section 5.2(e)(i) including with respect to such Original Proposal (the “Revised Parent Proposal”), and includes per-Share merger consideration more than 2.4% higher than the Revised Parent Proposal (and if the proposed per-Share consideration is not in cash, the Board of Directors (acting through the Special Committee, if then in existence) shall make such determination in good faith); provided, that promptly upon a determination that a Superior Proposal is an Excluded Superior Proposal, the Company shall send written notice to Parent of such determination; and

(iii) during the period prior to the Solicitation Period End-Date, the Company shall have waited at least 24 hours, from the time of notice to Parent in accordance with the last proviso of Section 5.02(e)(ii) above that an Exempted Superior Proposal exists, before terminating this Agreement in accordance with this Section 5.2(e).

(f) The Company agrees that, without limiting any of the foregoing, any violations of the restrictions set forth in this Section 5.02 by any of its Representatives that either (i) result in an Acquisition Proposal or (ii) adversely affect the interests of Parent under this Section 5.2 (other than in an immaterial manner) shall be deemed to be a material breach of this Agreement (including this Section 5.02) by the Company.

(g) Nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act.

(h) The Company shall not take any action to (i) exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the Corporation Law (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply or (ii) terminate, amend, modify, make any determination under or waive any provision of the Rights Agreement, in each case, unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.01(a).

(i) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any bona fide Acquisition Proposal that is on terms that the Board of

Directors of the Company (acting through the Special Committee, if then in existence) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is superior from a financial point of view to this Agreement (as may be modified by any revised proposals contemplated hereby); it being understood, that in the event such other Acquisition Proposal includes per-Share merger consideration that is exactly equal in value (i.e., not different by $0.01 or more) (and if the proposed per-Share consideration is not in cash, the Board of Directors (acting through the Special Committee, if then in existence) shall make such determination in good faith), the Board shall be permitted to conclude that such Acquisition Proposal is a Superior Proposal as described above, and (y) which the Board of Directors of the Company (acting through the Special Committee, if then in existence) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated (taking into account the financability of such proposal).

SECTION 5.03. Access to Information. (a) Subject to the restrictions imposed by applicable Law, from and after the date of this Agreement, the Company will (i) give Parent and Merger Sub and their respective Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and use their reasonable best efforts to cause the Company’s and its Subsidiaries’ respective Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) subject to the limitations described in clause (i) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time request and (iv) furnish promptly upon request to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.

(c) Nothing in this Section 5.03 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective obligations with respect to confidentiality; provided that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) result in a violation of applicable Law or loss of privilege.

(d) No investigation by and of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.

SECTION 5.04. Stockholder Approval. The Company shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable (and in any event within 40 days) after the SEC clears the Proxy Statement for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.02(e), (a) the Proxy Statement shall include the Company Board Recommendation, (b) the Board of Directors of the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement required to consummate the transactions contemplated by this Agreement, including the Merger, and (c) the Board of Directors shall publicly reaffirm the Company Board Recommendation within 36 hours after any such request by Parent (which request shall not be made on more than three occasions). Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall submit this Agreement to its stockholders at the Special Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.

SECTION 5.05. Proxy Statement; Other Filings. As promptly as reasonably practicable (and in any event within 45 days) after the date of this Agreement, (a) the Company shall prepare and file with the SEC, subject to the prior review, comment and approval of Parent (which approval shall not be unreasonably withheld or delayed), the Proxy Statement and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act. Each of the Company and Parent shall promptly obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders promptly after clearing comments received from the SEC. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

SECTION 5.06. Reasonable Best Efforts; Consents and Governmental Approvals. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to expeditiously consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, and subject to Sections 5.06(b) through (e), each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts (to which the Company is a party) and other material contracts (to which Parent or Merger Sub is a party), (ii) obtain, and cause (with respect to the Company) the Company’s and (with respect to Parent or Merger Sub) Parent’s and Merger Sub’s respective directors, officers, employees or Affiliates or other related Persons as may be so required to obtain, all material consents, approvals and authorizations that are required to be obtained under any Law as promptly as reasonably practicable after the date of this Agreement, (iii) without limitation of clause (ii) of this sentence, obtain, and cause (with respect to the Company) the Company’s and (with respect to Parent or Merger Sub) Parent’s and Merger Sub’s respective directors, officers, employees or Affiliates or other related Persons as may be so required to obtain, all Insurance Approvals and, in the case of Parent and Merger Sub, take all reasonable steps required to obtain such Insurance Approvals, (iv) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (v) lift or rescind any injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (vi) in the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto and (vii) effect all necessary registrations and filings and submissions of information requested by any Governmental Authorities; provided that notwithstanding anything herein to the contrary neither Parent nor Merger Sub shall be required to (1) modify in any material respect the capital structure of Parent or any of its subsidiaries (including the Surviving Corporation) following the Merger from that contemplated by the Financing or the financial terms of the transactions contemplated by this Agreement; (2) take any actions that would materially restrict the title insurance operations of Surviving Corporation relative to the title insurance operations of the Company prior to the Closing Date; or (3) make any commitments to any Person or Governmental Authority (other than commitments that are immaterial, individually or in the aggregate).

(b) Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to make any required submissions under the HSR Act and Foreign Antitrust Laws which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as reasonably practicable, but in any event, within 15 Business Days, in the case of the HSR Act, and, in the case of Foreign Antitrust Laws, Parent and Merger Sub shall initiate contact with the relevant authorities (and if possible make relevant submissions) within 30 Business Days after the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or Foreign Antitrust Laws, and each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take or cause to be taken all commercially reasonable actions necessary, proper or advisable consistent with this Section 5.06 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers. Each of the Parent, Merger Sub and the Company shall promptly inform the other parties hereto of any oral, and provide copies of any written, communication with a Governmental Authority regarding any such filings or information. No party hereto shall independently participate in any meeting or discussion with any Governmental Authority in respect of any such filings, applications, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside counsel only).

(c) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to promptly prepare and file all necessary documentation to effect all Insurance Approvals (whether required to be made or obtained prior to or after the Effective Time) and to comply with the terms and conditions of all such Insurance Approvals. Each of the Company, Parent and Merger Sub shall use reasonable best efforts to prepare and file within 15 Business days after the date of this Agreement, and in all events shall file within 20 Business Days after the date of this Agreement, all required Statements on Form A and related filings with respect to Parent and Merger Sub’s proposed acquisition of control of Title Resources Guaranty Company, a Texas corporation with the Texas Department of Insurance (the “Insurance Department”) in accordance with Section 823.154 of the Texas Insurance Code; and shall act reasonably and promptly thereafter in responding to additional requests from the Insurance Department in connection therewith. Prior to making any written filings or statements any Insurance Authority with respect to any Insurance Approval, each of the Company, Parent and Merger Sub shall permit the others reasonable opportunity to comment thereon, and each shall use reasonable best efforts to permit the others to participate in any material meeting or teleconference with any Insurance Authority with respect to the Insurance Approvals, in each case except as required by Law or requested by any Insurance Authority, provided, that Parent may take appropriate efforts to protect any personal financial information or financial information relating to Guarantor or its Affiliates (other than Parent or the Surviving Corporation). The Company and Parent agree to keep each other reasonably informed of the progress of any discussions with any Insurance Authority with respect to any Insurance Approval, and to promptly advise each other upon receiving any communication from any Insurance Authority.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other material obligation due to such Person and (ii) except pursuant to the terms of the Financing Commitments no party hereto shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

(e) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree (i) to limit in any material respect or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any material respect the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, the obligations of this Section 5.06 shall not apply to each of the Parent and Merger Sub if compliance with this Section 5.06 would result in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.07. Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time unless otherwise required by Law. In addition to and not in limitation of the foregoing, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Person against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the prior written consent of Parent) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a material violation of Law and except for other exceptions to indemnification that are required by Law. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Person in the defense of any such Action. The Surviving Corporation shall have the right to assume control of and the defense of, any Action, suit, proceeding, inquiry or investigation to which this Section 5.07(a) shall apply; provided, however, that the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of applicable Indemnified Persons) for all Indemnified Persons in any jurisdiction with respect to any single Action, suit, proceeding, inquiry or investigation, unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest that would make such joint representation inappropriate. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.07(a) The advancement of any amounts to be paid in respect of legal and other fees and expenses pursuant to this Section 5.07(a) shall be subject to an undertaking of the recipient to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Surviving Corporation.

(b) The Surviving Corporation shall maintain director and officer liability policies from a reputable and financially sound carrier through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and such policies shall contain coverage that is at least as favorable to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent) provided that the Company may, in consultation with Parent, substitute therefor a single premium tail coverage with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policies of the Company (or with such other limits, terms and conditions as permitted by the final two provisos of this sentence); provided, further, that in no event shall Parent be required, or the Company be permitted, to expend an amount pursuant to this Section 5.07(b) in excess of 250% of the current annual premium paid by the Company for its existing coverage in the aggregate (the “Insurance Amount”); and provided, further, that if the Company is unable to obtain tail coverage with policy limits, terms and conditions at least as favorable to the limits, terms and conditions in the existing policies of the Company as a result of the preceding provision, the Company or Parent shall obtain the most advantageous tail coverage as is available for the Insurance Amount.

(c) This Section 5.07 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.07 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.07.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under any such policies, provided that, for avoidance of doubt, neither Parent nor the Surviving Corporation shall be required to make any payments thereunder or in connection therewith.

SECTION 5.08. Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all Plans.

(b) Until the first anniversary of the Effective Time (except as provided in clause (ii) of this sentence), Parent shall, or shall cause the Surviving Corporation and each of its Subsidiaries to, provide the individuals employed by the Company and its Subsidiaries at the Effective Time (the “Current Employees”) with compensation (which shall include, for each such Current Employee, (i) base salary at least equal to that in effect as of immediately prior to the Effective Time and (ii) with respect to fiscal year 2007, a target percentage for purposes of annual cash incentive bonus opportunity at least equal to that in effect with respect to the fiscal year 2006) and benefits that are substantially similar in the aggregate to the compensation and benefits provided to Current Employees as a group immediately prior to the Effective Time (excluding equity-based benefits and compensation); provided, however, that the foregoing shall not apply to Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries. Notwithstanding anything contained herein to the contrary, (i) nothing contained herein shall be or be deemed to constitute an amendment to any of the compensation and benefits plans maintained for or provided to Current Employees immediately prior to the Effective Time and (ii) nothing herein or in Section 5.08(a) shall prevent the amendment or termination of any Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law (including Section 409A of the Code). Nothing in this Section 5.08 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

(c) Parent will cause the Surviving Corporation to cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes. Current Employees will not be subject to any pre-existing condition limitation under any health plan of the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will cause the Surviving Corporation and its Subsidiaries, to give such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

(d) Notwithstanding the general provisions of Section 5.08(b), until at least December 31, 2007, Parent shall, and shall cause the Surviving Corporation to, provide each Current Employee (other than Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries) with severance benefits that are no less favorable than those that would have been provided to such Current Employee immediately prior to the Effective Time.

(e) The parties hereby agree to take all actions necessary to effectuate the provisions set forth on Section 5.08(e) of the Disclosure Letter.

(f) No later than three Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Merger Sub to make reasonable revisions thereto.

(g) This Section 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08.

SECTION 5.09. Takeover Laws. The Company shall take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

SECTION 5.10. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, which is likely to result in the failure of a condition set forth in Article VI; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

SECTION 5.11. Financing. (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing and the transactions contemplated by this Agreement, including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters reasonably satisfactory in form and substance to the Company in connection with bank information memoranda, (iii) as promptly as practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as the offering(s) of debt securities contemplated by the Debt Commitment Letter, or as otherwise required in connection with the Debt Financing and the transactions contemplated by this Agreement (all such information in this clause (iii), the “Required Information”), (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to reasonably cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (v) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within 30 days of the end of each month prior the Closing Date, (vi) commercially reasonable efforts to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay off of existing indebtedness and the release of related Liens, if any), provided that no obligation of the Company or any Subsidiary under such executed documents shall be effective until the Effective Time, (vii) taking all actions necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts in connection with the foregoing and (viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts. The Company hereby consents to the use of its and its Subsidiaries’ logos as may be reasonably necessary in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. Nothing in this Section 5.11(a) shall require the Company or any of its Subsidiaries to provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of the Company or any of its Subsidiaries. Notwithstanding anything in this Section 5.11(a) to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Effective Time. Upon the valid termination of this Agreement (other than in accordance with Section 7.01(f)), Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries, officers, employees, representatives and advisors in connection with their respective obligations pursuant to this Section 5.11(a). Parent and Merger Sub hereby agree and acknowledge that Financing and the Debt Tender Offer do not constitute conditions to the consummation of the transactions contemplated by this Agreement. Parent shall indemnify and hold harmless the Company and its Subsidiaries, directors, officers, employees, representatives and advisors from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith, except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the gross negligence or willful misconduct of the Company or any of its Subsidiaries.

(b) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement, or otherwise so long as the terms are not less favorable to Merger Sub, with respect to conditionality or amount, than those in the Debt Financing Commitments as in effect on the date of this Agreement), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms acceptable to the Parent and not materially less favorable to Parent and Merger Sub and not in violation of this Section 5.11, (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control, (iii) consummate the Debt Financing on the Closing Date substantially concurrently with the Effective Time and (iv) enforce its rights under the Debt Commitment Letters. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, “Marketing Period” shall mean the first period of 15 consecutive Business Days after the Initiation Date (A) throughout and at the end of which (1) Parent and its Financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.01 and 6.02 (other than conditions that by their nature can only be satisfied at the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period, (B) throughout and at the end of which the conditions set forth in Section 6.01(b) shall be satisfied, and (C) if such 15 consecutive Business Day period would otherwise end on or after August 4, 2007, but before September 3, 2007, the Marketing Period shall end on September 21, 2007; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated. For purposes of this Agreement, “Initiation Date” shall mean the latest to occur of (A) the date Parent and its Financing sources have received from the Company the Required Information and (B) the first Business Day following the date on which the conditions set forth in Sections 6.01 and 6.02 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing). If the condition set forth in Section 6.01(a) is the last of the conditions set forth in Article VI to be satisfied (other than conditions that by their nature can only be satisfied at the Closing), Parent shall use reasonable best efforts to market the Debt Financing in order to consummate the Closing within 6 days following the satisfaction of such condition.

(c) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub may (i) at any time after the date of this Agreement with the Persons listed on Section 5.11(e) of the Parent Disclosure Letter, and (ii) at any time after the Solicitation Period End-Date with any other Person, enter discussions regarding, and may enter into arrangements and agreements relating to the financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing; (iii) the arrangements and agreements would not diminish or release the pre-Closing obligations of the parties to the Equity Commitment Letters, adversely affect the rights of Parent or Merger Sub to enforce their rights against the other parties to the Equity Commitment Letters, or otherwise constitute a waiver or reduction of Parent’s or Merger Sub’s rights under the Equity Commitment Letters.

SECTION 5.12. Treatment of Certain Debt. (a) As soon as reasonably practicable after the receipt by the Company of a written request by Parent (and a reasonable period of time in advance of the anticipated Closing Date, as determined by Parent), the Company shall promptly commence (or, at Parent’s choice, assist Parent or its Affiliates in a third party commencement of) an offer to purchase and related consent solicitation with respect to all of the outstanding aggregate principal amount of the then outstanding Floating Rate Notes, 6.15% Notes and 6.50% Notes (together, the “Notes”) on the terms and conditions as are reasonably requested by Parent (including the related consent solicitation, collectively, the “Debt Tender Offer”) (and in any event so as to accommodate Parent’s financing with respect to the Merger and the other transactions provided for herein) and Parent shall assist the Company in connection therewith. Promptly following the expiration date (as such date may be extended from time to time) of the consent solicitation, assuming the requisite consents are received, the Company shall execute, and shall use reasonable best efforts to cause the Trustee (as defined below) to execute, a supplemental indenture to the Indenture, dated October 20, 2006 (the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), amending the terms and provisions of the Indenture as reasonably requested by Parent and reasonably satisfactory to the Company which supplemental indenture shall become effective upon its execution and which amendments shall become operative immediately upon the later of (i) acceptance for purchase of Notes properly tendered and not properly withdrawn in the Debt Tender Offer and (ii) the Effective Time. The Company shall provide, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer (including engagement of a dealer manager and a depository agent with respect thereto, in each case reasonably acceptable to Parent, and delivery of any Officer’s Certificates and Opinions of Counsel (unless counsel to the Parent is engaged as counsel to the Company for this purpose) (as such terms are defined in the Indenture) required under the Indenture. The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date. Unless otherwise agreed by Parent, concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Company shall accept for purchase and purchase the Notes (including any premium thereon and any consent payments applicable thereto) properly tendered and not properly withdrawn in the Debt Tender Offer.

(b) In the event Parent has determined in its sole discretion to discharge the Notes on the Closing Date, the Company shall cooperate with Parent in taking all actions necessary to effect a satisfaction and discharge of the Notes pursuant to Section 8.08 of the Indenture effective upon the Closing, and Parent shall cause the Surviving Corporation to (a) give notice to the Trustee pursuant to Section 3.01(b) of the Indenture, (b) mail a notice of redemption pursuant to Section 3.03 of the Indenture, (c) deposit in trust of all required funds or Government Securities (as defined in the Indenture) with respect to such satisfaction and discharge as set forth in Section 8.08 of the Indenture, (d) deliver to the Trustee the opinion of a nationally recognized firm of independent public accountants certifying that the amount of such funds or Government Securities is sufficient to satisfy the requirements of Section 8.08 of the Indenture, and (e) deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel in form and substance satisfactory to the Trustee as to satisfaction of all conditions precedent to such satisfaction and discharge and as to the other matters set forth in Section 8.08 of the Indenture for which an Officer’s Certificate or Opinion of Counsel is required. Parent shall indemnify and hold harmless the Company and its Subsidiaries, directors, officers, employees, representatives and advisors from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with their obligations pursuant to this Section 5.12 and any information utilized in connection therewith, except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the gross negligence or willful misconduct of the Company or any of its Subsidiaries. Upon the valid termination of this Agreement (other than in accordance with Section 7.01(f)), Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries, officers, employees, representatives and advisors in connection with their respective obligations pursuant to this Section 5.12.

SECTION 5.13. Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

SECTION 5.14. Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 5.14 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in compliance with Section 5.02.

SECTION 5.15. Solvency Opinion. Parent shall use commercially reasonable efforts to retain a nationally recognized investment banking or valuation firm to render a solvency opinion of customary scope and substance as of the Closing to the Boards of Directors of the Company, Parent and Merger Sub; provided, that, for the avoidance of doubt, without limiting the representation contained in Section 4.07, failure to obtain such opinion despite using commercially reasonable efforts shall not result in the failure to satisfy the condition set forth in Section 6.3(b).

SECTION 5.16. Letter of Credit. If required pursuant to the Separation Agreement, Parent and Merger Sub hereby agree to cause to be posted, if and when required, in favor of Avis Budget Group, Inc., Travelport Inc. and Wyndham Worldwide Corporation, a letter of credit in such amount as is required pursuant to the terms of the Separation Agreement and that otherwise meets the requirements of the Separation Agreement. In the event demand is made for such letter of credit prior to the Effective Time, the Company agrees that Parent and Merger Sub may assume the defense of such demand and negotiations regarding the amount and timing of delivery of the letter of credit and the Company shall cooperate with Parent and Merger Sub’s efforts in connection therewith; provided, that in connection therewith neither Parent nor Merger Sub shall enter into any binding agreements on behalf of the Company unless they are conditioned on the occurrence of the Closing.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Vote.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any other transaction contemplated hereby. No Governmental Entity shall have filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, restrain or otherwise prohibit the transactions contemplated by this Agreement.

(c) HSR Act and Foreign Antitrust Laws. Any waiting period under the HSR Act applicable to the Merger or any of the other transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted, and any pre-Closing approval or consent under Foreign Antitrust Laws applicable to the Merger shall have been granted.

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.02 (Capitalization) shall be true and correct in all respects (provided that for purposes of this Section 6.02(a) only, this representation shall be deemed satisfied if the aggregate number of Shares outstanding and underlying outstanding Options, RSUs, Deferred Unit Accounts or SARS set forth in Section 3.02 is inaccurate by no greater than 75,000 Shares (excluding any Options or SARS with exercise prices at or above $30.00 per Share and excluding Options and SARS identified in the last entry on Section 3.02(a) of the Disclosure Letter), the representations and warranties of the Company contained in Sections 3.01 (Organization and Qualification), 3.03 (Authority for this Agreement; Board Action), 3.08 (Brokers; Certain Expenses), 3.21 (State Takeover Statutes; Certificate of Incorporation) and 3.23 (Spin-Off Documentation; Transition Services Agreement) shall be true and correct in all material respects and the remaining representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case the truth and correctness of such representations and warranties shall be measured on and as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Regulatory Approvals. Each of Parent and Merger Sub shall have obtained any and all Insurance Approvals listed on Section 6.02(c) of the Disclosure Letter (which Insurance Approvals shall have been granted without the imposition of limitations, restrictions or conditions that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Parent or Merger Sub (or their affiliates) has obtained any pre-Closing approval or consent under Foreign Antitrust Laws applicable to the Merger shall have been granted, without limitation, restriction or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (after giving effect to the Merger and the other transactions contemplated by this Agreement).

(d) Absence of a Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Tax Opinion. The Tax Opinion shall be in effect in accordance with the Tax Sharing Agreement and shall not have been withdrawn or otherwise adversely modified.

(f) Officers Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.02(a) and 6.02(b).

SECTION 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” qualifications contained therein), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).

(d) Texas Insurance Approval. Parent and Merger Sub shall have obtained approval from Texas Department of Insurance in accordance with Section 823.154 of the Texas Insurance Code with respect to the proposed change of control of Title Resources Guaranty Company, a Texas corporation.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (ii) any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition set forth in Section 6.02(c); provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with Section 5.06;

(c) by either the Company or Parent, if the Merger shall not have been consummated on or before June 15, 2007, as extended to the end of the Marketing Period, if the Marketing Period has commenced and such end of the Marketing Period would be later (such date, as extended pursuant to this Section 7.01(c), the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided, however, that if all of the conditions to the Closing set forth in Article VI shall be satisfied on or prior to June 15, 2007 (other than conditions with respect to actions the respective parties will take at the Closing itself, provided that such conditions are capable of being satisfied) other than those set forth in Section 6.01(c) or 6.02(c), then the Outside Date shall automatically be extended until August 15, 2007, as extended to the end of the Marketing Period, if the Marketing Period has commenced and such end of the Marketing Period would be later;

(d) by either the Company or Parent, if the Special Meeting shall have been convened and a vote with respect to the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement shall have been taken thereat and the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the Requisite Stockholder Vote shall not have been obtained;

(e) by the Company, if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(f) by Parent, if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Sections 5.02 and 5.04), which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.02(a), 6.02(b) or 6.02(c), as the case may be, and which is not cured within the earlier of the Outside Date and 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(g) by Parent if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) within 48 hours of a request by Parent (which request shall not be made on more than three occasions) for the Company to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation, (iv) the Company shall have intentionally or materially breached any of its obligations under Section 5.02 or 5.04, (v) the Company shall have failed to include in the Proxy Statement distributed to stockholders the Company Board Recommendation, or (vi) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;

(h) by Parent if, since the date of this Agreement there shall have been a Material Adverse Effect that cannot be cured by the Outside Date;

(i) by the Company at any time prior to receipt of the Requisite Stockholder Approval, in accordance with and subject to the terms and conditions of, Section 5.02(e)(y); provided that the Company shall substantially concurrently with such termination enter into the Alternative Acquisition Agreement; or

(j) by the Company, if all of the conditions set forth in Sections 6.01 and 6.02(a)-(e) have been satisfied and Parent has failed to consummate the Merger no later than 3 calendar days after the final day of the Marketing Period.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 7.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 7.02, 7.03, 7.04, 7.05, 7.06 and Article VIII and the cost reimbursement and indemnity provisions of Sections 5.11 and 5.12, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, except as set forth in Section 7.04, no Party shall be relieved or released from any liabilities or damages for any willful and material breach hereof.

SECTION 7.03. Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

(b) Notwithstanding the foregoing;

(i) if (I)(A) either Parent or the Company terminates this Agreement pursuant to Section 7.01(d), and, at any time after the date of this Agreement, an Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn, (B) Parent terminates this Agreement pursuant to Section 7.01(f) and, at any time after the date of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board of Directors (or a committee thereof) of the Company and not publicly withdrawn, or (C) Parent or the Company terminates this Agreement pursuant to Section 7.01(c) and, at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board of Directors of the Company (or a committee thereof) and not publicly withdrawn, and (II) within 12 months after this termination, the Company enters into an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated, then the Company shall pay to Parent the Superior Transaction Fee (minus any amount of Expenses previously paid in accordance with Section 7.03(b)(iv) below), by wire transfer of same day funds, on the date of entry into the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as applicable; provided that for purposes of this Section 7.03(b)(i), (x) the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(i), except that the references to “15%” shall be deemed to be references to 50%.

(ii) If (I) the Company terminates this Agreement pursuant to Section 7.01(e) (due to a material breach by Parent) and at such time there is no state of facts or circumstances (other than those arising out of or resulting from Parent’s material breach) that would reasonably be expected to cause the conditions set forth in Sections 6.01 or 6.02 not to be satisfied on the Outside Date assuming the Closing were scheduled on the Outside Date or (II) (A) if the Company or Parent terminates this Agreement pursuant to Section 7.01(c) or the Company terminates this Agreement pursuant to Section 7.01(j); and (B) at the time of such termination, the conditions set forth in Sections 6.01 and 6.02 (other than Section 6.02(f)) have been satisfied but Parent shall have failed to consummate the Merger, then Parent shall pay the Parent Breakup Fee to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination), payable by wire transfer of same day funds.

(iii) if (A) Parent terminates this Agreement pursuant to Section 7.01(g) or (B) the Company terminates this Agreement pursuant to Section 7.01(i), then the Company shall pay to Parent either simultaneously with (in the case of termination by the Company pursuant to subclause (B) of this Section 7.03(b)(iii)) or within two Business Days after (in the case of termination by Parent pursuant to subclause (A) of this Section 7.03(b)(iii)) such termination, the Superior Transaction Fee (provided, that if such termination is pursuant to clause (B) above and such termination occurs prior to the Solicitation Period End-Date then such payment shall instead be in the amount of the Breakup Fee).

(iv) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(d) or by Parent pursuant to Section 7.01(f), then the Company shall pay to Parent an amount equal to the lesser of (A) the sum of Parent’s and Merger Sub’s reasonably documented Expenses and (B) $30 million (thirty million dollars) by wire transfer of same day funds, within two (2) Business Days of such termination; provided that the payment by the Company of such Expenses pursuant to this Section 7.03(b)(iv) shall not relieve the Company of any obligation to pay the Breakup Fee or the Superior Transaction Fee, if applicable, pursuant to Section 7.03(b)(i).

(c) “Breakup Fee” means an amount in cash equal to $99,334,500, which Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by the recipient.

(d) “Superior Transaction Fee” means an amount in cash equal to $215,224,750, which Superior Transaction Fee shall be paid (when due and owing) by the Company to Parent by wire transfer of immediately available funds to the account or accounts designated by Parent.

(e) “Parent Breakup Fee” means an amount in cash equal to $215,224,750, which Parent Breakup Fee shall be paid by Parent to the Company by wire transfer of immediately available funds to the account or accounts designated by the Company.

(f) “Expenses” means all out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) actually incurred or payable by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

(g) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Breakup Fee or Superior Transaction Fee or Expenses when due or Parent or Merger Sub shall fail to pay the Breakup Fee when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable Expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.03. The parties hereto agree and understand that in no event shall (i) Parent be required to pay the Parent Breakup Fee on more than one occasion or (ii) the Company be required to pay (A) either the Breakup Fee or the Superior Transaction Fee on more than one occasion or (B) both the Breakup Fee and the Superior Transaction Fee.

SECTION 7.04. Maximum Recovery. Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing, then the Company’s sole and exclusive remedy against Parent, Merger Sub, the Guarantor and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Parent Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Breakup Fee, in each case only to the extent provided by Section 7.03 or the guarantee thereof pursuant to the Guarantee; and upon payment of such amount, no Person shall have any rights or claims against any of the Parent Parties under this Agreement, the Guaranty or the Equity Financing Commitments, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

SECTION 7.05. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

SECTION 7.06. Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.

SECTION 8.02. Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Guarantee constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent so long as such assignment does not delay or impede the consummation of the transactions contemplated hereby, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Notwithstanding anything in this Agreement or in other agreement ancillary hereto (including the Confidentiality Agreement) to the contrary, Parent may engage in customary syndication with respect to a portion of its Equity Financing Commitments (i) from and after the date of this Agreement to the parties listed on 5.11(c) of the Parent Disclosure Letter hereto and (ii) from and after the Solicitation Period End-Date to the parties set forth on Section 5.11(c) of the Parent Disclosure Letter or to one or more other parties.

SECTION 8.03. Jurisdiction; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware chancery or federal court located in the City of Wilmington in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware chancery or federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.04. Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

SECTION 8.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Parent or Merger Sub:

c/o Apollo Management, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Marc E. Becker

Facsimile: 212.515.3267

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Cohen, Esq.

Igor Kirman, Esq.

Facsimile: 212.403.2000

if to the Company:

Realogy Corporation

One Campus Drive

Parsippany, New Jersey 07054

Attention: C. Patteson Cardwell, IV, Esq.

Executive Vice President and General Counsel

Facsimile: 973.407.1127

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: David Fox, Esq.

Thomas W. Greenberg, Esq.

Facsimile: 212.735.2000

or to such other address as the Person to whom notice is given may from time to time furnish to the others in writing in the manner set forth above.

SECTION 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).

SECTION 8.07. Descriptive Headings. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.08, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.07 and Section 7.04 (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

SECTION 8.09. Rules of Construction. The parties to this Agreement have each been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

SECTION 8.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

SECTION 8.11. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “6.15% Notes” means the 6.15% Senior Notes due 2011, issued by the Company pursuant to the Indenture dated as of October 20, 2006, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee;

(b) “6.50% Notes” means the 6.50% Senior Notes due 2016, issued by the Company pursuant to the Indenture dated as of October 20, 2006, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee;

(c) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are in the aggregate no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain provisions limiting the ability of the party thereto to have discussions or share information with, or enter into agreements, understandings or arrangements with potential sources of debt or equity financing or co-bidders.

(d) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(e) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(f) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(g) “Bylaws” shall mean the Bylaws of the Company, as amended through the date of this Agreement;

(h) “Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date of this Agreement, including any amendments;

(i) “Company Joint Venture” shall mean any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person.

(j) “Company SEC Reports” shall mean all filings made by the Company with the SEC, including those that the Company may file after the date of this Agreement until the Closing Date;

(k) “Confidentiality Agreement” means the confidentiality agreement, dated as of November 4, 2006 (as amended through the date of this Agreement), by and between the Company and Apollo Management, VI L.P.;

(l) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA (as defined in Section 4.15(a)(ii)), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations;

(m) “Floating Rate Notes” means the Floating Rate Senior Notes due 2009, issued by the Company pursuant to the Indenture dated as of October 20, 2006, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee;

(n) “GAAP” shall mean United States generally accepted accounting principles;

(o) “hereby,” “herein,” “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;

(p) “including” shall be deemed to be followed by the phrase “without limitation”;

(q) “Insurance Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued or issuable by any Insurance Authority or under any Insurance Law which are necessary or advisable to permit the parties hereto to consummate the transactions contemplated by this Agreement or to permit Parent to own and operate the Company.

(r) “Insurance Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of insurance;

(s) “Insurance Laws” means any Law governing or relating to insurance;

(t) “knowledge” of the Company means actual knowledge of any senior executive officer of the Company;

(u) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature;

(v) “Majority of the Parties” has the meaning given to such term in the Tax Sharing Agreement;

(w) “Material Adverse Effect” shall mean (i) a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, results of operations or financial condition (including assets and liabilities) of the Company and its Subsidiaries taken as a whole; provided, however, that, Material Adverse Effect shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from (A) changes in general economic conditions (including those affecting the financial, banking, currency, interest rates or capital markets); (B) conditions generally affecting any of the industries or markets in which the Company and its Subsidiaries operate; (C) acts of terrorism or war, including the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to the declaration of a national emergency or war, or any earthquakes, hurricanes or other natural disasters; (D) any actions taken, or failures to take action in each case, to which Parent has expressly consented in writing following the date of this Agreement; (E) any of the matters listed on Section 8.11(w) of the Disclosure Letter; or (F) the announcement of this Agreement or the transactions contemplated hereby (it being understood for the avoidance of doubt that this clause (F) shall not apply with respect to the representation in Section 3.04 hereof); provided further that such matters in the case of Clauses (A), (B) and (C) shall be taken into account in determining a Material Adverse Effect to the extent of any disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographic markets as the Company and its Subsidiaries or (ii) any event, change, effect, development, condition or occurrence that materially adversely affects the ability of the Company to timely perform its obligations under and consummate the transactions contemplated by this Agreement;

(x) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law made in the ordinary course and on a basis consistent with past practice; (iv) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; and (v) defects or imperfections of title, easements, covenants, rights of way, restrictions and any other charges or encumbrances that do not impair, and could not reasonably be expected to impair, in any material respect, the value, marketability or continued use of the property of the Company;

(y) “Person” shall have a broad meaning and shall include any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

(z) “Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependant thereof;

(aa) “Predecessor Company” shall mean (i) the business of the Company, as conducted by Cendant Corporation, a Delaware corporation (now known as Avis Budget Group, Inc.) (the “Former Parent”) or (ii) the business of the Former Parent (except as described under clause (i) of this definition) to the extent the Company is responsible for any liabilities of such business pursuant to the Spin-Off Documents;

(bb) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries;

(cc) “Solicitation Period End-Date” means 11:59 p.m. (EST) on the date that is 45 days after the date of this Agreement, provided, however, that the Solicitation Period End-Date shall be extended by the number of days from and including the date of this Agreement and ending on and including January 1, 2007.

(dd) “Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, and unliquidated liabilities; (ii) such Person has sufficient capital with which to conduct its business;

and (iii) such Person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(ee) “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating and making a recommendation to the full Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee.

(ff) “Spin-Off Documents” means the Separation and Distribution Agreement, by and among Former Parent, the Company, Travelport Inc. and Wyndham Worldwide Corporation, dated as of July 27, 2006 (the “Separation Agreement”), and the Tax Sharing Agreement, by and among Former Parent, the Company, Wyndham Worldwide Corporation, and Travelport Inc., dated as of July 28, 2006 (the “Tax Sharing Agreement”);

(gg) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity;

(hh) “Tax Opinion” means the Unqualified Tax Opinion (as defined in the Tax Sharing Agreement) provided for in the proviso to Section 5.3 of the Tax Sharing Agreement; and

(ii) “Transition Services Agreement” means the Transition Services Agreement, by and among, Former Parent, the Company, Travelport Inc. and Wyndham Worldwide Corporation, dated as of July 27, 2006.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

DOMUS HOLDINGS CORP.

By:	/s/ Ali Rashid
Name: Ali Rashid
Title: Vice President

DOMUS ACQUISITION CORP.

By:	/s/ Ali Rashid
Name: Ali Rashid
Title: Vice President

REALOGY CORPORATION

By:	/s/ C. Patteson Cardwell, IV
Name: C. Patteson Cardwell, IV
Title: Executive Vice President General Counsel and Secretary

Annex B

December 15, 2006

Special Committee of the Board of Directors

and Board of Directors

Realogy Corporation

One Campus Drive

Parsippany, NJ 07054

Members of the Special Committee and Board of Directors:

We understand that Realogy Corporation (“Realogy” or the “Company”) proposes to enter into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) with Domus Holdings Corp. (“Parent”) and Domus Acquisition Corp. (“Merger Sub”), affiliates of Apollo Management VI, L.P. (“Apollo”), in which the Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, Dissenting Shares and Shares as to which treatment in the Merger is hereafter separately agreed by Parent (“Separate Shares”), will be converted into the right to receive $30.00 per share in cash (the “Merger Consideration”). As a result of the Merger, Realogy will become a wholly owned subsidiary of Parent. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have meanings ascribed in the Merger Agreement.

You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of the Company Common Stock, other than Excluded Shares, Dissenting Shares and Separate Shares, pursuant to the Merger Agreement is fair, from a financial point of view as of the date hereof.

In connection with rendering our opinion, we have, among other things:

(i)	Reviewed a draft of the Merger Agreement dated December 15, 2006, which we have assumed is in substantially final form and will not vary in any respect material to our analysis;

(ii)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(iii)	Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company that were prepared and furnished to us by the management of the Company;

(iv)	Reviewed certain financial projections relating to the Company that were provided by and approved for use in connection with this opinion by the management of the Company;

(v)	Discussed the past and current operations, financial projections and current financial condition of the Company with the management of the Company;

(vi)	Reviewed the reported prices and trading activity of the Company Common Stock;

(vii)	Compared the financial performance of the Company and the prices and trading activity of the Common Stock of the Company with that of certain publicly-traded companies and their securities that we deemed relevant;

(viii)	Reviewed the financial terms of certain publicly available transactions that we deemed relevant;

(ix)	Reviewed management’s publicly disclosed guidance as to the Company’s expected financial performance for 2006 at various points in time;

(x)	Participated in discussions and negotiations among representatives of the Company, Apollo, and their respective advisers; and

(xi)	Performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any responsibility for independent verification of, the accuracy and completeness of the information publicly available, and the information supplied or otherwise made available to, discussed with, or reviewed by us and assume no liability therefor. For purposes of rendering this opinion, members of the management of the Company have provided us certain financial projections relating to the Company. With respect to the financial projections (including the Company’s outlook with respect to the long-term growth prospects of its businesses), we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company.

For purposes of rendering our opinion, we have assumed, with your consent, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company or any of its subsidiaries, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should respond to the Merger. In connection with the Merger, we have not been authorized by the Special Committee of the Board of Directors to solicit, nor have we solicited, prior to the date hereof, third party indications of interest for the acquisition of all or part of the Company.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than holders of Excluded Shares, Dissenting Shares and Separate Shares), from a financial point of view, of the Merger Consideration. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. We have assumed that the Merger will not impact the tax-free nature of the Company’s spin-off from Cendant Corporation. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Special Committee of the Board of Directors in connection with the Merger and will receive fees for our services, a portion of which is contingent upon consummation of the

Merger. In the past, Evercore and its affiliates have provided financial advisory services to an affiliated predecessor of the Company, Cendant Corporation, and have received fees for the rendering of these services. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of our engagement.

It is understood that this letter and the opinion expressed herein is for the information of the Company’s Special Committee and Board of Directors in connection with and for the purposes of their evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, creditor or any other person other than the members of the Special Committee and the Board of Directors of the Company, or be used or relied upon for any other purpose. This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except that this opinion may be included in its entirety, if required, in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form acceptable to us and our counsel.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares, Dissenting Shares and Separate Shares).

Very truly yours,

By:

EVERCORE GROUP L.L.C.

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	Please mark your votes as Indicated in this example	☒

1.      Proposal to adopt the Agreement and Plan of Merger, dated as of December 15, 2006, by and among Domus Holdings Corp. (now known as Domus Holdings LLC), Domus Acquisition Corp., and Realogy Corporation, as it may be amended from time to time.

2. Proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve proposal number 1.

FOR AGAINST ABSTAIN ☐ ☐ ☐	FOR AGAINST ABSTAIN ☐ ☐ ☐
3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

Signature	Signature	Date

Please sign exactly as name appears. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others signing in a representative capacity should indicate the capacity in which they are signing.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Proxies submitted by telephone or the Internet must be received by                     , 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/h Enter the information requested on your computer screen and follow the simple instructions.	OR

TELEPHONE

1 -866-540-5760

Call toll free in the United States or Canada any time on a tone telephone. There is NO CHARGE to you for the call. Follow the simple instructions provided by the recorded message.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

REALOGY CORPORATION

PROXY CARD

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, whose signature appears on the reverse, hereby appoints Henry R. Silverman, Anthony E. Hull and C. Patteson Cardwell, IV and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all shares of common stock of Realogy Corporation which the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held on                     , 2007 and at any and all adjournments or postponements thereof, on all matters that may properly come before the meeting.

Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of items 1 and 2. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof. To vote by telephone or internet, please see below. To vote by mail, please mark, sign and date this card on the reverse side, and mail promptly in the enclosed postage-paid envelope. If you have any comments or a change of address, mark the appropriate box on the reverse side.

see other side

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-540-5760 in the United States or Canada any time on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Vote by Internet at our Internet Address: http://www.proxyvoting.com/h

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

ADMISSION TICKET Special Meeting of Stockholders Realogy Corporation ADMIT ONE	ADMISSION TICKET Special Meeting of Stockholders Realogy Corporation ADMIT ONE

You should present this admission ticket in order to gain admittance to the             , 2007 special meeting.

This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.